Exhibit 10.2

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

GREGG APPLIANCES, INC.

as Borrower

HHG DISTRIBUTING, LLC

as Guarantor

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent and Collateral Agent

WELLS FARGO CAPITAL FINANCE, LLC and J.P. MORGAN SECURITIES LLC

as Joint Lead Arrangers and Joint Bookrunners

J.P. MORGAN CHASE BANK, N.A.

as Syndication Agent

KEYBANK NATIONAL ASSOCIATION, REGIONS BANK and SUNTRUST BANK

as Co-Documentation Agents

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

as Lenders

Dated: March 29, 2011

(i)

SECTION 7. COLLATERAL REPORTING AND COVENANTS		65

7.1	Collateral Reporting	65
7.2	Accounts Covenants	68
7.3	Inventory Covenants	69
7.4	Equipment and Real Property Covenants	70
7.5	Power of Attorney	70
7.6	Right to Cure	71
7.7	Access to Premises	72

SECTION 8. REPRESENTATIONS AND WARRANTIES		72

8.1	Corporate Existence, Power and Authority	72
8.2	Name; State of Organization; Chief Executive Office; Collateral Locations	73
8.3	Financial Statements; No Material Adverse Change	74
8.4	Priority of Liens; Title to Properties	74
8.5	Tax Returns	74
8.6	Litigation	74
8.7	Compliance with Other Agreements and Applicable Laws	75
8.8	Environmental Compliance	75
8.9	Employee Benefits	76
8.10	Bank Accounts	77
8.11	Intellectual Property	77
8.12	Subsidiaries; Affiliates; Capitalization; Solvency	77
8.13	Labor Disputes	78
8.14	Restrictions on Subsidiaries	78
8.15	Material Contracts	79
8.16	Credit Card Agreements	79
8.17	Accuracy and Completeness of Information	79
8.18	Survival of Warranties; Cumulative	80

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS		80

9.1	Maintenance of Existence	80
9.2	New Collateral Locations	80
9.3	Compliance with Laws, Regulations, Etc.	81
9.4	Payment of Taxes and Claims	82
9.5	Insurance	82
9.6	Financial Statements and Other Information	84
9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	86
9.8	Encumbrances	88
9.9	Indebtedness	91
9.10	Loans, Investments, Etc.	93
9.11	Dividends and Redemptions	99
9.12	Transactions with Affiliates	100
9.13	Credit Card Agreements	100
9.14	Compliance with ERISA	101

(ii)

9.15	End of Fiscal Years; Fiscal Quarters	101
9.16	Change in Business	101
9.17	Limitation of Restrictions Affecting Subsidiaries	102
9.18	Fixed Charge Coverage Ratio	102
9.19	License Agreements	102
9.20	After Acquired Real Property	103
9.21	Costs and Expenses	104
9.22	Consignment Agreements	104
9.23	Floor Plan Financing Arrangements	105
9.24	Further Assurances	106

SECTION 10. EVENTS OF DEFAULT AND REMEDIES		106

10.1	Events of Default	106
10.2	Remedies	108

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW		112

11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	112
11.2	Waiver of Notices	113
11.3	Amendments and Waivers	113
11.4	Waiver of Counterclaims	116
11.5	Indemnification	116

SECTION 12. THE AGENT		116

12.1	Appointment, Powers and Immunities	116
12.2	Reliance by Agent	117
12.3	Events of Default	117
12.4	Wells Fargo in its Individual Capacity	118
12.5	Indemnification	118
12.6	Non-Reliance on Agent and Other Lenders	119
12.7	Failure to Act	119
12.8	Additional Loans	119
12.9	Concerning the Collateral and the Related Financing Agreements	120
12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders	120
12.11	Collateral Matters	120
12.12	Agency for Perfection	122
12.13	Successor Agent	123
12.14	Co-Agents	123

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS		123

13.1	Term	123
13.2	Interpretative Provisions	124
13.3	Notices	126

(iii)

13.4	Partial Invalidity	127
13.5	Confidentiality	127
13.6	Successors	128
13.7	Assignments; Participations	129
13.8	Entire Agreement	131
13.9	USA Patriot Act	131
13.10	Foreign Asset Control Regulations	131
13.11	Counterparts, Etc.	132

SECTION 14. ACKNOWLEDGMENT AND RESTATEMENT		132

14.1	Existing Obligations	132
14.2	Acknowledgment of Security Interests	132
14.3	Existing Financing Agreements	132
14.4	Restatement	133
14.5	Times of Day	126

(iv)

INDEX TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Information Certificate

Exhibit C	Form of Compliance Certificate

Exhibit D	Borrowing Base Certificate

Exhibit E	Credit Card Notification

Schedule 1.28	Commitments

Schedule 1.57	Existing Letters of Credit

Schedule 1.65	Frigidaire Consignment Collateral

Schedule 1.105	Permitted Holders

Schedule 8.16	Credit Card Agreements

Schedule 9.5	Leased Locations

Schedule 9.12	Affiliate Transactions

(v)

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan and Security Agreement, dated March 29, 2011 (the “Agreement”), is entered into by and among Gregg Appliances, Inc., an Indiana corporation (“Borrower”), HHG Distributing, LLC, an Indiana limited liability company (“HHG”), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders”), Wells Fargo Bank, National Association (as a successor to Wachovia Capital Finance Corporation (Central)), in its capacity as administrative agent and collateral agent for Lenders (in such capacity “Agent”), and for itself as a Lender (including a Swing Line Lender) and an L/C Issuer, Wells Fargo Capital Finance, LLC and J.P. Morgan Securities LLC, as joint lead arrangers and joint bookrunners, J.P. Morgan Chase Bank, N.A., as syndication agent, and KeyBank National Association, Regions Bank and SunTrust Bank, as co-documentation agents.

W I T N E S S E T H:

WHEREAS, Agent, lenders party thereto, Borrower and HHG have entered into financing arrangements pursuant to which such lenders have made loans and advances and provided other financial accommodations to Borrower as set forth in the Loan and Security Agreement, dated February 3, 2005, by and among Agent, such lenders, Borrower and HHG, as amended by Amendment No. 1 to Loan and Security Agreement, dated as of February 13, 2006, and Amendment No. 2 to Loan and Security Agreement, dated as of January 17, 2007 (the “Original Loan Agreement,” and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as from time to time amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the “Original Financing Agreements”);

WHEREAS, Agent, Existing Lenders, Borrower and HHG restated the Original Loan Agreement by entering into financing arrangements pursuant to which Existing Lenders have made loans and advances and provided other financial accommodations to Borrower as set forth in the Amended and Restated Loan and Security Agreement, dated July 25, 2007, by and among Agent, Existing Lenders, Borrower and HHG, as amended by Amendment No. 1 and Joinder to Amended and Restated Loan and Security Agreement, dated as of September 15, 2009 (the “Existing Loan Agreement,” and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as from time to time amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the “Existing Financing Agreements”);

WHEREAS, Borrower has requested that Agent and Lenders amend and restate the Existing Loan Agreement and continue the existing financing arrangements with Borrower pursuant to which Lenders may make loans and provide other financial accommodations to Borrower; and

WHEREAS, Agent and Lenders have agreed to amend and restate the Existing Loan Agreement and each Lender (severally and not jointly) has agreed to make such loans and provide such other financial accommodations to Borrower on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent has agreed to continue to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1 “Accounts” shall mean, as to Borrower and each Guarantor, all present and future rights of Borrower and each Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.2 “ACH Transactions” shall mean the automatic clearing house transfer of funds by Agent, any Lender or any of their respective Affiliates for the account of Borrower or its Subsidiaries, in each case pursuant to agreements entered into with Borrower or any of its Subsidiaries.

1.3 “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Eurodollar Reserve Percentage. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

1.4 “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests, and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.5 “Agent” shall mean Wells Fargo, in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

1.6 “Agent Payment Account” shall mean account no. 4124923723 of Agent at Wells Fargo, or such other account of Agent as Agent may from time to time designate to Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

1.7 “Applicable Margin” shall mean, at any time during any calendar quarter, (a) as to Base Rate Loans, the applicable percentage (on a per annum basis) set forth below for Base Rate Loans, and (b) as to Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below for Eurodollar Rate Loans, in each case, if as of the end of the immediately preceding calendar quarter the Quarterly Average Excess Availability for such calendar quarter was at or within the amounts indicated for such percentage:

		Applicable Margin
Tier	Quarterly Average Excess Availability	Base Rate Loans	Eurodollar Rate Loans
Tier I	Greater than $150,000,000	1.00%	2.00%
Tier II	Greater than or equal to $75,000,000 but less than or equal to $150,000,000	1.25%	2.25%
Tier III	Less than $75,000,000	1.50%	2.50%

provided, that, (i) the Applicable Margin shall be calculated and established once every calendar quarter, effective as of the first day of such calendar quarter period and shall remain in effect until adjusted thereafter as of the last day of the month at the end of such calendar quarter period; (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a calendar quarter based on the Quarterly Average Excess Availability for the immediately preceding calendar quarter and (iii) the Applicable Margin shall be the applicable percentage calculated based on the percentage set forth in Tier II of the chart above until the last day of the sixth full month after the Closing Date. The interest rates will be adjusted every calendar quarter thereafter based on the chart above. In the event that at any time after the end of a calendar quarter, Agent shall have determined that the amount of the Quarterly Average Excess Availability for such quarter initially used for the determination of the Applicable Margin was greater than the actual amount of the Quarterly Average Excess Availability for such quarter, the Applicable Margin shall be appropriately adjusted based on such actual Quarterly Average Excess Availability and any additional interest for the applicable period payable as a result of such recalculation shall be promptly paid to Agent, for the benefit of Lenders. The foregoing shall not be construed to limit the rights of Agent and Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.

1.8 “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

1.9 “Bank Products” shall mean any one or more of the following types of services or facilities extended to Borrower or its Subsidiaries by a Bank Product Provider: (a) credit cards,

(b) purchase cards, (c) ACH Transactions, (d) any overdrafts, cash management or related services, and (e) Hedging Transactions, if and to the extent provided hereunder.

1.10 “Bank Product Providers” shall mean the Agent, any Lender and any of their respective Affiliates that may, from time to time, provide any Bank Products to Borrower, Guarantor or any of their respective Subsidiaries.

1.11 “Base Rate” shall mean the highest of (a) the rate of interest publicly announced by Wells Fargo as its “prime rate”, subject to each increase or decrease in such prime rate, effective as of the day any such change occurs, (b) the one month Adjusted Eurodollar Rate (which rate shall be determined on a daily basis), plus 1% or (c) the federal funds effective rate from time to time plus .50%.

1.12 “Base Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Base Rate in accordance with the terms thereof.

1.13 “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.14 “Borrowing Base” shall mean, at any time, the amount equal to:

(a) the sum of (A) ninety (90%) percent of the amount of Eligible Commercial Accounts, plus (B) ninety (90%) percent of the amount of Eligible Credit Card Receivables, plus (C) the lesser of (1) ninety (90%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory, or (2) seventy-five (75%) percent of the Value of Eligible Inventory; minus

(b) Reserves.

1.15 “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Illinois, the State of Indiana or the State of New York, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market.

1.16 “Capital Asset” shall mean any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a consolidated balance sheet of Borrower and its Subsidiaries.

1.17 “Capital Expenditures” shall mean, for any period, as to any Person and its Subsidiaries, the aggregate amount of all expenditures by such Person and its Subsidiaries for, or contracts for expenditures (other than contracts for such expenditures where payments for such expenditures are to be made in any subsequent period) for, any Capital Assets or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such Capital Assets by way of offset items or otherwise and obligations under Capital Leases incurred in respect of such Capital Assets during such period, but excluding from such calculations (a) expenditures for Capital Assets having a cost of $2,500 or less which are expensed and not capitalized in accordance with Borrower’s current practices, (b) expenditures made from any Net Cash Proceeds received from asset dispositions of such Person and its Subsidiaries during such period (to the extent permitted hereunder), (c) expenditures made with the cash proceeds received by Borrower or such Guarantor from any Insurance and Condemnation Event, (d) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment being traded in at such time and (e) the portion of the consideration price for Permitted Acquisitions that have been or are required to be, in accordance with GAAP, recorded as capital expenditures.

1.18 “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be capitalized on the balance sheet of such Person.

1.19 “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.20 “Cash Dominion Event” shall mean either (a) an Event of Default shall exist or have occurred and be continuing, (b) the period commencing (i) on the fifth (5th) consecutive Business Day on which Excess Availability is less than 12.5% of the lesser of (A) the Borrowing Base or (B) the Maximum Credit, or (ii) at any time Excess Availability is less than 10.0% of the lesser of (A) the Borrowing Base or (B) the Maximum Credit, and in respect of either clause (i) or (ii), Agent has elected to trigger such Cash Dominion Event and ending on a Cash Dominion Reversion.

1.21 “Cash Dominion Reversion “ shall mean, unless an Event of Default exists or has occurred and is continuing, the date on which average daily Excess Availability for a thirty (30) consecutive day period has been greater than 15.0% of the lesser of (i) the Borrowing Base or (ii) the Maximum Credit; provided, that no more than two (2) Cash Dominion Reversions shall be permitted in any rolling twelve (12) month period.

1.22 “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of one (1) year or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of Borrower or any Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s

Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

1.23 “Change of Control” shall mean (a) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors who have been appointed by any Permitted Holder, or whose nomination for election by the stockholders of Parent, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent, then still in office, (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder becomes the ultimate legal or beneficial owner, directly or indirectly, of thirty-five percent (35%) or more of the voting power of the total outstanding Voting Stock of Parent, and the Permitted Holders beneficially own a lesser percentage of such voting power of the Voting Stock than such Person and Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of Parent’s Board of Directors, (c) Parent shall cease to own one hundred percent (100%) of the Capital Stock of Borrower or (d) there shall have occurred under any indenture or other instrument evidencing any Indebtedness or Capital Stock, in either case in excess of $10,000,000, any “change of control” or similar or equivalent event (as set forth in such indenture, agreement or other evidence of Indebtedness) obligating Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any portion of the Indebtedness or Capital Stock provided for therein.

1.24 “Closing Date” shall mean March 29, 2011.

1.25 “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.26 “Collateral” shall have the meaning set forth in Section 5 hereof.

1.27 “Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to Borrower or any Guarantor, or any other person to whom any Collateral (including Inventory, Equipment, bills of lading or other documents of title) is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

1.28 “Commitment” shall mean, at any time, as to each Lender, the principal amount set forth next to such Lender’s name on Schedule 1.28 hereto designated as the Commitment of such Lender or on Schedule 1 to an Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as the “Commitments.”

1.29 “Consolidated Interest Charges” shall mean, for any twelve (12) consecutive month period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing and net costs in connection with Hedging Transactions (provided that unrealized gains or losses from Hedging Transactions shall not be included), but excluding any non-cash or deferred interest financing costs, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP minus (d) interest income during such period (excluding any portion of interest income representing accruals of amounts received in a previous period), in each case of or by any Person and its Subsidiaries for the most recently completed twelve (12) consecutive month period for which financial statements are available, all as determined on a consolidated basis in accordance with GAAP.

1.30 “Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP; provided, that, Consolidated Net Income shall not include: (a) the net income (or loss) of such Person (other than a Subsidiary which shall be subject to clause (c) below), in which such Person or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to such Person or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive) of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to such Person or any of its Subsidiaries of such net income is not at the time permitted by operation of the terms of its certificate of incorporation or formation or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, (d) extraordinary and/or one time or unusual and non-recurring gains or losses, and (e) gain or loss, together with any related provision for taxes in respect of such gain or loss, realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to Permitted

Sale Leasebacks) or of any Capital Stock and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof (to the extent such changes are permitted herein).

1.31 “Cost” shall mean, as to the Inventory as of any date, the cost of such Inventory as of such date, determined under the weighted average cost-basis method in accordance with GAAP.

1.32 “Credit Card Acknowledgments” shall mean, collectively, the agreements by Credit Card Issuers or Credit Card Processors which are parties to Credit Card Agreements in favor of Agent acknowledging Agent’s first priority security interest in the monies due and to become due to Borrower (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer all such amounts to the Blocked Accounts, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; sometimes being referred to herein individually as a “Credit Card Acknowledgment.”

1.33 “Credit Card Agreements” shall mean all agreements now or hereafter entered into by Borrower with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 8.16 hereto; sometimes being referred to herein individually as a “Credit Card Agreement.”

1.34 “Credit Card Issuer” shall mean any person (other than Borrower) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. and Discover Financial Services, Inc.

1.35 “Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

1.36 “Credit Card Receivables” shall mean, collectively, (a) all present and future rights of Borrower to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card, and (b) all present and future rights of Borrower to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.

1.37 “Credit Facility” shall mean the Loans and Letter of Credit Accommodations provided to or for the benefit of Borrower pursuant to Sections 2.1, 2.2 and 2.6 hereof.

1.38 “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.39 “Defaulting Lender” shall have the meaning set forth in Section 6.9(d) hereof.

1.40 “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, Borrower or any Guarantor (as the case may be) with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by Borrower or such Guarantor and has such other terms and conditions as Agent may require.

1.41 “EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to Consolidated Net Income for such Person and its Subsidiaries on a consolidated basis for the most recently completed twelve (12) consecutive months, plus (a) the sum of the following to the extent deducted in determining Consolidated Net Income: (i) taxes imposed on or measured by its overall income (however denominated), and franchise or gross receipts taxes imposed on it (in lieu of net income taxes), (ii) Consolidated Interest Charges, (iii) amortization (including amortization of goodwill and other intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period), depreciation and other non-cash charges (including non-cash asset impairment charges, but excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period), (iv) Transaction Costs, (v) any losses related to the early extinguishment of Indebtedness, (vi) restructuring and facilities relocation charges, (vii) non-cash stock option and stock based compensation expenses, and (viii) expenses and charges resulting from equity offerings, investments, mergers, recapitalizations, option buyouts, dispositions, acquisitions or similar transactions (provided that, in the case of this clause (viii), any such expenses and charges shall have been incurred no later than three (3) months following the consummation of such transaction) less (b) to the extent included in determining Consolidated Net Income, (i) federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by such Person and its Subsidiaries for such twelve (12) consecutive month period), all as determined on a consolidated basis in accordance with GAAP.

1.42 “Eligible Commercial Accounts” shall mean Accounts created by Borrower which are and continue to be acceptable to Agent in good faith based on the criteria set forth below. In general, Accounts shall be Eligible Commercial Accounts if:

(a) such Accounts arise from the actual and bona fide sale and delivery of goods by Borrower in the ordinary course of its business to customers which are not individual retail customers which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) such Accounts are not unpaid more than ninety (90) days after the original due date in the case of Accounts that have net thirty (30) day terms; provided, however, that any Accounts with extended terms may be included to the extent Agent has provided its approval;

(c) such Accounts comply with the terms and conditions contained in Section 7.2 of this Agreement;

(d) such Accounts do not arise from (i) sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent, (ii) the sale of warranty contracts or warranty services, (iii) sales of satellite systems in respect of which Dish Network is the account debtor, (iv) merchandise which is on loan to builders, and (v) merchandise which is damaged by Borrower’s delivery services, provided, that, Accounts arising pursuant to clauses (d)(ii) and (iv) hereof shall be deemed Eligible Commercial Accounts but only to the extent of the portion of all such Accounts not in excess of $100,000 in the aggregate;

(e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon Agent’s request, Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if: (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof, and Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

(f) such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed or does not claim to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but only to the extent of the portion of the Accounts of such account debtor owed by Borrower to such account debtor or claimed to be owed by such account debtor);

(h) there are no facts, events or occurrences which would impair the validity or enforceability of such Accounts;

(i) such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement that are either (A) subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent or (B) inchoate tax liens permitted in accordance with Section 9.8 hereof, provided, that, such liens do not have priority over the liens of the Agent therein;

(j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of Borrower or any Guarantor;

(k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent;

(l) the account debtors with respect to such Accounts are not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding;

(m) the aggregate amount of such Accounts owing by a single account debtor do not constitute more than fifteen (15%) percent of the aggregate amount of all otherwise Eligible Commercial Accounts (but only to the extent of the portion of the Accounts in excess of the applicable percentages);

(n) such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the original due date (in the case of Accounts that have net thirty (30) day terms or in the case of extended terms to the extent Agent has provided its approval) for them which constitute more than twenty-five (25%) percent of the total Accounts of such account debtor;

(o) the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit Borrower to seek judicial enforcement in such State of payment of such Account, unless Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(p) such Accounts are not Credit Card Receivables; and

(q) such Accounts are owed by account debtors deemed creditworthy with respect to their ability to pay their respective Accounts as determined by Borrower consistent with their ordinary course business practices and is acceptable to Agent in good faith.

The criteria for Eligible Commercial Accounts set forth above may only be changed and any new criteria for Eligible Commercial Accounts may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or would reasonably be expected to adversely affect the Accounts in the good faith determination of Agent. Any Accounts that are not Eligible Commercial Accounts shall nevertheless be part of the Collateral.

1.43 “Eligible Credit Card Receivables” shall mean the Credit Card Receivables of Borrower which are and continue to be acceptable to Agent based on the criteria set forth below. Credit Card Receivables shall be Eligible Credit Card Receivables if:

(a) such Credit Card Receivables arise from the actual and bona fide sale and delivery of goods in the ordinary course of the business of Borrower which transactions are completed in accordance with the terms and provisions contained in any agreements binding on Borrower or the other party or parties related thereto,

(b) such Credit Card Receivables do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(c) such Credit Card Receivables are not past due (beyond any stated applicable grace period, if any, therefor) pursuant to the terms set forth in the Credit Card Agreements with the Credit Card Issuer or Credit Card Processor of the credit card or debit card used in the purchase which give rise to such Credit Card Receivables;

(d) such Credit Card Receivables are not unpaid more than ten (10) Business Days after the date of the sale of Inventory giving rise to such Credit Card Receivables;

(e) all procedures required by the Credit Card Issuer or the Credit Card Processor of the credit card or debit card used in the purchase which gave rise to such Credit Card Receivables shall have been followed in all material respects by Borrower and all documents required for the authorization and approval by such Credit Card Issuer or Credit Card Processor shall have been obtained in connection with the sale giving rise to such Credit Card Receivables;

(f) the required authorization and approval by such Credit Card Issuer or Credit Card Processor shall have been obtained for the sale giving rise to such Credit Card Receivables;

(g) Borrower shall have submitted all sales slips, drafts, charges and other reports and other materials required by the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivables in order for Borrower to be entitled to payment in respect thereof;

(h) such Credit Card Receivables comply with the applicable terms and conditions contained in Section 7.2 of this Agreement;

(i) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute and does not have any right of setoff against such Credit Card Receivables (other than transactions in the ordinary course of the business of Borrower) and such Credit Card Issuer or Credit Card Processor has not setoff against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to Borrower for the purpose of establishing a reserve or collateral for obligations of Borrower to such Credit Card Issuer or Credit Card Processor (other than any rights of setoff for fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with Borrower as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of Borrower);

(j) there are no facts, events or occurrences which would impair in any material respect the validity, enforceability or collectability of such Credit Card Receivables or reduce the amount payable or delay payment thereunder (other than for setoffs for fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with Borrower as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of Borrower);

(k) such Credit Card Receivables are subject to the first priority, valid and perfected security interest and lien of Agent, for and on behalf of Lenders, and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any encumbrances (other than the security interests of Agent);

(l) there are no proceedings or actions which are pending or to the best of Borrower’s knowledge threatened, against the Credit Card Issuers or Credit Card Processors with respect to such Credit Card Receivables which would reasonably be expected to result in any material adverse change in the continued collectability of the Credit Card Receivables with respect to the Credit Card Issuers or Credit Card Processors;

(m) such Credit Card Receivables are owed by Credit Card Issuers or Credit Card Processors deemed creditworthy at all times by Agent in good faith;

(n) no material default or material event of default has occurred under the Credit Card Agreement of Borrower with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payments to Borrower and no material default or material event of default shall have occurred which gives such Credit Card Issuer or Credit Card Processor the right to setoff against amounts otherwise payable to Borrower (other than for then current fees and chargebacks consistent with the current practices of such Credit Card Issuer or Credit Card Processor as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of Borrower) or the right to establish reserves or establish or demand collateral and such Credit Card Agreements are otherwise in full force and effect and constitute the legal, valid, binding and enforceable obligations of the parties thereto;

(o) the terms of the sale giving rise to such Credit Card Receivables and all practices of Borrower with respect to such Credit Card Receivables comply in all material respects with applicable Federal, State, and local laws and regulations;

(p) the Credit Card Issuer or Credit Card Processor has not sent any notice of default and/or notice of its intention to cease or suspend payments to Borrower in respect of such Credit Card Receivables or to establish reserves or cash collateral for obligations of Borrower to such Credit Card Issuer or Credit Card Processor (other than for then current fees and chargebacks consistent with the current practices of such Credit Card Issuer or Credit Card Processor as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of Borrower); and

(q) if such Credit Card Receivable arises from a customer’s use of the Private Label Credit Card, then in addition to the criteria set forth above: (i) the customer obligated in respect of such Credit Card Receivable has not returned the Inventory purchased giving rise to such Credit Card Receivable; (ii) all procedures required by GE Consumer under the Private Label Credit Card Agreement and by the credit and collection policies of Borrower shall have been followed by Borrower in all material respects; (iii) the obligations and liabilities of Borrower to GE Consumer under the Private Label Credit Card Agreement and the security interest granted by Borrower to GE Consumer thereunder shall be subject to the terms and conditions of the GE Credit Card Intercreditor Agreement; and (iv) without the prior written consent of Agent, Borrower shall not agree to amend, modify, alter or change the terms of the Private Label Credit Card Agreement in any manner that would make the arrangements of Borrower with GE Consumer more restrictive or burdensome to Borrower than the terms of the Private Label Credit Card Agreement as in effect on the date hereof (it being agreed that the Private Label Credit Card Agreement as in effect on the date hereof is acceptable to Agent).

General criteria for Eligible Credit Card Receivables may only be changed and any new criteria for Eligible Credit Card Receivables may only be established by Agent in good faith, based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) existing on the date hereof to the extent Agent has no written notice thereof from Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or would reasonably be expected to adversely affect the collectability of the Credit Card Receivables in the good faith determination of Agent. Any Credit Card Receivables which are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral.

1.44 “Eligible Inventory” shall mean, as to Borrower, Inventory of Borrower consisting of finished goods held for resale in the ordinary course of the business of Borrower, in each case that are acceptable to Agent based on the criteria set forth below. In general, Eligible Inventory shall not include (a) work-in-process; (b) raw materials; (c) spare parts for equipment and service parts; (d) packaging and shipping materials; (e) supplies used or consumed in Borrower’s business; (f) Inventory at premises other than those owned or leased and controlled by Borrower (Inventory of Borrower which is in-transit from any location of Borrower permitted herein to another such location shall be considered Eligible Inventory provided, that, it otherwise satisfies the criteria for Eligible Inventory set forth herein and is not in-transit more than five (5) consecutive days); provided, that, (i) as to retail store locations which are leased by Borrower, Agent may, at its option, establish Reserves in respect of rental payments and other amounts in respect of such leased location of the type and to the extent Agent shall determine in accordance with the definition of the term Reserves herein, (ii) as to all other locations leased by Borrower, if Agent shall not have received a Collateral Access Agreement from the owner and lessor with respect to such location, duly authorized, executed and delivered by such owner and lessor (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, establish such Reserves in respect of amounts at any time due or to become due to the owner and lessor thereof as Agent shall determine, and (iii) as to all locations owned and operated by a person other than Borrower and not covered by clause (i) and (ii) hereof, if Agent shall not have received a Collateral Access Agreement from the owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator (or Agent) shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, establish such Reserves in respect of amounts at any time due or to become due to the owner and operator thereof as Agent shall determine; provided, that, in addition, if required by Agent, in order for such Inventory at locations owned and operated by a third person to be Eligible Inventory, Agent shall have received: (A) UCC financing statements between the owner and operator, as consignee or bailee and Borrower, as consignor or bailor, in form and substance satisfactory to Agent in good faith, which are duly assigned to Agent and the written authorization to file such financing statements in a form satisfactory to Agent and (B) a written notice to any lender to the owner and operator of the first priority security interest in such Inventory of Agent; (g) Inventory subject to a security interest or lien in favor of any Person other than Agent; (h) bill and hold goods; (i) Inventory that is not subject to the first priority, valid and perfected security interest of Agent; (j) damaged and/or defective Inventory; (k) returned Inventory which is not held for sale in the ordinary course of business; (l) Inventory purchased or sold on consignment, including without limitation, Frigidaire Consignment Collateral, and (m) Inventory located outside the United States of America. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or would reasonably be expected to adversely affect the Inventory in the good faith determination of Agent. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

1.45 “Eligible Transferee” shall mean (a) any Lender; (b) any Affiliate or Approved Fund (defined below) of such Lender; (c) any Person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case under this clause (c) is approved by Agent; and (d) any commercial bank having a combined capital and surplus of at least $250,000,000 or financial institution having a net worth (or the equivalent thereof in the case of an investment partnership, managed account, limited liability company or similar entity) calculated in accordance with applicable generally accepted accounting principles of not less than $100,000,000, or “accredited investor” (as defined in Regulation D under the Securities Act) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business having a net worth (or the equivalent thereof in the case of an investment partnership, managed account, limited liability company or similar entity) calculated in accordance with applicable generally accepted accounting principles of not less than $100,000,000, and in each case under this clause (d) is approved by Agent, provided, that, (i) in the case of the approval of clauses (c) and (d) above, unless an Event of Default has occurred and is continuing at the time any assignment is effected hereunder, Borrower shall have the right to approve such assignments, such approval not to be unreasonably withheld, conditioned or delayed by Borrower, and such approval shall be deemed to have been given by Borrower if no objection from Borrower is received by the assigning Lender and Agent within five (5) Business Days after notice of such proposed assignment has been provided by the assigning Lender or Agent to Borrower, (ii) neither Borrower nor any Guarantor or any Affiliate of Borrower or any Guarantor shall qualify as an Eligible Assignee and (iii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of Borrower or any Guarantor shall qualify as an Eligible Transferee, except as Administrative Agent may otherwise specifically agree. As used herein, the term “Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and which Person is administered or managed by (w) a Lender, (x) an Affiliate of a Lender, (y) an entity or an Affiliate of an entity that administers or manages a Lender or (z) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

1.46 “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between Borrower or any Guarantor and any Governmental Authority, relating to (a) pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (b) the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and

Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.47 “Equipment” shall mean, as to Borrower and each Guarantor, all of Borrower’s and each Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.48 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto, each as amended or modified from time to time.

1.49 “ERISA Affiliate” shall mean any person required to be aggregated with Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.50 “ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan as to which the requirement of notice has not been waived; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) a complete or partial withdrawal by Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (f) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (g) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (h) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon Borrower, Guarantor or any ERISA Affiliate in excess of $1,000,000.

1.51 “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.52 “Eurodollar Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal and rounded upwards, if necessary, to the nearest 1/100 of 1%) which is in effect for such day under Regulation D of the Board of Governors of the Federal Reserve

System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender.

1.53 “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.54 “Excess Availability” shall mean the amount, as determined by Agent, calculated at any date of determination in accordance with the terms hereof, without duplication, equal to: (a) the lesser of (i) the Borrowing Base and (ii) the Maximum Credit, minus (b) the amount of all then outstanding and unpaid Obligations (including all outstanding Letter of Credit Accommodations).

1.55 “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.56 “Existing Lenders” shall mean the financial institutions which are parties to the Existing Loan Agreement as lenders.

1.57 “Existing Letters of Credit” shall mean, collectively, the letters of credit issued for the account of Borrower or any Guarantor or for which Borrower or such Guarantor is otherwise liable listed on Schedule 1.57 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.58 “Existing Loan Agreement” shall have the meaning assigned to it in the recitals to this Agreement.

1.59 “Fee Letter” shall mean the letter agreement, dated March 1, 2011, by and among Borrower, Agent and joint lead arrangers setting forth, among other fees certain fees payable by Borrower to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.60 “Financing Agreements” shall mean, collectively, this Agreement and all notes, guarantees, security agreements, pledge agreements, deposit account control agreements, investment property control agreements, collateral access agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement or executed and/or delivered in connection with the Existing Loan Agreement or the Original Loan Agreement; provided, that, the Financing Agreements shall not include any agreements with respect to Hedging Transactions.

1.61 “Fixed Charge Coverage Ratio” shall mean, as to Borrower and its Subsidiaries on a consolidated basis, the ratio, as of any date of determination, of (a) LTM EBITDA to (b) Fixed Charges.

1.62 “Fixed Charges” shall mean, as to Borrower and its Subsidiaries (on a consolidated basis), with respect to any period, the sum of, without duplication, (a) all cash Consolidated Interest Charges during such period, plus (b) all cash Capital Expenditures (other than any Capital Expenditures that have been financed or are attributable to any sale leaseback transaction or Capital Expenditures that are reimbursed by a lessor for tenant allowances) during such period, plus (c) all regularly scheduled (as determined at the beginning of the respective period) principal payments in respect of Indebtedness for borrowed money and Indebtedness with respect to Capital Leases during such period, plus (d) all income taxes paid during such period in cash, all as determined in accordance with GAAP; provided, however, that until the first anniversary of the Closing Date, the amounts under clauses (a) and (c) of this definition shall be determined on an annualized basis for the period commencing on the Closing Date.

1.63 “Frigidaire” shall mean Electrolux Home Products, Inc., as successor in interest to White Consolidated Industries, Inc., and its successors and assigns.

1.64 “Frigidaire Consignment Agreement” shall mean the Consignment Agreement, dated September 24, 2003, by and between Frigidaire and Borrower with respect to certain inventory manufactured by Frigidaire and sold by Borrower, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.65 “Frigidaire Consignment Collateral” shall mean the items and types of property described on Schedule 1.65 hereto.

1.66 “Frigidaire Intercreditor Agreement” shall mean the Intercreditor Agreement, dated February 3, 2005, by and between Agent and Frigidaire, as acknowledged and agreed to by Borrower, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.67 “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.18, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Agent shall enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Agent and the Required

Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in, or reinterpretations of, accounting principles or the application thereof required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

1.68 “GE Consumer” shall mean GE Capital Consumer Card Co. and its successors and assigns.

1.69 “GE Credit Card Intercreditor Agreement” shall mean the Intercreditor Agreement, dated February 3, 2005, by and between Agent and GE Consumer, as acknowledged and agreed to by Borrower, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.70 “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.71 “Guarantors” shall mean, (a) HHG Distributing, LLC, an Indiana limited liability company and its respective successors and assigns, and (b) any Subsidiaries of Borrower (together with their respective successors and assigns); each sometimes being referred to herein individually as a “Guarantor”).

1.72 “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.73 “Hedging Transactions” shall mean (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options, forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transaction, currency options or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, or (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms or conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, including but not limited to, any such obligations or liabilities under any such agreement.

1.74 “Indebtedness” shall mean, with respect to any Person, without duplication, any liability, whether or not contingent, in each case as determined in accordance with GAAP (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes (i) an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith and (ii) any unearned portion of contingent purchase price or earnout obligations to the extent that the liability on account of any such contingent purchase price or earnout is not fixed); (c) all obligations as lessee under Capital Leases which have been, or should be capitalized on the balance sheet of such Person in accordance with GAAP; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any assets of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; provided, that, for the purposes hereof, to the extent such Indebtedness referred to in this clause (g) is non-recourse to such Person, the amount of such Indebtedness shall not be deemed to exceed the lesser of (i) the principal amount of such Indebtedness or (ii) the value of the asset(s) securing such Indebtedness; (h) the Termination Value of any Hedging Transactions; (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; and (j) the principal portion of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP; provided, that, amounts in respect of landlord improvement allowances that in accordance with GAAP are included on Borrower’s balance sheet as liabilities shall not be deemed “Indebtedness.”

1.75 “Information Certificate” shall mean, collectively, the Information Certificate of Borrower and each Guarantor constituting Exhibit B hereto containing material information with respect to Borrower and Guarantors, their respective businesses and assets provided by or on behalf of Borrower and Guarantors to Agent in connection with the preparation of this

Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.76 “Insurance and Condemnation Event” shall mean the receipt by Borrower or any Guarantor of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

1.77 “Intellectual Property” shall mean, as to Borrower and each Guarantor, Borrower’s and each Guarantor’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to Borrower’s or any Guarantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; source codes, object code, executable codes, data, databases and other physical manifestations or embodiments of any of the foregoing; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.78 “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3) or six (6) months (or such shorter periods as may be available to all Lenders) duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the London interbank market; provided, that, Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.79 “Interest Rate” shall mean,

(r) Subject to clause (b) of this definition below:

(i) as to Base Rate Loans, a rate equal to the then Applicable Margin for Base Rate Loans on a per annum basis plus the Base Rate, and

(ii) as to Eurodollar Rate Loans, a rate equal to the then Applicable Margin for Eurodollar Rate Loans on a per annum basis plus the Adjusted Eurodollar Rate.

(s) Notwithstanding anything to the contrary contained in clause (a) of this definition, the Interest Rate shall mean the per annum rates set forth above plus (in each case)

two (2%) percent per annum, at Agent’s option (and, in the case of clause (B) below, at the election of the Required Lenders), without notice: (i) either (A) for the period from and after the effective date of termination or non-renewal hereof until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral or letter of credit, as Agent may specify, in the amounts and on the terms required under Section 13.1 hereof for contingent Obligations (notwithstanding entry of a judgment against Borrower or any Guarantor) or (B) from and after the date of the occurrence of an Event of Default under Sections 10.1(a)(i), 10.1(g) or 10.1(h) and for so long as such Event of Default is continuing as determined by Agent in good faith and (ii) on Loans at any time outstanding in excess of the Borrowing Base (whether or not such excess(es) arise or are made with or without the knowledge or consent of Agent or any Lender and whether made before or after an Event of Default).

1.80 “Inventory” shall mean, as to Borrower and each Guarantor, all of Borrower’s and each Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by Borrower or any Guarantor as lessor; (b) are held by Borrower or any Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by Borrower or any Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.81 “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, Borrower or any Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of Borrower or any Guarantor (as the case may be) acknowledging, among other things, that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent.

1.82 “Lenders” shall mean the financial institutions which are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Sections 2.3 and/or 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender.”

1.83 “Letter of Credit Accommodations” shall mean, collectively, the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Agent or any Lender for the account of Borrower or any Obligor or (b) with respect to which Agent or Lenders have agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower or any Obligor of its obligations to such issuer; sometimes being referred to herein individually as “Letter of Credit Accommodation.”

1.84 [Intentionally Omitted].

1.85 “License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.86 “Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit

Facility (involving advances, repayments and readvances) as set forth in Section 2.1 and Section 2.6 hereof.

1.87 “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on Reuters Screen LIBOR01 Page (or any successor page), the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Agent to be the arithmetic mean of the rate per annum at which deposits in U.S. Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

1.88 “LTM EBITDA” shall mean as of the end of any fiscal month, the EBITDA of Borrower and its Subsidiaries for the twelve (12) consecutive fiscal months then ended.

1.89 “Material Adverse Effect” shall mean, with respect to Borrower or any of its Subsidiaries, a material adverse effect on (a) the financial condition, business, performance or operations of Borrower and its Subsidiaries (taken as a whole); (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements or any of the terms and provisions hereunder or thereunder; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral (taken as a whole); (d) the ability of Borrower or any Material Subsidiary to perform its obligations under this Agreement or any of the other Financing Agreements.

1.90 “Material Contract” shall mean any contract or agreement (other than the Financing Agreements), whether written or oral, to which Borrower or any Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto has or would reasonably be expected to have a Material Adverse Effect.

1.91 “Material Obligor” shall mean an Obligor which represented at least five (5%) percent of the EBITDA or consolidated total assets of Borrower and its Subsidiaries for the most recently completed fiscal year.

1.92 “Material Subsidiary” shall mean a Subsidiary which represented at least five (5%) percent of the EBITDA or consolidated total assets of Borrower and its Subsidiaries for the most recently completed fiscal year.

1.93 “Maximum Credit” shall mean $300,000,000 (which may be increased in accordance with the exercise of an increase in the Maximum Credit permitted by Section 2.3 hereof upon the effective date of such increase).

1.94 “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by Borrower, Guarantor or any ERISA Affiliate.

1.95 “Net Cash Proceeds” shall mean, as applicable, (a) with respect to any sale or other disposition of Borrower or any Guarantor, the gross cash proceeds received by Borrower or such Guarantor therefrom less the sum of (i) taxes assessed by a Governmental Authority as a result of such sale and any other fees and expenses incurred in connection therewith, (ii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a lien on the asset (or a portion thereof) sold, which Indebtedness is required to be repaid in connection with such sale, (iii) all amounts applied to the Obligations in accordance with the terms of this Agreement, (iv) all distributions and other payments required to be made to any other Person owning a beneficial interest in the assets subject to the a disposition of assets permitted under Section 9.7(b) hereof (including minority interest holders in Subsidiaries or joint venture partners), (v) any reserve, established in accordance with GAAP against liabilities associated with the assets disposed of in such asset disposition, until such amounts are released (other than in connection with the payment of such liability), and (vi) any reserves established in accordance with GAAP with respect to purchase price adjustments, indemnification obligations or post-employment severance obligations relating to such asset disposition or otherwise arising in connection therewith, until such amounts are released (other than in connection with the payment of such liability), (b) with respect to any issuance of Capital Stock or Indebtedness by Borrower or any Guarantor, the gross cash proceeds received by Borrower or such Guarantor therefrom less the sum of all legal, underwriting and other fees and expenses incurred in connection therewith and (c) with respect to any Insurance and Condemnation Event involving Borrower or any Guarantor, the gross cash proceeds received by Borrower or such Guarantor therefrom less the sum of (i) all fees and expenses in connection therewith, (ii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a lien on the asset (or a portion thereof) subject to such Insurance and Condemnation Event, which Indebtedness is required to be repaid in connection therewith and (iii) all amounts applied to the Obligations in accordance with the terms of this Agreement.

1.96 “Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time on an “in-store going out of business sale” basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original Cost of the aggregate amount of the Inventory subject to such appraisal.

1.97 “Obligations” shall mean (a) any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower or any Guarantor to Agent or any Lender and/or any of their respective Affiliates, in each case, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower or any Guarantor under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, upon Borrower’s request (which request may be evidenced by its signature on the agreement referred to in clause (i) below) and with the prior consent of Agent, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrower or any Guarantor to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising to the extent such obligations, liabilities and indebtedness would not cause the total amount of the Obligations to exceed the value of the Collateral; provided, that (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedging Transaction, the same shall only be included within the Obligations if upon Agent’s request, Agent shall have entered into an agreement, in form and substance satisfactory to Agent, with such Bank Product Provider that is a counterparty to such Hedging Transaction, as acknowledged and agreed to by Borrower and each Guarantor, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, and (ii) in no event shall any Bank Product Provider to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness other than for purposes of Section 5.1 hereof and other than for purposes of Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9, 12.12 and 13.5 hereof and in no event shall the approval of any such person be required in connection with the release or termination of any security interest or lien of Agent.

1.98 “Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (including, without limitation, Guarantor), other than Borrower.

1.99 “Original Loan Agreement” shall have the meaning assigned to it in the recitals to this Agreement.

1.100 “Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements.

1.101 “Parent” shall mean hhgregg, Inc., a Delaware corporation, and its successors and assigns.

1.102 “Parent Overhead Expenses” shall mean (a) accounting and auditing costs and expenses incurred by Parent in the ordinary course of its business in connection with preparing financial reports and tax filings, (b) customary fees and expenses payable to the SEC and other reasonable and customary costs and expenses payable in connection with Parent being a publicly traded company (including, without limitation, reasonable and customary fees and expenses required to be paid for professional fees and expenses, listing expenses and regulatory compliance), (c) reasonable and customary legal fees and expenses required for the corporate maintenance of Parent and its Subsidiaries, (d) reasonable and customary director fees and reimbursements, (e) reasonable and customary costs and expenses payable for director and officer insurance, (f) transfer agent fees payable in connection with Capital Stock of Parent, (g) franchise taxes and other fees payable to the jurisdiction of incorporation or qualification of Parent incurred in the ordinary course of conducting its business, (h) taxes attributable to the consolidated operations of Borrower and its Subsidiaries, and (i) salaries and bonuses and other customary payroll and benefit expenses of employees of Parent who are principally engaged in the consolidated operations of Borrower and its Subsidiaries.

1.103 “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section 13.7 of this Agreement governing participations.

1.104 “Payment Conditions” shall mean satisfaction of each of the following conditions as of the date of any payment, advance, loan, distribution or dividend (each, a “Payout”), and after giving effect to such Payout: (a) no Default or Event of Default shall exist or have occurred and be continuing; (b) the Fixed Charge Coverage Ratio for the immediately preceding twelve month period for which financial statements have been delivered pursuant to Section 9.6 shall have been not less than 1.0:1.0 after giving effect to such Payout on a pro forma basis using the most recent financial statements delivered to Agent; (c) receipt by Agent of reasonable projections for the period commencing on the anticipated date of the first Payout and ending on the date that is no less than six months after the date of such Payout (or, if a series of related Payouts are contemplated, such projections shall initially cover a 12 month period commencing on the anticipated date of the first Payout and shall be updated on the 6 month anniversary thereof (if additional Payouts are contemplated after the first 6 months) such that Agent shall always have projections covering a period of at least 6 months after the next scheduled Payout) showing, on a pro forma basis after giving effect to each anticipated Payout or Payouts, minimum Excess Availability at the end of each month during such period of not less than the greater of (i) 20% of the Borrowing Base or (B) $15,000,000 until September 30, 2012 and $20,000,000 thereafter; and (d) at the time of, and immediately after giving pro forma effect to, such Payout, Excess Availability shall not be less than 20% of the Borrowing Base.

1.105 “Permitted Acquisition” shall have the meaning set forth in Section 9.10(h) hereof.

1.106 “Permitted Holders” shall mean the persons listed on Schedule 1.105 hereto and their respective successors.

1.107 “Permitted Sale Leasebacks” shall mean any sale and leaseback transaction with any Person (other than Borrower or its Subsidiaries) providing for the leasing by Borrower or any of its Subsidiaries of Real Property (including any improvements thereon) consisting of built to suit retail store, warehouse or distribution center properties; provided that:

(a) such sale and leaseback transaction is consummated within eighteen (18) months of the date of completion of the construction of such improvements,

(b) as of each fiscal quarter end, any Permitted Sale Leaseback transaction that has been initiated and not completed as of such date shall be disclosed in the compliance certificate delivered in respect of such fiscal quarter pursuant to Section 9.6(a) hereof (such disclosure to include, without limitation, (i) the date of completion of the construction of such improvements, (ii) a description of the Real Property involved in the sale and leaseback transaction, and (iii) the aggregate fair market value of the property and related Real Property sold or to be sold in such sale and leaseback transaction), and

(c) in each case the property is sold by Borrower or such Subsidiary for fair value and cash consideration only.

1.108 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.109 “Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions other than any Multiemployer Plan.

1.110 “Prime Rate” shall mean the rate from time to time publicly announced by Wells Fargo, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

1.111 “Private Label Credit Card” shall mean the private label credit card or private label credit cards issued by GE Consumer (or any subsequent Credit Card Issuer replacing GE Consumer reasonably acceptable to Agent) with respect to such private label credit card or private label credit cards to customers or prospective customers of Borrower pursuant to the Private Label Credit Card Agreement.

1.112 “Private Label Credit Card Agreement” shall mean the Private Label Consumer Credit Card Program Agreement, dated as of August 26, 2004, by and between Borrower and GE Consumer, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.113 “Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Sections 2.3 and 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Accommodations.

1.114 “Quarterly Average Excess Availability” shall mean, for any calendar quarter, the daily average of the aggregate amount of the Excess Availability of Borrower for such calendar quarter period as calculated by Agent.

1.115 “Real Property” shall mean all now owned and hereafter acquired real property of Borrower and each Guarantor, including leasehold interests, together with all of Borrower’s and each Guarantor’s right, title and interest in and to all buildings, structures, and other improvements located thereon and all of Borrower’s and each Guarantor’s right, title and interest in and to all licenses, easements and appurtenances relating thereto, wherever located.

1.116 “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of Borrower and each Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of Borrower or any Guarantor; (d) all letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued or payable to Borrower or any Guarantor or otherwise in favor of or delivered to Borrower or any Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to Borrower or any Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by Borrower or any Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of Borrower or any Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of Borrower or any Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to Borrower or any Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to Borrower or any Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which Borrower or any Guarantor is a beneficiary).

1.117 “Records” shall mean, as to Borrower and each Guarantor, all of Borrower’s and each Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower or any Guarantor with respect to the foregoing maintained with or by any other person).

1.118 “Register” shall have the meaning set forth in Section 13.7 hereof.

1.119 “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate more than fifty (50%) percent of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders then holding more than fifty (50%) percent of the sum of, without duplication, the then outstanding Loans and outstanding Letter of Credit Accommodations (with the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Accommodations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition).

1.120 “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations, its value or the amount that might be received by Agent from the sale or other disposition or realization upon such Collateral, or (ii) the assets, business or prospects of Borrower or any Obligor or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may, at Agent’s option, be established to reflect: (i) dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent (the “Dilution Reserve”); provided, that, as of the date of this Agreement, the Dilution Reserve shall be two (2%) percent until otherwise adjusted by Agent; (ii) inventory shrinkage and variances between the perpetual inventory records of Borrower and the results of the test counts of Inventory conducted by Agent with respect thereto in excess of the percentage acceptable to Agent, (iii) cost variances (pursuant to discrepancies between the purchase order price of Inventory and the actual cost thereof), (iv) retail markdowns or markups inconsistent with prior period practice and performance and any increase in the number of days of the turnover of Inventory or a change in the mix of the Inventory that results in an overall decrease in the value thereof or a deterioration in its nature or quality (but only to the extent not addressed by the lending formulas in a manner satisfactory to Agent) or any material increase (in the good faith determination of Agent) in levels of slow moving or obsolete Inventory, (v) amounts past due in respect of sales, use and/or withholding taxes, (vi) any rental payments, service charges or other amounts to become due to lessors of real property to the extent Inventory or Records are located in or on such property or such Records are needed to monitor or otherwise deal with the Collateral (other than for those locations where Agent has received a Collateral Access Agreement that Agent has accepted in writing); provided, that, the Reserves established pursuant to this clause (vi) as to retail store locations that are leased shall not, except as Agent may otherwise determine in good faith, exceed at any time the aggregate of amounts payable for the next two (2) months from any such time to the lessors of such retail store locations located in those States where any right of the lessor to Collateral may have priority over the security interest and lien of Agent therein, provided, that, such general practice with respect to the amount of the Reserves pursuant to this clause (vi) shall only apply so long as: (A) no Default or Event of Default shall exist or have occurred and be continuing, (B) neither Borrower nor Agent shall have received notice of any event of default by the lessee under the lease with respect to such location, and (C) Borrower shall not have granted to the lessor a security interest or lien upon any assets of Borrower, (vii) amounts owing by Borrower to Credit Card Issuers or Credit Card Processors in connection with the Credit Card Agreements, (viii) with respect to merchandise gift certificates, customer deposits, gift cards, vouchers, and coupons, an amount equal to fifty (50%) percent of the aggregate amount thereof, (ix) the purchase price of layaway goods and the amount of all check request refunds, (x) amounts which must be paid by Borrower as royalties, fees or other charges in respect of licenses or other agreements to use Intellectual Property owned by third parties other than Guarantor, (xi) the dollar amount of merchandise returned by customers which gave rise to Eligible Credit Card Receivables, (xii) at any time that a Default or Cash Dominion Event has occurred and is continuing, amounts owing by Borrower to Frigidaire under the Frigidaire Consignment Agreement, and (xiii) obligations, liabilities or indebtedness (contingent or otherwise) of Borrower or any Guarantor to Agent or any Bank Product Provider arising under or in connection with any Bank Products or as such Bank Product Provider may otherwise require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral. To the extent Agent may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for Eligible Commercial Receivables, Eligible Credit Card Receivables or Eligible Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Agent, Agent shall not establish a Reserve for the same purpose. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith.

1.121 “Revolving Loans” shall have the meaning set forth in Section 2.1(a).

1.122 “Scheduled Maturity Date” shall the meaning set forth in Section 13.1 hereof.

1.123 “Securities Act” shall mean the Securities Act of 1933, as amended, or any comparable statement under any similar federal statute then in force.

1.124 “SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

1.125 “Solvent” shall mean, as to any Person on any particular date, that such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

1.126 “Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.

1.127 “Store Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.128 “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.129 “Supermajority Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate at least 66.67% of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders then holding at least 66.67% of the sum of, without duplication, the then outstanding Loans and outstanding Letter of Credit Accommodations (with the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Accommodations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition).

1.130 [Intentionally Omitted].

1.131 “Swing Line Borrowing” shall mean a borrowing of a Swing Line Loan pursuant to Section 2.6.

1.132 “Swing Line Lender” shall mean Wells Fargo, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

1.133 “Swing Line Loan” shall have the meaning specified in Section 2.6.

1.134 “Swing Line Loan Notice” shall mean a notice of a Swing Line Borrowing pursuant to Section 2.6.

1.135 “Swing Line Sublimit” shall mean an amount equal to 35,000,000.

1.136 “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

1.137 “Termination Value” shall mean, in respect to any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Hedging Transactions, as determined by the applicable counterparty in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by such counterparty.

1.138 “Transaction Costs” shall mean all transaction fees, expenses, charges and other amounts related to the Transactions (including, without limitation, any financing fees, rating agency fees, the Termination Value associated with the termination of Hedging Transactions, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith) not to exceed $7,500,000.

1.139 “Transactions” shall mean, collectively, the transactions contemplated to occur on the Closing Date by this Agreement and the repayment of all existing Indebtedness of Borrower and Guarantors (other than the Indebtedness permitted hereunder).

1.140 “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

1.141 “Value” shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) Cost or (b) market value, provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to Borrower, (B) storage and purchasing costs in respect of Inventory of Borrower which are capitalized, (C) vendor rebates or (D) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

1.142 “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.143 “Weekly Reporting Period” shall mean at any time during which (a) Excess Availability is less than the greater of, for any period of five consecutive Business Days (i) 12.5% of the lesser of (A) the Borrowing Base or (B) the Maximum Credit or (ii) $15,000,000 until September 30, 2012 and $20,000,000 thereafter or (b) an Event of Default has occurred and is continuing.

1.144 “Wells Fargo” shall mean Wells Fargo Bank, National Association and its successors.

SECTION 2. CREDIT FACILITIES

2.1 Revolving Loans.

(a) Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of revolving loans (each such loan, a “Revolving Loan”) to Borrower from time to time in amounts requested by Borrower up to the aggregate amount outstanding for all Lenders at any time equal to the lesser of (i) Borrowing Base or (ii) the Maximum Credit less, in each case, the outstanding amount of Swing Line Loans and Letter of Credit Accommodations.

(b) Except in Agent’s discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate amount of the Loans (including Swing Line Loans) and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit, and (ii) the aggregate principal amount of the Loans (including Swing Line Loans) and the Letter of Credit Accommodations outstanding at any time shall not exceed the Borrowing Base.

(c) In the event that the aggregate principal amount of the Loans (including Swing Line Loans) and the amount of Letter of Credit Accommodations outstanding to Borrower exceed the Borrowing Base, or the aggregate amount of the outstanding Letter of Credit Accommodations exceeds the sublimit for Letter of Credit Accommodations set forth in Section 2.2(e), or the aggregate amount of the Loans (including Swing Line Loans) and Letter of Credit Accommodations exceed the Maximum Credit, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrower shall, upon at least one (1) day’s prior written notice from Agent to Borrower, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

(d) Borrower may from time to time request and repay Revolving Loans subject to the provisions of this Agreement and the other Financing Agreements.

2.2 Letter of Credit Accommodations.

(a) Subject to and upon the terms and conditions contained herein, at the request of Borrower, Agent agrees, for the ratable risk of each Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations for the account of Borrower or a Guarantor containing terms and conditions acceptable to Agent and the issuer thereof. Any payments made by or on behalf of Agent or any Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations provided to or for the benefit of Borrower shall constitute additional Revolving Loans to Borrower pursuant to this Section 2.

(b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Agent, for the account of Lenders, on the daily outstanding balance of Letter of Credit Accommodations, a letter of credit fee calculated at a rate per annum based on the then Applicable Margin for Eurodollar Rate Loans, except that Agent may, and upon the written direction of Required Lenders shall, require Borrower to pay to Agent for the benefit of Lenders such letter of credit fee, at a rate equal to two (2%) percent per annum in excess of the Applicable Margin on such daily outstanding balance for: (A) the period from and after the date of termination hereof until Agent and Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (B) the period from and after the date of the occurrence of an Event of Default under Sections 10.1(a)(i), 10.1(g) and 10.1(h) for so long as such Event of Default is continuing as determined by Agent. Such letter of credit fee shall be payable monthly in arrears on the first day of each month and calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination of this Agreement. In addition to the letter of credit fees set forth above, Borrower agrees to pay to Agent, for the account of Agent, in respect of each Letter of Credit Accommodation issued pursuant to the terms of this Agreement, a fronting fee at a rate equal to one-eighth of one (1/8%) percent (on a per annum basis) calculated upon the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month.

(c) Borrower shall give Agent two (2) Business Days’ prior written notice of Borrower’s request for the issuance of a Letter of Credit Accommodation. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation. Borrower shall attach to such notice the proposed terms of the Letter of Credit Accommodation.

(d) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) Borrower shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application, in form and substance reasonably satisfactory to Agent and satisfactory to such proposed issuer, for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Agent and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation and (iii) after giving effect to any Letter of Credit Accommodation, the aggregate outstanding amount of Loans and Letter of Credit Accommodations shall not exceed the lesser of (A) the Borrowing Base then in effect and (B) the Maximum Credit.

(e) Except in Agent’s discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender in connection therewith shall not at any time exceed $60,000,000.

(f) Borrower and each Guarantor shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Borrower and each Guarantor assume all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower’s agent. Borrower and each Guarantor each assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower and each Guarantor each hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, Guarantor, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

(g) In connection with Inventory purchased pursuant to Letter of Credit Accommodations, Borrower and each Guarantor shall, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver them to Agent and/or subject to Agent’s order, and if they shall come into Borrower’s or any Guarantor’s possession, to deliver them, upon Agent’s request, to Agent in their original form. Borrower and each Guarantor shall also, at Agent’s request, designate Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(h) Borrower and each Guarantor each hereby irrevocably authorizes and directs any issuer of a Letter of Credit Accommodation to name Borrower or such Guarantor as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor. Nothing contained herein shall be deemed or construed to grant Borrower or any Guarantor any right or authority to pledge the credit of Agent or any Lender in any manner. Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent or any Lender unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower and each Guarantor shall be bound by any reasonable interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower or such Guarantor.

(i) So long as no Event of Default exists or has occurred and is continuing, Borrower may (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (iv) with Agent’s consent, grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral.

(j) At any time an Event of Default exists or has occurred and is continuing, Agent shall have the right and authority to, and Borrower shall not, without the prior written consent of Agent, (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, (iv) grant any extensions of the maturity of, time of payments for, or time of presentation of, any drafts, acceptances, or documents, and (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Agent may take such actions either in its own name or in Borrower’s name.

(k) Any rights, remedies, duties or obligations granted or undertaken by Borrower or any Guarantor to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower or such Guarantor to Agent for the ratable benefit of Lenders. Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent in favor of any issuer or correspondent to the extent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower and each Guarantor to Agent for the ratable benefit of Lenders and to apply in all respects to Borrower and each Guarantor.

(l) Immediately upon the issuance or amendment of any Letter of Credit Accommodation, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit Accommodation (including, without limitation, all Obligations with respect thereto).

(m) Borrower is irrevocably and unconditionally obligated, without presentment, demand or protest, to pay to Agent any amounts paid by an issuer of a Letter of Credit Accommodation with respect to such Letter of Credit Accommodation (whether through the borrowing of Loans in accordance with Section 2.2(a) or otherwise). In the event that Borrower fails to pay Agent on the date of any payment under a Letter of Credit Accommodation in an amount equal to the amount of such payment, Agent (to the extent it has actual notice thereof) shall promptly notify each Lender of the unreimbursed amount of such payment and each Lender agrees, upon one (1) Business Day’s notice, to fund to Agent the purchase of its participation in such Letter of Credit Accommodation in an amount equal to its Pro Rata Share of the unpaid amount. The obligation of each Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence is absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuance of any Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by Borrower in respect of Loans that are Base Rate Loans as set forth in Section 3.1(a) hereof.

2.3 Increase in Maximum Credit.

(a) Borrower may, at any time, deliver a written request to Agent to increase the Maximum Credit. Any such written request shall specify the amount of the increase in the Maximum Credit that Borrower is requesting, provided, that, (i) in no event shall the aggregate amount of any such increase in the Maximum Credit cause the Maximum Credit to exceed $400,000,000, (ii) such request shall be for an increase of not less than $25,000,000 and integral multiples of $5,000,000 in excess of such amount, (iii) any such request shall be irrevocable, and (iv) in no event shall more than one such written request be delivered to Agent in any calendar quarter.

(b) Upon the receipt by Agent of any such written request, Agent shall seek increased Commitments from existing Lenders or new Commitments from such Eligible Transferees as it may determine, after consultation with Borrower. In the event Lenders (or Lenders and any such Eligible Transferees, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Borrower or permitted hereunder, Agent shall then have the right to allocate such commitments in such amounts and manner as Agent may determine, after consultation with Borrower. No Lender shall be obligated to provide an increase in its Commitment, and any determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender.

(c) The Maximum Credit shall be increased by the amount of the increase in Commitments from Lenders or new Commitments from Eligible Transferees, allocated by Agent as provided above, for which Agent has received Assignment and Acceptances thirty (30) days after the date of the request by Borrower for the increase or such earlier date as Agent and Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Commitments and new Commitments, as the case may be, equal or exceed the amount of the increase in the Maximum Credit requested by Borrower in accordance with the terms hereof, effective on the date that each of the following conditions have been satisfied:

(i) Agent shall have received from each Lender or Eligible Transferee that is providing an additional or new Commitment as part of the increase in the Maximum Credit, an Assignment and Acceptance duly executed by such Lender or Eligible Transferee and Borrower, provided, that, the aggregate Commitments set forth in such Assignment and Acceptance(s) shall be not less than $5,000,000;

(ii) the conditions precedent to the making of Loans set forth in Section 4.2 shall be satisfied as of the date of the increase in the Maximum Credit, both before and after giving effect to such increase;

(iii) if requested by Agent, Agent shall have received an opinion of counsel to Borrower in form and substance and from counsel reasonably satisfactory to Agent addressing such matters as Agent may reasonably request (including an opinion as to no conflicts with other Indebtedness);

(iv) such increase in the Maximum Credit on the date of the effectiveness thereof shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;

(v) there shall have been paid to each Lender and Eligible Transferee providing an additional or new Commitment in connection with such increase in the Maximum Credit all fees and expenses due and payable to such Person on or before the effectiveness of such increase; and

(vi) there shall have been paid to Agent, for the account of Agent and Lenders (in accordance with any agreement among them), all fees and expenses (including reasonable fees and expenses of counsel) due and payable pursuant to any of the Financing Agreements on or before the effectiveness of such increase.

(d) As of the effective date of any such increase in the Maximum Credit, each reference to the term Maximum Credit herein, and in any of the other Financing Agreements shall be deemed amended to mean the amount of the Maximum Credit specified in the most recent written notice from Agent to Borrower of the increase in the Maximum Credit.

2.4 Commitments. Notwithstanding anything herein to the contrary, the aggregate amount of each Lender’s Pro Rata Share of the Loans, Letter of Credit Accommodations (and participations required to be purchased hereunder under any circumstances) and Special Agent Advances shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

2.5 Bank Products. Borrower or any of its Subsidiaries may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products. Borrower or any of its Subsidiaries that obtains Bank Products shall indemnify and hold Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by any Bank Product Provider in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person. Borrower and its Subsidiaries acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider.

2.6 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in reliance upon the agreements of the other Lenders set forth in this Section 2.6, make loans (each such loan, a “Swing Line Loan”) to Borrower from time to time on any Business Day in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that after giving effect to any Swing Line Loan, the aggregate outstanding amount of all Loans and Letter of Credit Accommodations shall not exceed the lesser of (i) the Borrowing Base or (ii) the Maximum Credit, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and provided further that the Swing Line Lender shall not be obligated to make any Swing Line Loan at any time when any Lender is at such time a Defaulting Lender hereunder, unless the Swing Line Lender has entered into satisfactory arrangements with Borrower or such Lender to eliminate the Swing Line Lender’s risk with respect to such Lender. Within the foregoing limits, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.6, request and prepay in accordance with Section 2.1(d), and reborrow under this Section 2.6. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan. The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Agent in Section 12 with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Agent” as used in Section 12 included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon Borrower’s irrevocable notice to the Swing Line Lender and the Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Agent of a written Swing Line Loan Notice, appropriately completed and signed by an authorized officer of Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.6(a), or (B) that one or more of the applicable conditions specified in Section 4 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available Borrower at its office by crediting the account of Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request (and shall request no less frequently than weekly in respect of each borrowing of a Swing Line Loan), on behalf of Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing and subject to the unutilized portion of the lesser of (A) the Borrowing Base or (B) the Maximum Credit and the conditions set forth in Section 4.2. The Swing Line Lender shall furnish Borrower with a copy of the applicable notice promptly after delivering such notice to the Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such notice available to the Agent in immediately available funds for the account of the Swing Line Lender at the Agent’s office not later than 1:00 p.m. on the day specified in such notice, whereupon, subject to Section 2.6(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount. The Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a borrowing in accordance with Section 2.6(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.6(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6(c) by the time specified in Section 2.6(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Prime Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Loans pursuant to Section 2.1 or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.6(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.6(c) is subject to the conditions set forth in Section 4. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender, each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Prime Rate. The Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.6 to refinance such

Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

SECTION 3. INTEREST AND FEES

3.1 Interest.

(a) Borrower shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b) Borrower may from time to time request Eurodollar Rate Loans or may request that Base Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Notwithstanding anything herein to the contrary, Swing Line Loans shall always be the Base Rate Loans. Such request from Borrower shall specify the amount of the Eurodollar Rate Loans or the amount of the Base Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from Borrower, such Eurodollar Rate Loans shall be made or Base Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, Borrower shall have complied with such customary procedures as are established by Agent and specified by Agent to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iii) no more than eight (8) Interest Periods may be in effect at any one time, (iv) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (v) at all times that a Cash Dominion Event has occurred and is continuing (and at all other times, Borrower shall use its best efforts to ensure that) the maximum amount of the Eurodollar Rate Loans in the aggregate at any time requested by Borrower shall not exceed the amount equal to the lowest principal amount of the Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Agent in good faith (but with no obligation of Agent or Lenders to make such Loans), and (vi) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by or on behalf of Borrower for Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

(c) Any Eurodollar Rate Loans shall automatically convert to Base Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Borrower, be subsequently converted to Base Rate Loans in the event that this Agreement shall terminate or not be renewed. Borrower shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Base Rate Loans.

(d) Interest (other than interest on Eurodollar Rate Loans) shall be payable by Borrower to Agent, for the account of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest on Eurodollar Rate Loans shall be payable by Borrower to Agent, for the account of Lenders, on the last day of each Interest Period applicable to such Loan; provided, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, interest shall also be payable on the date that falls on the three month anniversary of the beginning of such Interest Period. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Base Rate effective on the first day of the month after any change in such Base Rate is announced based on the Base Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2 Fees.

(a) Borrower shall pay to Agent, for the account of Lenders, monthly an unused line fee at the Unused Line Rate (defined below) then applicable calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears. The “Unused Line Rate” shall be a rate per annum set forth below and determined based on the amount of the daily average of the outstanding Revolving Loans and Letter of Credit Accommodations for the immediately preceding calendar quarter period as set forth below:

Tier	Daily Average Revolving Loans and Letter of Credit Accommodations	Unused Line Rate

1	Greater than or equal to 50% of the Borrowing Base	0.375%

2	Less than 50% of the Borrowing Base	0.50%

provided, that, the Unused Line Rate set forth in Tier 2 of the chart above shall be in effect from the Closing Date until the last day of the sixth full month after the Closing Date. The Unused Line Rate shall be calculated and established thereafter once every calendar quarter, effective as of the first day of such calendar quarter period and shall remain in effect until the next quarterly adjustment date. Swing Line Loans will not be considered in the calculation of the Unused Line Rate.

(b) Borrower agrees to pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.

3.3 Changes in Laws and Increased Costs of Loans.

(a) If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank or any Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender, in good faith, to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an actual increase in the cost to any Lender of funding or maintaining the Loans, the Letter of Credit Accommodations or its Commitment, then Borrower and each Guarantor shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify Lenders against such actual increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such actual increased cost and showing in reasonable detail the computation thereof shall be submitted to Borrower by Agent and shall be conclusive, absent manifest error. For purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, BASEL III and all requests, guidelines or directives in connection with the foregoing are deemed to have gone into effect and been adopted after the Closing Date.

(b) If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrower and each Guarantor) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the London Interbank Offered Rate for such Interest Period, (ii) Agent has received notice from the Required Lenders that the London Interbank Offered Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Borrower as soon as practicable thereafter, and will also give prompt written notice to Borrower when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Base Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Base Rate Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall Borrower have the right to convert Base Rate Loans to Eurodollar Rate Loans.

(c) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower and each Guarantor shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d) Borrower and each Guarantor shall indemnify Agent and each Lender and to hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Loan Agreement, (ii) default by Borrower in making any prepayment of a Eurodollar Rate Loan after Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market. This covenant shall survive the termination or non-renewal of this Loan Agreement and the payment of the Obligations.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Agent and Lenders making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

(a) all requisite corporate action or limited liability company action, as applicable, and proceedings in connection with this Agreement and the other Financing Agreements shall be reasonably satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have reasonably requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of Borrower and each Guarantors certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate or limited liability company name of Borrower or such Guarantor, as the case may be, as is set forth herein and such document as shall set forth the organizational identification number of Borrower or such Guarantor, if one is issued in its jurisdiction of incorporation or organization);

(b) no material adverse change shall have occurred in the assets, business or prospects of Borrower and Guarantors since December 31, 2010 and no change or event shall have occurred which would impair in any material respect the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent or any Lender to enforce the Obligations or realize upon the Collateral;

(c) Agent shall have received, in form and substance reasonably satisfactory to it in good faith, an executed letter, from the Term Loan Lenders (as defined in the Existing Loan Agreement) to Agent (i) specifying the payoff amount necessary to repay in full all of the obligations of Borrower and Guarantors owing to the Term Loan Lenders under the Term Loan Documents (as defined in the Existing Loan Agreement), and (ii) providing for the release of any interest existing in favor of the Term Loan Lenders in and to the assets of the Borrower and Guarantors upon receipt of the specified payoff amount, together with authorization by the Term Loan Lenders for Borrower or Agent to file UCC termination statements and an undertaking to deliver other documentation evidencing the termination by the Term Loan Lenders of any interest in and to any assets and properties of Borrower and Guarantors; and the payoff and release of liens described in such letter shall have been consummated prior to or simultaneously with the closing of this Credit Facility.

(d) Agent and Lenders shall have received the payment of all fees required to be paid under the terms hereof and the Fee Letter.

(e) Borrower shall have Excess Availability of not less than $100,000,000 based on the Borrower’s Borrowing Base as of February 28, 2011 after giving pro forma effect to the application of proceeds of the initial Loans and after provision for payment of all fees and expenses of the transaction. The term “Excess Availability” for purposes of determining opening day availability means the lesser of the Borrowing Base or the Maximum Credit, minus outstanding Obligations (excluding Hedging Transactions and inchoate reimbursement and indemnification obligations);

(f) Agent shall have received, in form and substance reasonably satisfactory to Agent, Deposit Account Control Agreements by and among Agent, Borrower and each Guarantor, as the case may be and each bank where Borrower (or any Guarantor) has a deposit account (other than Store Accounts), in each case, duly authorized, executed and delivered by such bank, Borrower or such Guarantor, as the case may be;

(g) Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent has a valid perfected first priority security interest in all of the Collateral;

(h) Agent shall have received (i) projected monthly balance sheets, income statements, statements of cash flows and availability of Borrower and Guarantors for the period through the end of the fiscal year ending March 31, 2012, (ii) projected annual balance sheets, income statements, statements of cash flows and availability of Borrower and Guarantors through the end of the 2015 fiscal year, in each case as to the projections described in clauses (i) and (ii), with the results and assumptions set forth in all of such projections in form and substance consistent with the projected financial statements heretofore delivered to Agent, and (iii) any updates or modifications to the projected financial statements of Borrower and Guarantors previously received by Agent, in each case under this clause (iii) in form and substance satisfactory to Agent;

(i) Agent shall have received an updated certificate of Borrowing Base in form satisfactory to Agent reflecting the Borrowing Base as of February 28, 2011;

(j) Agent shall have received and reviewed lien search results for the jurisdiction of incorporation and organization of Borrower and Guarantors and judgment search results for the jurisdiction of the chief executive office of Borrower and Guarantors, which search results shall be in form and substance reasonably satisfactory to Agent;

(k) Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance reasonably satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;

(l) Agent shall have received, in form and substance reasonably satisfactory to Agent, such opinion letters of counsel to Borrower and Guarantors with respect to the Financing Agreements and such other matters as Agent may request; and

(m) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance reasonably satisfactory to Agent.

4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to the Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

(a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms of this Agreement, the other Financing Agreements, or (ii) has or would reasonably be expected to have a Material Adverse Effect; and

(c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST

5.1 Grant of Security Interest. To secure payment and performance of all Obligations, subject to Section 5.3 hereof, Borrower and each Guarantor hereby grants to Agent, for itself and the benefit of Lenders and Bank Product Providers, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of Lenders and Bank Product Providers, as security, and hereby confirms, reaffirms and restates the prior grant thereof to Agent, for itself and the benefit of Lenders and Bank Product Providers pursuant to the Existing Financing Agreements, all personal and real property and fixtures, and interests in property and fixtures, of Borrower and such Guarantor, whether now owned or hereafter acquired or existing, and wherever located, subject to Section 5.3 hereof (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”), including:

(a) all Accounts;

(b) all general intangibles, including, without limitation, all Intellectual Property;

(c) all goods, including, without limitation, Inventory and Equipment;

(d) all fixtures;

(e) all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(f) all instruments, including, without limitation, all promissory notes;

(g) all documents and all credit card sales drafts, credit card sales slips or charge slips or receipts and other forms of store receipts;

(h) all deposit accounts;

(i) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of Borrower or Guarantors now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of Borrower or any Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l) all commercial tort claims, including, without limitation, those identified in the Information Certificate;

(m) to the extent not otherwise described above, all Receivables;

(n) all Records; and

(o) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

5.2 Perfection of Security Interests.

(a) Borrower and each Guarantor each irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and Borrower or such Guarantor as debtor, as Agent may require, and including any other information with respect to Borrower or Guarantors or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Borrower and each Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and Borrower or any Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Borrower and each Guarantor hereby authorizes Agent to adopt on behalf of Borrower and such Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and Borrower or any Guarantor as debtor includes assets and properties of Borrower or any Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by Borrower or such Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. Until such time as all of the Obligations have been paid in full in accordance with Section 13.1(a) hereof, in no event shall Borrower or any Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and Borrower or any Guarantor as debtor.

(b) Neither Borrower nor any Guarantor has any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower or any Guarantor shall be entitled to or shall receive any chattel paper or instrument after the date hereof, Borrower and such Guarantor shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of Borrower or any Guarantor (including by any agent or representative), Borrower or such Guarantor shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that Borrower or such Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree. At Agent’s option, Borrower and each Guarantor shall, or Agent may at any time on behalf of Borrower or such Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wells Fargo Bank, National Association, as Agent and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c) In the event that Borrower or any Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) with a value in excess of $250,000, in the aggregate, Borrower or such Guarantor shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Borrower or such Guarantor shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d) Neither Borrower nor any Guarantor has any deposit accounts as of the date hereof, except as set forth in the Information Certificate. Borrower and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower or any Guarantor to open or establish such account, which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom Borrower or such Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be reasonably acceptable to Agent, and (iii) on or before the opening of such deposit account (other than the opening of a Store Account), Borrower or such Guarantor shall, as Agent may specify, either (A) deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by Borrower or such Guarantor and the bank at which such deposit account is opened and maintained or (B) arrange for Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Agent. The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s or any Guarantor’s employees.

(e) Neither Borrower nor any Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i) In the event that Borrower or any Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, Borrower or such Guarantor shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. If any securities, now or hereafter acquired by Borrower or any Guarantor are uncertificated and are issued to Borrower or such Guarantor or its nominee directly by the issuer thereof, Borrower or such Guarantor shall immediately notify Agent thereof and shall as Agent may specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of Borrower or such Guarantor or such nominee, or (B) arrange for Agent to become the registered owner of the securities.

(ii) Neither Borrower nor any Guarantor shall, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower or any Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom Borrower or such Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be reasonably acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, Borrower or such Guarantor shall as Agent may specify either (1) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by Borrower or such Guarantor and such securities intermediary or commodity intermediary or (2) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent.

(f) Neither Borrower nor any Guarantor is the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower or any Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument with a principal amount in excess of $250,000, individually, and $500,000, in the aggregate whether as beneficiary thereof or otherwise after the date hereof, Borrower or such Guarantor shall promptly notify Agent thereof in writing. Borrower or Guarantors shall immediately, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by Borrower or such Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrower’s expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g) Neither Borrower nor any Guarantors has any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower or any Guarantor shall at any time after the date hereof have any commercial tort claims for an amount in excess of $250,000, individually, and $500,000 in the aggregate, Borrower or such Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by Borrower or such Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by Borrower or such Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by Borrower or such Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and Borrower or such Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, Borrower and Guarantors shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

(h) Borrower and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of Borrower or a Guarantor permitted herein in the ordinary course of business of Borrower or such Guarantor in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral (other than goods in-transit) with a Value in excess of $500,000 (as may be increased by Agent in its sole discretion) either individually or in the aggregate, are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrower and Guarantors shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Borrower and Guarantors shall deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower or such Guarantor that is the owner of such Collateral.

(i) Borrower and each Guarantor shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first or second priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that Borrower’s or any Guarantor’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, or (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction, subject to the liens, security interest or other encumbrances that are permitted under Section 9.8 hereof and such other exceptions with respect to priority and perfection as are set forth herein and in the other Financing Agreements.

(j) Borrower and each Guarantor shall deliver to Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form of Exhibit E attached hereto which have been executed on behalf of Borrower or such Guarantor and delivered to Borrower’s or such Guarantor’s credit card clearinghouses and processers listed on Schedule 8.16.

5.3 Special Provisions Regarding Collateral. Notwithstanding anything to the contrary contained in this Section 5, the types or items of Collateral described in Section 5.1 shall not include (a) any personal or real property leasehold rights or interests, (b) any motor vehicles or certificates of title relating thereto, (c) any rights or interest in any contract (other than a lease of personal or real property), license, permit or license agreement covering personal or real property of Borrower or any Guarantor, so long as under the terms of such contract, license, permit or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, license, permit or license agreement has not been or is not otherwise obtained or (d) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed); provided, that, the foregoing exclusion in clause (c) shall in no way be construed (i) to apply if any such prohibition is unenforceable under the UCC or other applicable law or (ii) so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any rights or interests of Borrower or any Guarantor in or to monies due or to become due under any such contract, license, permit or license agreement (including any Receivables).

SECTION 6. COLLECTION AND ADMINISTRATION

6.1 Borrower’s Loan Accounts. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower or any Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2 Statements. Agent shall render to Borrower each month a statement setting forth the balance in the Borrower’s loan account(s) maintained by Agent for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and each Guarantor and conclusively binding upon Borrower and each Guarantor as an account stated except to the extent that Agent receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been received by Borrower. Until such time as

Agent shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower and each Guarantor.

6.3 Collection of Accounts.

(a) Borrower and each Guarantor shall establish and maintain, at its expense, deposit account arrangements and merchant payment arrangements with the banks set forth on Schedule 8.10 to the Information Certificate and, subject to Section 5.2(d) hereof, such other banks as Borrower may hereafter select. The banks set forth on Schedule 8.10 to the Information Certificate constitute all of the banks with which Borrower and each Guarantor have deposit account arrangements and merchant payment arrangements as of the date hereof and identifies each of the deposit accounts at such banks that are used solely for receiving receipts from one or more retail store locations, warehouses or distribution centers of Borrower and making ordinary course disbursements on account of each such retail store location, warehouse and distribution center (together with any other deposit accounts at any time established or used by Borrower for receiving such receipts from any retail store location, warehouse or distribution center, collectively, the “Store Accounts” and each individually, a “Store Account”) or otherwise describes the nature of the use of such deposit account by Borrower.

(i) Borrower shall deposit all proceeds from sales of Inventory in every form, including, without limitation, cash, checks, credit card sales drafts, credit card sales or charge slips or receipts and other forms of daily store receipts (other than nominal amounts retained in registers at the retail store locations as cash on hand), from each retail store location of Borrower on each Business Day into the Store Account of Borrower used solely for such purpose. All such funds deposited into the Store Accounts shall be sent by wire transfer or other electronic funds transfer no less frequently than three (3) times a week (or more frequently upon Agent’s request at any time after the occurrence of a Cash Dominion Event) to the Blocked Accounts as provided in Section 6.3(a)(ii) below, except nominal amounts which are required to be maintained in such Store Accounts under the terms of Borrower’s arrangements with the bank at which such Store Accounts are maintained, which nominal amounts shall not exceed $5,000 at any time as to any individual retail store location and shall not exceed $1,000,000 in the aggregate any time as to all retail store locations.

(ii) Borrower shall establish and maintain, at its expense, deposit accounts with such banks as are reasonably acceptable to Agent (the “Blocked Accounts”) into which Borrower shall promptly either cause all amounts on deposit in the Store Accounts of Borrower to be sent as provided in Section 6.3(a)(i) above or shall itself deposit or cause to be deposited all proceeds from sales of Inventory, and all other amounts payable to Borrower from Credit Card Issuers and Credit Card Processors and all other proceeds of Collateral. Borrower and each Guarantor shall deliver, or cause to be delivered to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof or at any time and from time to time Agent may become the bank’s customer with respect to any of the Blocked Accounts and promptly upon Agent’s request, Borrower shall execute and deliver such agreements and documents as Agent may require in connection therewith. Borrower and each Guarantor each agree that all payments made to such Blocked Accounts or other funds received and collected by Agent, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent in respect of the Obligations and therefore shall constitute the property of Agent to the extent of the then outstanding Obligations; provided, that, each Deposit Account Control Agreement shall provide that the applicable depository banks at which the Blocked Accounts are maintained are authorized by Agent to transfer the funds on deposit in the Blocked Accounts to such operating bank account of Borrower as Borrower may specify in writing to Agent until such time as Agent shall notify the depository bank otherwise. Agent may instruct the depository banks at which the Blocked Accounts are maintained to transfer all funds received or deposited into the Blocked Accounts to the Agent Payment Account at any time a Cash Dominion Event shall exist or have occurred.

(b) For purposes of calculating the amount of the Loans available to Borrower, such payments shall be applied (conditional upon final collection) to the Obligations, in accordance with Section 6.4(a) hereof on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices, as in effect from time to time, by 11:00 a.m. Boston, Massachusetts time and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations on the date of receipt of immediately available funds by Agent in the Agent Payment Account and within sufficient time to credit Borrower’s loan account on such day, and if not, then on the next Business Day.

(c) Upon the occurrence and during the continuance of an Event of Default, Borrower and each Guarantor and their respective shareholders, directors, employees, agents, Subsidiaries or other Affiliates shall, acting as trustee for Agent, receive, as the property of Agent, any monies, cash, checks, drafts, notes, credit card sales drafts, credit card sales or charge slips or receipts, other forms of store receipts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall remit the same or cause the same to be remitted, in kind, to Agent, or shall deposit or cause the same to be deposited in the applicable Store Account of Borrower and all such funds deposited into such Store Account shall be sent by wire transfer or other electronic funds transfer on each Business Day to a Blocked Account; provided, that, at any time a Cash Dominion Event has occurred and is continuing, Borrower shall promptly upon Agent’s request cause the portion thereof representing sales and/or use taxes payable in connection with such sales or otherwise to be deposited into a separate bank account or accounts established for such purpose. Borrower agrees to reimburse Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank, financial institution or other person. The obligations of Borrower to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

6.4 Payments.

(a) All Obligations shall be payable to the Agent Payment Account or such other place as Agent may designate from time to time. Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from Borrower or any Guarantor or for the account of Borrower or such Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent and Lenders from Borrower and Guarantors; second, to pay interest due in respect of any Loans (and including any Special Agent Advances); third, to pay or prepay principal in respect of Special Agent Advances; fourth, to pay or prepay principal in respect of the Swing Line Loans; fifth, to pay or prepay principal in respect of the other Loans; sixth, and to pay or prepay any Obligations arising under or pursuant to any Hedging Transactions of Borrower or any Guarantor with any Bank Product Provider (up to the amount of the any then effective Reserve established in respect of such Obligations), on a pro rata basis; seventh, to pay or prepay any other Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products) whether or not then due, in such order and manner as Agent determines and, at any time on or after an Event of Default and for so long as same is continuing, to be held as cash collateral with respect to any Letter of Credit Accommodation or other contingent Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products); and eighth, at any time after an Event of Default and for so long as same is continuing, to pay or prepay any Obligations arising under or pursuant to any Bank Products (other than to the extent provided for above) on a pro rata basis. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Borrower, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Base Rate Loans and (ii) to the extent Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which Borrower acquired such rights in or the use of such Collateral.

(b) At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower maintained by Agent, provided, that, Agent shall use best efforts to notify Borrower no less than three (3) Business Days prior to charging Borrower’s loan account for any fees, costs or expenses. Borrower and each Guarantor shall make all payments to Agent and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrower and each Guarantor shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

6.5 Authorization to Make Loans. Agent and Lenders are authorized to make the Revolving Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Revolving Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Revolving Loan. Requests received after 11:00 a.m. Boston, Massachusetts time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower or Guarantors when deposited to the credit of Borrower or Guarantors or otherwise disbursed or established in accordance with the instructions of Borrower or Guarantors or in accordance with the terms and conditions of this Agreement.

6.6 Use of Proceeds. All Loans made or Letter of Credit Accommodations provided to or for the benefit of Borrower pursuant to the provisions hereof shall be used by Borrower only for general corporate purposes of Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.7 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.8 Sharing of Payments, Etc.

(a) Borrower and each Guarantor, jointly and severally agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of Borrower or any Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (after the expiration of any particular grace period and regardless of whether such balances are then due to Borrower or any Guarantor), in which case it shall promptly notify Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender (including Agent) shall obtain from Borrower or any Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by Borrower or Guarantors to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Borrower and each Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of Borrower or Guarantors. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.9 Settlement Procedures.

(a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

(b) With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 3:00 p.m. Boston, Massachusetts time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m. Boston, Massachusetts time, then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. Boston, Massachusetts time on the same Business Day and if received by a Lender after 12:00 p.m. Boston, Massachusetts time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. Boston, Massachusetts time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letter of Credit Accommodations. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrower or actually settled with the applicable Lender as described in this Section.

(c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d) If Agent is not funding a particular Loan to Borrower pursuant to Sections 6.9(a) and 6.9(b) above on any day, but is requiring each Lender to provide Agent with immediately available funds on the date of such Loan as provided in Section 6.9(c) above, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of Borrower on such day. If Agent makes such corresponding amount available to Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Borrower of such failure and Borrower shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Borrower’s receipt of such notice. A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender’s behalf, or any Lender who fails to pay any other amount owing by it to Agent, is a “Defaulting Lender.” Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, relend to Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0); provided, that the Commitment of such Defaulting Lender may not be increased or extended without such Defaulting Lender’s consent. This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by Borrower or any Obligor of their duties and obligations hereunder.

(e) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

6.10 Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

6.11 Taxes.

(a) Any and all payments by Borrower and any Guarantors to Agent or any Lender under this Agreement and any of the other Financing Agreements shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, Borrower shall pay all Other Taxes (or Agent may, at its option, pay such Other Taxes and charge the loan account of Borrower for such amounts so paid).

(b) Subject to the last sentence of Section 6.11(f), Borrower and Guarantors shall indemnify and hold harmless Agent and Lenders for the full amount of Taxes or Other Taxes paid by Agent or any Lender (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section, but not including Other Taxes that arise as a result of Agent’s or any Lender’s arrangements with the applicable taxing jurisdiction, if any, and not as a result of this Agreement) and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses) other than those resulting solely from a failure by Agent or any Lender to pay any Taxes or Other Taxes which it is required to pay and for which it received an indemnity payment) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. Payment under this indemnification shall be made within ten (10) days after the date Agent or any Lender makes written demand therefor. If Borrower reasonably believes that such Taxes or Other Taxes were not correctly or legally asserted, Agent or such Lender shall, upon Borrower’s request and at Borrower’s expense, provide such documents to

Borrower in form and substance reasonably satisfactory to Borrower, to enable Borrower to contest such Taxes or Other Taxes pursuant to appropriate proceedings then available to Borrower (so long as providing such documents shall not, in the good faith determination of Agent, have a reasonable likelihood of resulting in any liability of Agent or any Lender).

(c) If Borrower or any Guarantor shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder or under the other Financing Agreements to Agent or any Lender, then:

(i) subject to the last sentence of Section 6.11(f) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) Agent or such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii) Borrower or such Guarantor shall make such deductions and withholdings;

(iii) Borrower or such Guarantor shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv) to the extent not paid to Agent or Lenders pursuant to Section 6.11(c)(i), Borrower or such Guarantor shall also pay to Agent or any Lender, at the time interest is paid, all additional amounts which are necessary to preserve the after-tax yield Agent or such Lender would have received pursuant to the Financing Agreements if such Taxes or Other Taxes had not been imposed.

(d) Within thirty (30) days after the date of any payment by Borrower or any Guarantor of Taxes or Other Taxes, Borrower or such Guarantor shall furnish to Agent the original or a certified copy of a receipt or any other or other evidence of payment reasonably satisfactory to Agent.

(e) If Borrower or any Guarantor otherwise would be required to pay additional amounts to Agent or a Lender pursuant to Section 6.11(c), then upon Borrower’s written request, such Lender shall use reasonable efforts at Borrower’s expense (consistent with legal and regulatory restrictions) to take such action, including changing the jurisdiction of its lending office so as to eliminate any such additional payment by Borrower or such Guarantor which may thereafter accrue. Borrower hereby agrees to pay all reasonable costs and expenses incurred by such Lender in connection with any action taken by such Lender in accordance with this Section 6.11(e).

(f) In the event that Borrower or any Guarantor is required to pay additional amounts or to make indemnity payments pursuant to this Section 6.11, Borrower may, upon notice to Agent and the applicable Lender, either prepay in whole or in part the outstanding balance of any Loan being maintained by the applicable Lender or require such Lender to assign and delegate without recourse all of its interests, rights and obligations under this Agreement to an Eligible Transferee selected by Borrower or Agent.

(g) In the event a Lender shall assign the Obligations and its rights hereunder to an assignee which is organized under the laws of a jurisdiction outside the United States, such assignee of a Lender shall provide Borrower with an IRS Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the Internal Revenue Service certifying as to such assignee’s being entitled to full exemption from United States withholding tax with respect to all payments to be made to such assignee hereunder and under any of the other Financing Agreements (unless such assignee of a Lender is unable to do so by reason of a change in law, including, without limitation, any statute, treaty, ruling, determination or regulation occurring subsequent to the effective date of such assignment). Notwithstanding anything to the contrary contained in this Section 6.11, unless Borrower has received forms or other documents indicating that payments to such assignee hereunder or under any of the other Financing Agreements are not subject to United States of America withholding tax, Borrower shall, in the case of payments to or for any assignee of a Lender organized under the laws of a jurisdiction outside the United States (i) withhold taxes from such payments at the applicable statutory rate, or at a rate reduced by an applicable tax treaty and (ii) pay such assignee such payment net of any taxes so withheld. Such assignee will be required to use reasonable efforts (including reasonable efforts to change its lending office) to avoid or to minimize any amounts which might otherwise be payable by Borrower or any Guarantor pursuant to this Section 6.11; provided, that, such efforts shall not cause the imposition on such assignee of any additional costs or legal or regulatory burdens deemed by such assignee in good faith to be material.

(h) If Agent or any Lender receives a permanent tax benefit in respect of any Taxes or Other Taxes for which Agent or such Lender has received an indemnification payment from Borrower or any Guarantor hereunder, so long as no Event of Default shall exist or have occurred and be continuing, Agent or such Lender (as the case may be) shall credit to the loan account of Borrower the amount of such permanent tax benefit.

(i) Each Person that is a Lender as of the date of this Agreement or becomes a Lender after the date of this Agreement (i) either (a) represents and warrants to Borrower that such Person is incorporated or organized under the laws of the United States or a state thereof or (b) if such Person is organized under the laws of any jurisdiction other than the United States or any State thereof, agrees to furnish to Agent and Borrower prior to the time that Agent or Borrower is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (wherein such Lender claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by such Lender, and (ii) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

SECTION 7. COLLATERAL REPORTING AND COVENANTS

7.1 Collateral Reporting.

(a) Borrower shall provide Agent with the following documents in a form satisfactory to Agent:

(i) as soon as possible after the end of each month (except during a Weekly Reporting Period, then as soon as possible after the end of each week), but in any event within ten (10) Business Days after the end of such month (or during a Weekly Reporting Period by the third (3rd) Business Day after the end of such week) or as more frequently as Borrower may desire, (A) a Borrowing Base certificate executed by the Borrower, substantially in the form of Exhibit D attached hereto (which Agent shall make available to Lenders after receipt from Borrower), (B) schedules of sales made, credits issued and cash received during such period, (C) inventory reports by categories, location, and mix (including indicating the amounts of Inventory at warehouses and stores, and detail regarding Inventory subject to the Frigidaire Consignment Agreement) as of the end of such period, (D) reports of sales of Inventory, indicating gross sales, returns, allowances and net sales, and reports of aggregate Inventory purchases (including all costs related thereto, such as freight, duty and taxes) during such period, and (E) a report of credit card sales during such period, including the amount of the chargebacks and credits with respect thereto and providing an aging of such sales identifying those outstanding more than ten (10) Business Days since the sale date giving rise thereto; provided, that, this report under clause (E) does not have to be provided to Agent unless a Weekly Reporting Period has occurred and is continuing;

(ii) as soon as possible after the end of each month (but in any event within ten (10) Business Days after the end thereof), or during a Weekly Reporting Period, more frequently as Agent may request, (A) agings of accounts receivable (together with a reconciliation to the previous month’s aging and general ledger), and (B) agings of accounts payable (including information indicating the aggregate amount owing to owners and lessors of leased premises, warehouses, fulfillment centers, processors and other third parties from time to time in possession of any Collateral) as of the end of such month;

(iii) as soon as possible after the end of each month (but in any event ten (10) Business Days after the end thereof), in each case certified by the chief financial officer, treasurer or controller of Borrower as true and correct: (A) a statement confirming the payment of rent and other amounts due to owners and lessors of real property used by Borrower in the immediately preceding month, subject to year-end or monthly percentage rent payment adjustments, (B) the addresses of all new retail store locations of Borrower opened and existing retail store locations closed or sold (including a report of results by category of inventory of any going out of business sales and identifying the proceeds of any other assets of Borrower sold in connection with such store closures), in each case since the date of the most recent certificate delivered to Agent containing the information required under this clause, (C) reports regarding consigned inventory, (D) reports regarding inventory subject to the Frigidaire Consignment Agreement, (E) reports regarding customer deposits and gift cards, (F) a report of any new deposit account established or used by Borrower with any bank or other financial institution, including the name of the account, the account number, the name and address of the financial institution at which such account is maintained, the purpose of such account and, if any, the amount held in such account on or about the date of such report;

(iv) as soon as possible after the end of each fiscal quarter (but in any event within ten (10) Business Days after the end thereof), (A) a report from the chief financial officer, treasurer or controller of Borrower certifying the number of shares of Capital Stock issued by Parent during the immediately preceding fiscal quarter and the parties to whom such shares were issued; and (B) a report from the chief financial officer, treasurer or controller of Borrower certifying the addresses of all new retail store locations opened by Borrower during the immediately preceding fiscal quarter;

(v) upon Agent’s request, (A) reports of sales for each category of Inventory, (B) reports of aggregate Inventory purchases (including all costs related thereto, such as freight, duty and taxes) and identifying items of Inventory in transit to Borrower related to the applicable documentary letter of credit and/or bill of lading number, (C) copies of purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (D) copies of shipping and delivery documents, (E) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower, (F) reports by retail store location of sales and operating profits for each such retail store location, (G) reports on sales and use tax collections, deposits and payments, including monthly sales and use tax accruals, (H) perpetual inventory reports, and (I) the monthly statements received by Borrower or any of its Affiliates from any Credit Card Issuers or Credit Card Processors, together with such additional information with respect thereto as shall be sufficient to enable Agent to monitor credit card transactions;

(vi) the following field examinations and appraisals at the expense of Borrower:

(A)	subject to clause (B) below, one (1) field examination and one (1) appraisal in any twelve (12) month period so long as Excess Availability for any period of five (5) consecutive Business Days is greater than 25% of the lesser of the Borrowing Base or the Maximum Credit,

(B)	two (2) field examinations and two (2) appraisals in any twelve (12) month period if Excess Availability for any period of five (5) consecutive Business Days is less than the greater of (A) 25% of the lesser of the Borrowing Base or the Maximum Credit or (B) $15,000,000 until September 30, 2012 and $20,000,000 thereafter (the “Examination Criteria”), to continue until Quarterly Average Excess Availability has exceeded the Examination Criteria for three (3) consecutive calendar quarters, and

(C)	such other field examinations and appraisals as the Agent may request upon the occurrence and the continuance of an Event of Default;

provided, that Agent may conduct additional field examinations and appraisals as it may elect at the expense of Agent and Lenders, provided,

further, that together with field examinations and appraisals, if any, done pursuant to clauses (A) and (B) above, Agent may not conduct more than four (4) field examinations and four (4) appraisals in any twelve (12) month period, but without limit during the continuation of an Event of Default; and

(vii) such other reports as to the Collateral as Agent shall reasonably request from time to time.

(b) If Borrower’s or any Guarantor’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower and each Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2 Accounts Covenants. (a) Borrower shall, to the extent any of the following exceeds $1,000,000, notify Agent promptly of: (i) any material delay in Borrower’s performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, Credit Card Issuer or Credit Card Processor or any material disputes with account debtors, or any settlement, adjustment or compromise thereof, and (ii) all material adverse information known to Borrower or Guarantors relating to the financial condition of any account debtor, Credit Card Issuer or Credit Card Processor and (iii) any event or circumstance which, to the best of Borrower’s or any Guarantor’s knowledge, would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, Credit Card Issuer or Credit Card Processor without Agent’s consent, except in the ordinary course of Borrower’s or such Guarantor’s business in accordance with current practices of Borrower in effect on the date hereof or as such practices may hereafter change as a result of changes to the policies of Borrower applicable to its similarly situated customers generally and unrelated to the circumstances of Borrower or otherwise with the prior approval of Agent. So long as no Event of Default exists or has occurred and is continuing, Borrower and Guarantors shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor, Credit Card Issuer or Credit Card Processor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors, Credit Card Issuer or Credit Card Processor or grant any credits, discounts or allowances.

(b) With respect to each Account: (i) no payments shall be made thereon except payments delivered to Agent pursuant to the terms of this Agreement, (ii) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto, if in the aggregate with all other Accounts, the same exceed $500,000 and (iii) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws limiting creditors’ rights generally and be general equitable principles.

(c) Borrower shall notify Agent promptly of: (i) any notice of a material default by Borrower under any of the Credit Card Agreements or of any default which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to Borrower, (ii) any notice from any Credit Card Issuer or Credit Card Processor that such person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to Borrower from such person, or that such person is terminating or will terminate any of the Credit Card Agreements, and (iii) the failure of Borrower to comply with any material terms of the Credit Card Agreements or any terms thereof which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to Borrower.

(d) Agent shall have the right at any time or times (but prior to the occurrence of a Cash Dominion Event, not more frequently than once per fiscal quarter), in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3 Inventory Covenants. With respect to the Inventory: (a) Borrower and each Guarantor shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower’s or any Guarantor’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower and Guarantors shall conduct a physical count of the Inventory either through periodic cycle counts or wall to wall counts, so that all Inventory is subject to such counts at least once each year but at any time or times as Agent may request after an Event of Default has occurred and is continuing, and promptly following such physical inventory (whether through periodic cycle counts or wall to wall counts) shall supply Agent with a report in the form and with such specificity as may be satisfactory to Agent concerning such physical count; (c) Borrower and Guarantors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to Borrower or Guarantors which is in transit to the locations set forth or permitted herein; (d) upon Agent’s request, Borrower shall deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely in accordance with Section 7.1(a)(vi); (e) Borrower and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) in the event any count conducted pursuant to Section 7.3(b) above indicates any material irregularities or other adverse information regarding Inventory, in the good faith determination of Agent, upon Agent’s request,

Borrower shall, at its expense, conduct through RGIS Inventory Specialists, Inc. or another inventory counting service reasonably acceptable to Agent, a count of the Inventory in form, scope and methodology reasonably acceptable to Agent no more than one (1) time in any twelve (12) month period, but at any time or times as Agent may request at any time an Event of Default exists or has occurred and is continuing or at any time or times as Agent may request in the event of test count variances in excess of the shrinkage reserve established by Borrower, the results of which shall be reported directly by such inventory counting service to Agent and Borrower shall promptly deliver confirmation in a form satisfactory to Agent that appropriate adjustments have been made to the inventory records of Borrower to reconcile the inventory count to Borrower’s inventory records; (g) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (h) Borrower and each Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (i) Borrower and Guarantors shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower or any Guarantor to repurchase such Inventory; except for the right of return given to retail customers of Borrower in the ordinary course of the business of Borrower in accordance with the then current return policy of Borrower; and (j) Borrower and Guarantors shall keep the Inventory in good and marketable condition (subject to Borrower’s normal reserves for damaged and defective Inventory).

7.4 Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) upon Agent’s request, at any time or times as Agent may request on or after an Event of Default has occurred and is continuing, Borrower shall deliver or cause to be delivered to Agent written appraisals as to the Equipment and/or the Real Property acquired by Borrower pursuant to Section 9.20 hereof in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and upon which Agent is expressly permitted to rely; (b) Borrower and Guarantors shall keep the Equipment used or useful in the ordinary course of Borrower’s business in good order, repair, and in running and marketable condition (ordinary wear and tear excepted); (c) Borrower and Guarantors shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity in all material respects with all applicable laws; (d) the Equipment is and shall be used in the business of Borrower and Guarantors and not for personal, family, household or farming use; (e) Borrower and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except to the extent expressly permitted under this Agreement or necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower or any Guarantor in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrower and Guarantors shall not permit any of the Equipment to be or become a part of or affixed to Real Property; and (g) Borrower and each Guarantor assumes all responsibility and liability arising from the use of the Equipment and Real Property.

7.5 Power of Attorney. Borrower and each Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as Borrower’s and such Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in Borrower’s, such Guarantor’s or Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of Borrower’s or such Guarantor’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign Borrower’s or such Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to Borrower or such Guarantor and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent’s determination, to fulfill Borrower’s or such Guarantor’s obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse Borrower’s or such Guarantor’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (iv) endorse Borrower’s or such Guarantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or foreign export control authorities in Borrower’s or any Guarantor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in Borrower’s or such Guarantor’s name for such purpose, and to complete in Borrower’s or such Guarantor’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (vi) sign Borrower’s or such Guarantor’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Borrower and each Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6 Right to Cure. Agent may, at its option, upon notice to Borrower, (a) cure any default by Borrower or any Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of Borrower or any Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, at any time on or after a Default or Event of Default exists or has occurred and is continuing, or if after giving effect to any Reserve in respect of such default Excess Availability is or would be less than $10,000,000; (b) pay or bond on appeal any judgment entered against Borrower, any Guarantor or any Subsidiary of Borrower, at any time on or after a Default or Event of Default exists or has occurred and is continuing, or if after giving effect to any Reserve in respect of such judgment Excess Availability is or would be less than $10,000,000; (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto; provided, that Agent shall not exercise its right pursuant to this Section 7.6(c) to discharge such taxes, liens, security interest or other encumbrances that are permitted under Section 9.8 hereof, unless either (i) a Default or Event of Default shall exist or have occurred and be continuing, or (ii) with respect to liens, security interests or other encumbrances, the beneficiary or holder of such lien, security interest or other encumbrance has the right to take action against or with respect to the Collateral which right is not subject to an effective stay pursuant to applicable law. Agent may add any amounts so expended to the Obligations and charge Borrower’s account therefor, such amounts to be repayable by Borrower on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower or any Guarantor. Any payment made or other action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7 Access to Premises. From time to time as requested by Agent, at the cost and expense of Borrower (subject to the limitations on expense reimbursements set forth in Section 7.1(a)(vi) hereof), (a) Agent or its designee shall have complete access to all of Borrower’s and Guarantors’ premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower’s and Guarantors’ books and records, including the Records, and (b) Borrower and Guarantors shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and Agent or any Lender or Agent’s designee may use during normal business hours of Borrower’s and such Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8. REPRESENTATIONS AND WARRANTIES

Borrower and each Guarantor hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement):

8.1 Corporate Existence, Power and Authority. Borrower and each Guarantor is a corporation or limited liability company, as applicable, each duly organized and in good standing under the laws of its state of incorporation or formation, and duly qualified as a foreign corporation or limited liability company and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within Borrower’s and Guarantors’ corporate or limited liability company powers, as applicable, (b) have been duly authorized, (c) are not in contravention of law or the terms of Borrower’s or any Guarantor’s organizational documentation, or any indenture, agreement or undertaking to which Borrower or any Guarantor is a party or by which Borrower or any Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of Borrower or any Guarantor. This Agreement and the other Financing Agreements to which Borrower and each Guarantor is a party constitute legal, valid and binding obligations of Borrower and such Guarantor enforceable in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws limiting creditors’ rights generally and by general equitable principles.

8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a) The exact legal name of Borrower and each Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate. Neither Borrower nor any Guarantor has, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b) Borrower and each Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of Borrower and each Guarantor or accurately states that Borrower or such Guarantor has none and accurately sets forth the federal employer identification number of Borrower and each Guarantor.

(c) The chief executive office and mailing address of Borrower and each Guarantor and Borrower’s and each Guarantor’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of Borrower and Guarantors to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower or Guarantors and sets forth the owners and/or operators thereof.

8.3 Financial Statements; No Material Adverse Change. All financial statements relating to Borrower or Guarantors which have been or may hereafter be delivered by Borrower or Guarantors to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operations of Borrower and each Guarantor as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower and each Guarantor to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or would reasonably be expected to have a Material Adverse Effect since the date of the most recent audited financial statements of Borrower or Guarantors furnished by Borrower to Agent prior to the date of this Agreement.

8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first or second priority liens and security interests in and upon the Collateral, subject only to (i) the liens indicated on Schedule 8.4 to the Information Certificate, (ii) the other liens permitted hereunder and (iii) the exceptions to perfection set forth in Section 5.3 hereof. Borrower and each Guarantor has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

8.5 Tax Returns. Borrower and each Guarantor has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower and each Guarantor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or Guarantors and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6 Litigation. Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of Borrower’s or any Guarantor’s knowledge threatened, against or affecting Borrower or such Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower’s or any Guarantor’s knowledge threatened, against Borrower or such Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement and the other Financing Agreements, in each case, which if adversely determined against Borrower or any Guarantor has or would reasonably be expected to have a Material Adverse Effect.

8.7 Compliance with Other Agreements and Applicable Laws.

(a) Borrower and Guarantors are not in default in any respect under, or in violation in any respect of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, except for defaults or violations which would not be reasonably expected to result in a Material Adverse Effect. Borrower and Guarantors are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, except for instances of non-compliance which would not be reasonably expected to result in a Material Adverse Effect.

(b) Borrower and Guarantors have obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”). All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of Borrower’s or any Guarantor’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits to the extent the same would be reasonably expected to have a Material Adverse Effect.

8.8 Environmental Compliance.

(a) Except as set forth on Schedule 8.8 to the Information Certificate, neither Borrower, nor any Guarantor nor any Subsidiary of Borrower or any Guarantor has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or Permit, and the operations of Borrower, Guarantors and any Subsidiary of Borrower or any Guarantor complies with all Environmental Laws and all Permits except for any violation or non-compliance which would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 8.8 to the Information Certificate, there is no outstanding investigation by any Governmental Authority or any outstanding proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of Borrower’s or any Guarantor’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or Guarantors and any Subsidiary of Borrower or any Guarantor or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, in each case, which if adversely determined against Borrower or any Guarantor would reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth on Schedule 8.8 to the Information Certificate, Borrower, Guarantors and their Subsidiaries have no liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials, except for any liability which would not reasonably be expected to have a Material Adverse Effect.

(d) Borrower, Guarantors and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Borrower and Guarantors under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect.

8.9 Employee Benefits.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of Borrower’s and each Guarantor’s knowledge, nothing has occurred which would cause the loss of such qualification. Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending, or to the best of Borrower’s and each Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan except where such prohibited transaction or violation would not reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the current value of each Plan’s assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code) are not less than such Plan’s liabilities under Section 4001(a)(16) of ERISA; (iii) Borrower and Guarantors have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) Borrower and Guarantors have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) Borrower, Guarantors, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069(a) or 4212(c) of ERISA.

8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower and Guarantors maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of Borrower and Guarantors to establish new accounts in accordance with Section 5.2 hereof.

8.11 Intellectual Property. Borrower and each Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, Borrower and Guarantors do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of Borrower’s and each Guarantor’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by Borrower or any Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting Borrower or any Guarantor contesting its right to sell or use any such Intellectual Property. Schedule 8.11 to the Information Certificate sets forth all of the agreements or other arrangements of Borrower and Guarantors pursuant to which Borrower and Guarantors have a license (other than commercially available off-the-shelf software) or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof (other than such Intellectual Property as may be associated with Inventory that any Borrower or Guarantor is permitted to sell under applicable law, including the United States Copyright Act of 1976) and the dates of the expiration of such agreements or other arrangements of Borrower or Guarantors as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by Borrower or Guarantors after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, servicemark, copyright or other Intellectual Property at any time used by Borrower or Guarantors which is owned by another person, or owned by Borrower or Guarantors subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by Borrower or Guarantors under applicable law (including the United States Copyright Act of 1976).

8.12 Subsidiaries; Affiliates; Capitalization; Solvency.

(a) Neither Borrower nor any Guarantor has any direct or indirect Subsidiaries or is engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate.

(b) Borrower and Guarantors are the record and beneficial owners of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by Borrower or Guarantors and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares.

(c) The issued and outstanding shares of Capital Stock of Borrower and Guarantors are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and in the case of the Capital Stock of Borrower are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof.

(d) Borrower and Guarantors, on a consolidated basis, are Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the consummation of the Transactions.

8.13 Labor Disputes.

(a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to Borrower and any Guarantor and any union, labor organization or other bargaining agent in respect of the employees of Borrower or any Guarantor on the date hereof.

(b) There is (i) no significant unfair labor practice complaint pending against Borrower or any Guarantor or, to the best of Borrower’s and each Guarantor’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against Borrower or any Guarantor or, to best of Borrower’s or any Guarantor’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against Borrower or any Guarantor or, to the best of Borrower’s or any Guarantor’s knowledge, threatened against Borrower or any Guarantor.

8.14 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of Borrower or Guarantors permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on Borrower or Guarantors or any of their respective Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between Borrower or any Guarantor and any of its or their Subsidiaries or (ii) between any Subsidiaries of Borrower or any Guarantor or (b) the ability of Borrower or any Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral, other than such restrictions as are permitted by Section 9.17 hereof.

8.15 Material Contracts. Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which Borrower and each Guarantor is a party or is bound as of the date hereof. Borrower and each Guarantor are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

8.16 Credit Card Agreements. Set forth in Schedule 8.16 hereto is a correct and complete list of all of the Credit Card Agreements. The Credit Card Agreements constitute all of such agreements necessary for Borrower to operate its business as presently conducted with respect to credit cards and debit cards and no Accounts of Borrower or any Guarantor arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom Borrower has entered into one of the Credit Card Agreements set forth on Schedule 8.16 hereto or with whom Borrower has entered into a Credit Card Agreement in accordance with Section 9.13 hereof. Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of Borrower and each Guarantor that is a party thereto and to the best of Borrower’s and such Guarantor’s knowledge, the other parties thereto, enforceable in accordance with their respective terms and are in full force and effect. No default or event of default, or act, condition or event which after notice or passage of time or both, would constitute a default or an event of default under any of the Credit Card Agreements exists or has occurred. Borrower and each Guarantor and the other parties thereto have complied with all of the terms and conditions of the Credit Card Agreements to the extent necessary for Borrower and each Guarantor to be entitled to receive all payments thereunder. Borrower has delivered, or caused to be delivered to Agent, true, correct and complete copies of all of the Credit Card Agreements.

8.17 Accuracy and Completeness of Information. All information (excluding financial projections) furnished by or on behalf of Borrower or any Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. All financial projections furnished by Borrower to Agent or any Lender have been prepared in good faith on the basis of assumptions believed in good faith to be reasonable. No event or circumstance has occurred which has had or would reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

8.18 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower or Guarantors shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

9.1 Maintenance of Existence.

(a) Borrower and each Guarantor shall at all times preserve, renew and keep in full force and effect its corporate and limited liability (as the case may be) existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits, in each case, necessary to carry on the business as presently or proposed to be conducted, except as permitted in Section 9.7 hereof.

(b) Neither Borrower nor any Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days prior written notice from Borrower of such proposed change in its name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the Certificate of Incorporation (or Certificate of Formation, as the case may be), of Borrower or such Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of Borrower or such Guarantor as soon as it is available.

(c) Neither Borrower nor any Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days’ prior written notice from Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may reasonably require in connection therewith. Neither Borrower nor any Guarantor shall change its type of organization, jurisdiction of organization or other legal structure.

9.2 New Collateral Locations. Borrower and Guarantors may only open a new warehouse, distribution center or other new location (other than a retail store location) within the continental United States provided Borrower or such Guarantor (i) gives Agent thirty (30) days prior written notice of the intended opening of any such new location and (ii) if requested by Agent, executes and delivers, or causes to be executed and delivered, to Agent, in form and substance reasonably satisfactory to Agent, a

Collateral Access Agreement as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location; provided, that, without limiting the obligations of Borrower under Section 7.1(a)(iv) hereof or as may otherwise be provided herein, Borrower and Guarantors shall not be required to give such notice or cause to be executed or delivered any Collateral Access Agreement pursuant to this Section 9.2 with respect to any retail store location opened after the date hereof.

9.3 Compliance with Laws, Regulations, Etc.

(a) Borrower and Guarantors shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, the failure to comply with or observe would reasonably be expected to have a Material Adverse Effect.

(b) Borrower and Guarantors shall give written notice to Agent promptly upon Borrower’s or any Guarantor’s receipt of any notice of, or Borrower’s or such Guarantor’s otherwise obtaining knowledge of, (i) the occurrence of any material event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any material non-compliance with or violation of any Environmental Law by Borrower or any Guarantor or (B) the material release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrower or such Guarantor to Agent. Borrower and Guarantors shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

(c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is non-compliance by Borrower or Guarantors, or any condition which requires any action by or on behalf of Borrower or any Guarantor in order to avoid any non-compliance by Borrower or any Guarantor, with any Environmental Law, Borrower shall, at Agent’s request and Borrower’s expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower’s or such Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.

(d) Borrower and Guarantors shall each indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower or Guarantors and the preparation and implementation of any closure, remedial or other required plans (“Losses”) unless it is determined pursuant to a final non-appealable order of a court of competent jurisdiction that the Losses were the result of acts or omissions constituting gross negligence or willful misconduct of Agent or any Lender (but without limiting the obligations of Borrower or Guarantors as to any other Indemnitee (other than any officers, directors, agents or employees of the Indemnitee whose gross negligence or willful misconduct resulted in such losses, claims, damages, liabilities, costs or expenses)). All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4 Payment of Taxes and Claims. Borrower and Guarantors shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, any Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books. Borrower and Guarantors shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and Borrower and each Guarantor agrees to indemnify and hold Agent and Lenders harmless with respect to the foregoing, and to repay to Agent, for the benefit of Lenders, on demand the amount thereof, and until paid by Borrower or Guarantors such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower or Guarantors to pay any income, or franchise taxes attributable to the income of Lenders from any amounts charged by or paid hereunder to Lenders. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

9.5 Insurance.

(a) Borrower and Guarantors shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Borrower and Guarantors shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if Borrower or any Guarantor fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for Borrower and Guarantors at any time an Event of Default exists or has occurred and is continuing, in adjusting, settling, amending and canceling such insurance. Borrower and Guarantors shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by Borrower, any Guarantor or any of its or their Affiliates.

(b) Agent shall apply any insurance proceeds of Collateral (other than insurance proceeds of Equipment which is subject to purchase money security interests or liens permitted by Section 9.8 hereof, in which case Agent shall, to the extent it receives such insurance proceeds, remit same to Borrower) received by Agent at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may in good faith determine or hold such proceeds as cash collateral for the Obligations, except, that, Agent shall not apply such insurance proceeds or hold such proceeds as cash collateral for the Obligations unless either an Event of Default has occurred and is continuing or Excess Availability is equal to less than $25,000,000 (provided, that, for purposes of calculating the Borrowing Base in order to determine Excess Availability for this purpose, the Borrowing Base shall be calculated after giving effect to any change to the Borrowing Base that may occur as a result of the casualty or condemnation event). Notwithstanding anything to the contrary contained herein, to the extent that any Equipment is lost, physically damaged or destroyed, upon the written request of Borrower, Agent shall release the net cash proceeds from insurance received by Agent pursuant to this Section 9.5 to Borrower as a result of such loss, damage or destruction to the extent necessary for the repair, refurbishing or replacement of such Equipment, provided, that, each of the following conditions is satisfied: (i) no Event of Default shall exist or have occurred and be continuing at the time immediately after giving effect to such release, (ii) such proceeds shall be used solely to repair, refurbish or replace the property so lost, damaged or destroyed (free and clear of any security interests, liens, claims or other encumbrances other than as permitted in Section 9.8 hereof), (iii) the repair, refurbishing or replacement of the property so lost, damaged or destroyed shall be commenced as soon as reasonably practicable and shall be diligently pursued to satisfactory completion, (iv) so long as a Cash Dominion Event has occurred and is continuing, the proceeds shall be held by Agent as cash collateral for the Obligations and shall be disbursed from such cash collateral from time to time as needed and/or, at Agent’s option, released by Agent directly to the contractor, subcontractor, materialmen, laborers, engineers, architects and other persons rendering services or materials to repair, refurbish or replace the property so lost, damaged or destroyed, (v) the amount of the insurance proceeds and Borrower’s unrestricted cash available for such purposes are sufficient in Agent’s reasonable determination, to allow Borrower to effect such repair, refurbishing or replacement in a satisfactory manner, (vi) the repair, refurbishing or replacement to which the proceeds are applied shall cause the Equipment so lost, damaged, destroyed to be of at least equal value and substantially the same character as prior to such loss, damage or destruction, and (vii) the casualty shall have resulted in payment of $5,000,000 in insurance proceeds or less. Upon completion of the work and payment in full therefor, or upon the failure to commence, or diligently to continue the work or the replacement of the Collateral, Agent may, at Agent’s option and after prior notice to Borrower, either apply the amount of any such proceeds then or thereafter in the possession of Agent to the payment of the Obligations or hold such proceeds as cash collateral for the Obligations on terms and conditions acceptable to Agent and not release such funds to Borrower, provided, that, nothing contained herein shall limit the right of Agent to apply any or all of such proceeds to the Obligations at any time an Event of Default shall exist or have occurred and be continuing.

(c) Notwithstanding anything to the contrary set forth in Section 9.5(a) and (b) above, Agent acknowledges that with respect to certain retail store location leases identified on Schedule 9.5 hereof, Borrower has obtained separate property insurance policies covering (i) the improvements and fixtures owned by the lessor of such retail store location, under which such lessor is named as the “loss payee” thereunder, provided, that, Borrower represents and warrants that none of such lessors have any interest in Borrower’s business interruption insurance or the Collateral, and (ii) the Collateral constituting tangible personal property located at the premises demised under such leases, under which Agent and Lenders are named as the “loss payee” thereunder. In no event shall any such lessor be named as a “loss payee” or “additional insured” under the insurance policies described in clause (ii) above. Any amounts received by or on behalf of Borrower in respect of its rights as a lessee in respect of a leasehold, or improvements thereon as a result of any casualty or condemnation event affecting such lease or the real property and improvements demised under such lease, shall be paid to Agent, in accordance with Section 9.5(a) hereof, to the extent that Borrower has used its own funds or proceeds of Loans to fund such restoration costs) of restoration costs for the affected premises.

9.6 Financial Statements and Other Information.

(a) Borrower and Guarantors shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower, Guarantors and their Subsidiaries in accordance with sound business practices sufficient to permit the preparation of financial statements in accordance with GAAP. Borrower and Guarantors shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrower and Guarantors, and Borrower shall notify the auditors and accountants of Borrower and Guarantors that Agent is authorized to obtain such information directly from them. Without limiting the foregoing, Borrower and Guarantors shall furnish or cause to be furnished to Agent (and Agent shall make available to Lenders after receipt from Borrower), the following: (i) within thirty (30) days (or earlier if required by applicable law) after the end of each fiscal month (except for fiscal months which are the end of fiscal quarters, then within forty-five (45) days (or earlier if required by applicable law) after the end of the first three fiscal quarters and within ninety (90) days (or earlier if required by applicable law) after the end of the fourth fiscal quarter), monthly, and with respect to any fiscal quarter end, quarterly unaudited consolidated financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and through such fiscal month (together with a comparison to the applicable prior year period), certified to be correct by the chief financial officer of Borrower, subject to normal year-end adjustments and no footnotes and, in the case of financial statements as of the end of a fiscal quarter of Borrower, accompanied by a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in a form satisfactory to Agent of the calculations used in determining, as of the end of such quarter, whether Borrower and Guarantors are in compliance with the covenants set forth in Section 9.18 of this Agreement as of the end of such quarter and (ii) within ninety (90) days (or earlier if required by applicable law) after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Borrower and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be KPMG LLP or another independent accounting firm of nationally recognized reputation selected by Borrower, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Borrower and its Subsidiaries as of the end of and for the fiscal year then ended.

(b) Borrower and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $5,000,000 (or $2,000,000 to the extent any such loss, damage, investigation, action, suit, proceeding or claim relates to Collateral in the Borrowing Base) or which if adversely determined would be reasonably expected to result in a Material Adverse Effect, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrower or the applicable Guarantor shall provide Agent with a copy of such Material Contract upon the request of Agent), (iii) any order, judgment or decree in excess of $2,000,000 shall have been entered against Borrower or any Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by Borrower or any Guarantor, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default. Borrower shall also disclose in each compliance certificate delivered pursuant to clause (a) above with the financial statements for each fiscal quarter, any Permitted Sale Leasebacks that were initiated and not completed as of such fiscal quarter end.

(c) Borrower and Guarantors shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports and registration statements which Borrower or any Guarantor files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

(d) Borrower and Guarantors shall furnish or cause to be furnished to Agent as soon as the same are complete, but in no event more than forty-five (45) days after the commencement of each fiscal year of Borrower, a consolidated budget presented on a monthly basis for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year) and, during a Cash Dominion Event, furnish or cause to be furnished to Agent, no less frequently than monthly, any significant revisions of such budget.

(e) Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant or prospective Lender or Participant or any Affiliate or Participant subject to Section 13.5 hereof. Borrower and each Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrower’s expense, copies of the financial statements of Borrower and Guarantors and any reports or management letters prepared by such accountants or auditors on behalf of Borrower or Guarantors and to disclose to Agent and Lenders, subject to Section 13.5 hereof, such information as they may have regarding the business of Borrower and Guarantors. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Borrower to Agent or such Lender in writing.

(f) Documents required to be delivered to Agent and Lenders pursuant to Sections 9.6(a) or 9.6(c) hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the following website address: www.hhgregg.com; or (ii) on which such documents are posted on Borrower’s behalf on an internet or intranet website, if any, to which Agent and each Lender have access (whether a commercial website, third-party website or whether sponsored by Agent); provided, that: (A) Borrower shall deliver paper copies of such documents to Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Agent or such Lender and (B) Borrower shall notify Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Borrower shall be required to provide to Agent paper copies of the compliance certificate required by Section 9.6(a) hereof.

9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc.

Borrower and each Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly,

(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except, that, Guarantor or any wholly owned Subsidiary of Guarantor or Borrower may merge with and into or consolidate with Borrower or any other wholly owned Subsidiary of Borrower, provided, that, each of the following conditions is satisfied as determined by Agent: (i) Agent shall have received not less than five (5) days’ prior written notice of the consummation of any merger or consolidation of Borrower or any Guarantor to so merge or consolidate and such information with respect thereto as Agent may reasonably request, (ii) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default or Default, shall exist or have occurred, (iii) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger, including, but not limited to, the certificate or certificates of merger as filed with each appropriate Secretary of State, (iv) the surviving entity of a merger between Borrower and any Guarantor or a merger between Borrower and any other Subsidiary of Borrower or any Guarantor shall be Borrower, and (v) the surviving entity of a merger between any Guarantor and any other Subsidiary of Borrower or any Guarantor shall be a Guarantor;

(b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for:

(i) sales of Inventory in the ordinary course of business,

(ii) the sale or other disposition (other than in connection with the closing or sale of a retail store location) of worn-out or obsolete Equipment or Equipment no longer used or useful in the business of Borrower or any Guarantor;

(iii) the issuance and sale by Borrower or any Guarantor of Capital Stock of Borrower or such Guarantor after the date hereof; provided, that, (A) Borrower or such Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (B) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of Borrower to request or receive Loans or Letter of Credit Accommodations or the right of Borrower and Guarantors to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrower and Guarantors with Agent and Lenders or are more restrictive or burdensome to Borrower or Guarantors than the terms of any Capital Stock in effect on the date hereof, (C) except as Agent may otherwise agree in writing or as is otherwise permitted in Section 9.9(1)(iii)(B)(2) hereof, all of the proceeds of the sale and issuance of such Capital Stock shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine so long as a Cash Dominion Event has occurred and is continuing, and (D) in no event shall Borrower or Guarantors issue or sell Capital Stock which would result in a Change of Control or would result in any Subsidiary ceasing to be wholly owned (directly or indirectly) by Borrower;

(iv) sales or other dispositions of assets in connection with the closing or sale of a retail store location, warehouse or distribution center in the ordinary course of business which consist of leasehold interests in the premises of such facility, the Equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such facility; provided, that, as to each and all such sales, (A) on the date of, and after giving effect to, any such sale of a retail store, in any calendar year, Borrower and each Guarantor shall not have closed or sold retail store locations (excluding any retail store locations closed or sold pursuant to “in-market” relocations so long as the Borrower or its Subsidiaries have opened another retail store location in such market within the nine (9) month period following such closure or sale) accounting for more than five (5%) percent of all sales of Borrower and its Subsidiaries in the immediately preceding twelve (12) month period, (B) Agent shall have received not less than three (3) Business Days prior written notice of such sale, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale or other disposition, the assets to be sold or otherwise disposed of, the purchase price and the manner of payment thereof and such other information with respect thereto as Agent may request, (C) as of the date of such sale or other disposition and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (D) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction, and (E) any and all net proceeds payable or delivered to Borrower in respect of such sale or other disposition shall be paid or delivered, or caused to be paid or delivered, to Agent in accordance with the terms of this Agreement,

(v) Permitted Sale Leasebacks; and

(vi) additional sales or other dispositions of assets by Borrower or any of its Subsidiaries not otherwise permitted pursuant to this Section 9.7(b) in an amount not to exceed $15,000,000 in any fiscal year and an amount not to exceed $45,000,000 during the term of this Agreement; and

(c) wind up, liquidate or dissolve except that any Guarantor or any Subsidiary may wind up, liquidate and dissolve; provided, that, each of the following conditions is satisfied: (i) the winding up, liquidation and dissolution of such Guarantor or Subsidiary shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which Borrower or such Guarantor is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor or Subsidiary shall be duly and validly transferred and assigned to Borrower or such Guarantor, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Agent or as permitted under Section 9.8 of this Agreement (and Agent shall have received such evidence thereof as Agent may require) and Agent shall have received such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets to of such Guarantor or Subsidiary to Borrower, or such Guarantor, as applicable, (iv) Agent shall have received all documents and agreements that Borrower or such Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) neither Borrower nor any Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (vi) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Guarantor to wind up, liquidate or dissolve, and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred; or

(d) agree to do any of the foregoing unless the consummation of the applicable agreement is contingent upon Borrower’s obtaining Agent and Lenders’ consent to such transaction.

9.8 Encumbrances. Borrower and Guarantors shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except:

(a) the security interests and liens of Agent for itself and the benefit of Lenders and the Bank Product Providers (but only to the extent provided for herein);

(b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings and available to Borrower, any Guarantor or any Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books;

(c) non-consensual statutory or common law liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower’s, any Guarantor’s or Subsidiary’s business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, any Guarantor or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of Borrower, any Guarantor or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e) security interests and mortgages to secure Indebtedness permitted under Section 9.9(b) hereof so long as such security interests and mortgages do not apply to any property of Borrower, any Guarantor or any Subsidiary other than the Equipment or Real Property so acquired (and the proceeds thereof) and such security interests are granted within two hundred seventy (270) days of the date of such acquisition or completion of construction, remodeling or improvement of such Equipment or Real Property, as the case may be;

(f) pledges and deposits of cash by Borrower or any Guarantor after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits;

(g) pledges and deposits of cash by Borrower or any Guarantor after the date hereof to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business of Borrower or such Guarantor; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Agent;

(h) liens and the precautionary UCC financing statement filings in respect thereof arising from (i) operating leases and (ii) equipment or other materials which are not owned by Borrower or any Guarantor but are located on the premises of Borrower or any Guarantor (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Borrower or such Guarantor;

(i) liens or rights of setoff against credit balances of Borrower with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to Borrower in the ordinary course of business, but not liens on or rights of setoff against any other property or assets of Borrower, pursuant to the Credit Card Agreements (as in effect on the date hereof) to secure the obligations of Borrower to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(j) statutory or common law liens or rights of setoff of depository banks with respect to funds of Borrower at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the deposit accounts maintained by Borrower at such banks (but not any other Indebtedness or obligations);

(k) deposits of cash with the owner or lessor of premises leased and operated by Borrower in the ordinary course of the business of Borrower to secure the performance by Borrower of their respective obligations under the terms of the lease for such premises;

(l) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default; provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such lien is imposed within the period specified in Section 10.1(d) hereof in effect and (iv) Agent may establish a Reserve with respect thereto;

(m) the security interests and liens upon the Frigidaire Consignment Collateral in favor of Frigidaire to secure Indebtedness owing to Frigidaire under the Frigidaire Consignment Agreement as permitted in Section 9.9(i) hereof; provided, that, such security interests and liens shall at all times be subject to the terms of the Frigidaire Intercreditor Agreement;

(n) the liens of customs brokers on Inventory of Borrower incurred in the ordinary course of business in the connection with the importation of Inventory; provided, that, such Inventory is not Eligible Inventory;

(o) the first priority security interests in and liens upon Equipment, owned Real Property and certain Intellectual Property of Borrower and Guarantors to secure Indebtedness permitted under Section 9.9(j); provided, that, such security interests and liens shall be subject to the terms of an intercreditor agreement, in form and substance satisfactory to the Agent;

(p) the security interests and liens upon the portion of Collateral that secures any Indebtedness and other liabilities owing in connection with any floor plan financing arrangements to the extent permitted under Section 9.23 hereof; provided, that, such security interests and liens shall at all times be subject to the terms of the intercreditor agreement referred to in Section 9.23 hereof;

(q) the security interests and liens set forth on Schedule 8.4 to the Information Certificate; and

(r) other liens securing obligations of Borrower and Guarantors permitted hereunder in an aggregate amount not to exceed $7,500,000 at any time.

9.9 Indebtedness. Borrower and Guarantors shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a) the Obligations;

(b) Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by security interests in Equipment (including Capital Leases) and mortgages on Real Property to finance the acquisition, construction, remodeling or improvement thereof not to exceed $30,000,000 in the aggregate at any time outstanding so long as the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, constructed, remodeled or improved, as the case may be;

(c) guarantees by any Guarantor of the Obligations of Borrower or any other Guarantor in favor of Agent for the benefit of Lenders;

(d) the Indebtedness of Borrower or any Guarantor arising after the date hereof pursuant to loans by Borrower or any Guarantor to the other permitted under Section 9.10(f) hereof;

(e) unsecured subordinated Indebtedness of Borrower or Guarantors arising after the date hereof to any third person (but not to Borrower or any other Guarantor), provided, that, each of the following conditions is satisfied as determined by Agent: (i) such Indebtedness shall mature at least six months past the Scheduled Maturity Date, no payments of principal on such Indebtedness shall be made unless each Payment Condition has been satisfied and such Indebtedness shall otherwise be on terms and conditions acceptable to Agent and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to the terms of an intercreditor agreement between Agent and such third party, in form and substance satisfactory to Agent, (ii) Agent shall have received not less than ten (10) days prior written notice of the intention of Borrower or any Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness,

(iv) except as Agent may otherwise agree in writing, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine (to the extent payable to Agent pursuant to this clause (iv)), (v) in no event shall the aggregate outstanding principal amount of such Indebtedness, plus the aggregate amounts of Indebtedness made pursuant to Sections 9.9(h) and 9.9(j) hereof, exceed $125,000,000 at any time, (vi) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (vii) Borrower and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, Borrower or any Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except for regularly scheduled payments permitted herein or permitted by the intercreditor agreement referenced in clause (i) of this Section 9.9(f)), or set aside or otherwise deposit or invest any sums for such purpose, and (viii) Borrower and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by Borrower or any Guarantor or on its behalf promptly after the receipt thereof, or sent by Borrower or any Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(f) Indebtedness of Borrower or any Guarantor entered into in the ordinary course of business pursuant to a Hedging Transaction; provided, that (i) such arrangements are either with a Bank Product Provider or other financial institutions acceptable to Agent, (ii) such arrangements are not for speculative purposes, and (iii) such Indebtedness shall be unsecured, except as to obligations under Hedging Transactions with Bank Product Providers, but only to the extent of the security interest of Agent in the Collateral as provided herein;

(g) the Indebtedness set forth on Schedule 9.9 to the Information Certificate; provided, that, (i) Borrower and Guarantors may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) Borrower and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that, Borrower and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose except as permitted in Section 9.9(i)(i) hereof, and (iii) Borrower and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by Borrower or any Guarantor or on its behalf, promptly after the receipt thereof, or sent by Borrower or any Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(h) unsecured Indebtedness of Borrower and Guarantors arising after the date hereof to any third person (but not to Borrower or any other Guarantor) that is not otherwise permitted pursuant to Sections 9.9(a) through (g), provided, that, each of the following conditions is satisfied as determined by Agent: (i) in no event shall the aggregate outstanding principal amount of such Indebtedness plus the aggregate amounts of Indebtedness made pursuant to Sections 9.9(e) and 9.9(j) hereof, exceed $125,000,000 at any time, (ii) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (iii) such Indebtedness shall mature past the Scheduled Maturity Date, (iv) no payments of principal on such Indebtedness shall be made unless each Payment Condition has been satisfied except for scheduled principal payments not exceeding five percent (5.0%) of the principal balance of such Indebtedness per annum (v) representations, warranties, covenants and defaults relating to such Indebtedness shall not be more restrictive than the representations, warranties, covenants and defaults set forth herein, and (iii) Borrower and Guarantors shall furnish to Agent all material notices or demands in connection with such Indebtedness either received by Borrower or any Guarantor or on its behalf promptly after the receipt thereof, or sent by Borrower or any Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(i) unsecured guarantees by Borrower or any Guarantor in respect of (i) leases and Capital Leases permitted hereunder that are entered into by Borrower’s Subsidiaries in the ordinary course of business or (ii) obligations of Borrower’s Subsidiaries (other than for Indebtedness for borrowed money) otherwise permitted hereunder and incurred in the ordinary course of business;

(j) additional Indebtedness of Borrower and Guarantors; provided, that (x) in no event shall the aggregate outstanding principal amount of such Indebtedness plus the aggregate amounts of Indebtedness made pursuant to Sections 9.9(e) and 9.9(h) hereof, exceed $125,000,000 at any time, (y) Agent shall have received true, correct and complete copies of all of the agreements, documents, and instruments evidencing or otherwise related to such Indebtedness, each as executed and delivered by the parties thereto which shall be in form and substance reasonably satisfactory to Agent, including, without limitation, terms providing that such Indebtedness shall mature past the Scheduled Maturity Date and (z) Borrower and Guarantors shall not make any payments of principal on such Indebtedness unless each Payment Condition has been satisfied except for scheduled principal payments not exceeding five percent (5.0%) of the principal balance of such Indebtedness per annum; and

(k) Indebtedness arising under any floor plan financing arrangements to the extent permitted under Section 9.23 hereof.

9.10 Loans, Investments, Etc.

Borrower and Guarantors shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a) the endorsement of instruments for collection or deposit in the ordinary course of business;

(b) investments in cash or Cash Equivalents, provided, that the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

(c) the existing equity investments of Borrower as of the date hereof in its Subsidiaries, and so long as no Default or Event of Default has occurred and is continuing or would result therefrom, additional investments by Borrower or any Guarantor not otherwise permitted under this Section in any Guarantor,

(d) loans and advances by Borrower or any Guarantor to employees of Borrower or any Guarantor in the ordinary course of business not to exceed the principal amount of $4,000,000;

(e) stock or obligations issued to Borrower or any Guarantor by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Borrower or any Guarantor in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by Borrower or such Guarantor as Agent may request;

(f) loans by Borrower or any Guarantor to the other after the date hereof, provided, that,

(i) as to all of such loans, (A) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, and (B) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(ii) as to loans by any Guarantor to Borrower, (A) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, (B) promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor and Borrower, and (C) Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness during an Event of Default, and

(iii) as to loans by Borrower to any Guarantor, other than loans to a Guarantor made for the purpose of acquiring a Subsidiary in accordance with Section 9.10(g) below, as of the date of any such loan and after giving effect thereto, the Excess Availability of Borrower shall be not less than $10,000,000, and

(g) loans of money or property (other than Collateral) after the date hereof by Borrower or any Guarantor to any Person (other than to Borrower or another Guarantor) or investments after the date hereof by Borrower or any Guarantor by capital contribution in any Person not otherwise permitted pursuant to this Section 9.10; provided, that, as to any such loans or investments, each of the following conditions is satisfied or waived as determined, in good faith, by Agent:

(i) as of the date of any such loan or investment, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(ii) the aggregate outstanding amount of all such loans and investments shall not exceed $10,000,000 in any fiscal year;

(iii) in the case of an investment by capital contribution, at the option of Agent, the original stock certificate or other instrument evidencing such capital contribution (or such other evidence as may be issued in the case of a limited liability company) shall be promptly delivered to Agent, together with such stock power, assignment or endorsement as Agent may request, and promptly upon Agent’s reasonable request, Borrower or such Guarantor making such investment shall execute and deliver to Agent, in form and substance reasonably satisfactory to Agent, a pledge and security agreement (in form and substance substantially similar to the same type of agreement executed by Borrower in favor of Agent on or prior to the date hereof), granting to Agent a pledge of, security interest in and lien upon all of the issued and outstanding shares of such stock or other instrument or interest (and in the case of a limited liability company take such other actions as Agent shall reasonably require with respect to Agent’s security interests therein);

(iv) in the case of loans of money or property, the original of any promissory note or other instrument evidencing the Indebtedness arising pursuant to such loans shall be delivered, or caused to be delivered, to Agent, at its option, together with an appropriate endorsement, in form and substance reasonably satisfactory to Agent;

(v) Agent shall have received (A) prompt written notice thereof setting forth in reasonable detail the nature and terms thereof, (B) true, correct and complete copies of all material agreements, documents and instruments relating thereto and (C) such other information with respect thereto as Agent may reasonably request; and

(vi) the requirements (other than the dollar limitations) of any applicable clause of this Section shall apply to such additional investment;

(h) the formation or acquisition by Borrower or any Guarantor after the date hereof of any direct wholly-owned Subsidiary of Borrower or any Guarantor organized under the laws of a jurisdiction in the United States of America or the purchase by Borrower or any Guarantor of all or a substantial part of the assets or properties (other than Capital Stock) of any third Person organized under the laws of a jurisdiction in the United States of America; provided, that, as to the formation or acquisition of any such Subsidiary, or the purchase of the assets of any such third Person, each of the following conditions is satisfied or waived as determined, in good faith, by Agent (subject to Required Lender consent in the case of any waiver to clause (ii) set forth below):

(i) as of the date of the formation or acquisition of such Subsidiary or the making of any payments in connection with the formation or acquisition of such Subsidiary, or the purchase of the assets of any third Person, and in each case after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing;

(ii) the aggregate amount of all investments and payments made in connection with the acquisition or formation of Subsidiaries (or series of related acquisitions) plus the aggregate amount of the purchase price in respect of all acquisitions (or series of related acquisitions) of the assets of any third Person, including in each case any and all payments made after the closing thereof, shall not exceed $10,000,000 in any fiscal year,

(iii) in the case of the formation or acquisition of any Subsidiary by Borrower or any Guarantor, the Subsidiary formed or acquired shall be engaged in a business related, ancillary or complementary to the business of Borrower and in the case of the purchase of the assets or properties of any third Person by Borrower or any Guarantor, the assets or properties being acquired shall be related, ancillary or complementary to the business of the Borrower;

(iv) in the case of the formation or acquisition by Borrower or any Guarantor of any Subsidiary, as to any such Subsidiary, (A) Borrower or the Guarantor forming or acquiring such Subsidiary shall cause any such Subsidiary to execute and deliver to Agent, the following (each in form and substance satisfactory to Agent), (1) an absolute and unconditional guarantee of payment of the Obligations, (2) a security agreement granting to Agent a security interest and lien (except as otherwise consented to in writing by Agent and such liens as are otherwise permitted to exist under the terms of the Financing Agreements) upon all of the assets of any such Subsidiary, (3) a joinder agreement which will evidence that such Subsidiary shall be a Guarantor under the Loan Agreement, and/or (4) such other agreements, documents and instruments as Agent may require, including, but not limited to, supplements and amendments hereto (all such agreements to be in form and substance substantially similar to the same types of agreements executed in connection with this Agreement on or prior to the date hereof), and (B) Borrower or the Guarantor forming such Subsidiary shall (1) execute and deliver to Agent, a pledge and security agreement (in form and substance substantially similar to the same type of agreement executed by Borrower in favor of Agent on or prior to the date hereof) granting to Agent a pledge of and lien on all of the issued and outstanding shares of Capital Stock of such Subsidiary, and (2) deliver to Agent the original stock certificates evidencing such shares of Capital Stock (or such other evidence as may be issued in the case of a limited liability company), together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company in which such interests are certificated, or otherwise take such actions as Agent shall reasonably require with respect to Agent’s security interests therein);

(v) the assets of any Subsidiary formed or acquired by Borrower or any Guarantor, or the assets acquired by Borrower or any Guarantor, as applicable, shall in each case be free and clear of any security interests, mortgages, pledges, liens, charges or other encumbrances (other than those permitted in this Agreement) and Agent shall have received evidence satisfactory to it of the same,

(vi) Agent shall have received (A) not less than five (5) Business Days’ prior written notice thereof setting forth in reasonable detail, to the extent applicable, (1) the nature and terms of such formation, acquisition or purchase, (2) the proposed date and amount of such formation, acquisition or purchase, (3) a description of all assets to be acquired, and (4) the total purchase price for the assets to be purchased (and the terms of payment of such purchase price), (B) true, correct and complete copies of all material agreements, documents and instruments relating to such formation, acquisition or purchase, (C) in the case of any acquisition of a Subsidiary, evidence reasonably satisfactory to Agent that such acquisition has been approved by the board of directors (or equivalent governing body) of the Subsidiary to be acquired and (D)such other information with respect thereto as Agent may reasonably request;

(vii) the formation or acquisition of such Subsidiary by Borrower or such Guarantor or the purchase of such assets by Borrower or such Guarantor shall not violate any law or regulation or any order or decree of any court or Governmental Authority in any material respect and shall not and will not conflict with or result in the breach of, or constitute a material default in any respect under, any Material Contract, document or instrument to which Borrower or such Guarantor (including the Subsidiary formed or acquired) is a party or may be bound, or result in the creation or imposition of, or the obligation to grant, any lien, charge, security interest, claim or other encumbrance upon any assets or properties of Borrower or such Guarantor (including the Subsidiary formed or acquired or the assets being purchased), other than the security interests and liens of Agent or violate any provision of the certificate of incorporation, by-laws, certificate of formation, operating agreement or other organizational documentation of Borrower or such Guarantor (including the Subsidiary being formed or acquired);

(viii) neither Borrower nor any Guarantor shall become obligated with respect to any Indebtedness, nor any of its property become subject to any security interest or lien, pursuant to such formation, acquisition or purchase unless Borrower or such Guarantor could incur such Indebtedness or create such security interest or lien hereunder or under the other Financing Agreements other than as set forth in clause (v) above;

(ix) Agent shall have received, in form and substance reasonably satisfactory to Agent, (A) evidence that Agent has valid and perfected security interests in and liens upon all purchased assets to the extent such assets constitute Collateral hereunder, (B) UCC financing statements or other similar registrations required in any foreign jurisdiction), (C) all Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Agent may reasonably deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased consistent with the requirements of Section 5 hereof and the other provisions regarding Collateral set forth herein and in the other Financing Agreements, (D) if requested by Agent, the agreement of the seller consenting to the collateral assignment by Borrower or such Guarantor purchasing such assets of all rights and remedies and claims for damages of Borrower or such Guarantor relating to the Collateral under the agreements, documents and instruments relating to such acquisition, which if requested by Agent, Borrower and Guarantors shall use commercially reasonable efforts to obtain, and (E) such other agreements, documents and instruments as Agent may reasonably request in connection therewith, and

(x) in no event shall any Accounts or Inventory so acquired by Borrower pursuant to such acquisition be deemed Eligible Commercial Accounts, Eligible Credit Card Receivables or Eligible Inventory unless and until Agent shall have conducted a field examination with respect thereto and then only to the extent the criteria for Eligible Commercial Accounts, Eligible Credit Card Receivables or Eligible Inventory and set forth herein are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with this Agreement and subject to such Reserves as Agent may establish in accordance with this Agreement), and upon the request of Agent, the Accounts and Inventory acquired by Borrower or such Guarantor pursuant to such acquisition shall at all times after such acquisition be separately identified and reported to Agent in a manner satisfactory to Agent;

(i) the loans and advances set forth on Schedule 9.10 to the Information Certificate; provided, that, as to such loans and advances, Borrower and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and Borrower and Guarantors shall furnish to Agent all material notices or demands in connection with such loans and advances either received by Borrower or Guarantors or on their behalf, promptly after the receipt thereof, or sent by Borrower or such Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(j) loans and advances to Parent, the proceeds of which shall be used to make repurchases of Capital Stock of Parent issued to employees of Parent, Borrower or any Guarantor, provided, that, as to any such loan, each of the following conditions is satisfied in the determination of Agent: (i) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase by Parent shall be paid with funds legally available therefore, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which Parent, Borrower or any Guarantor is a party or by which Parent, Borrower or such Guarantor or its or their property are bound, and (iv) the aggregate amount of all payments for such repurchases in any fiscal year, when taken together with the dividends and distributions for repurchases permitted under Section 9.11(d) hereof, shall not exceed $2,000,000 (net of cash proceeds of any sales of Capital Stock to other employees and excluding the cancellation of stock purchase notes); and

(k) additional investments so long as on date of the making of such investments and after giving effect thereto, each of the Payment Conditions is satisfied; provided, that for any investments made pursuant to this subsection (k), the limitations (other than dollar limitations) and requirements of the applicable clauses of this Section shall apply to such additional investments.

9.11 Dividends and Redemptions. Borrower and Guarantors shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of Borrower or any Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that:

(a) Borrower or any Guarantor may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Event of Default shall exist or occur);

(b) Borrower and Guarantors may pay dividends to the extent permitted in Section 9.12 below;

(c) any Subsidiary of Borrower or any Guarantor may pay dividends to Borrower or any Guarantor;

(d) Borrower and Guarantors may pay dividends or make distributions to Parent to repurchase Capital Stock of Parent issued to employees of Parent, Borrower or any of their respective Subsidiaries; provided, that, as to any such dividend or distribution, each of the following conditions is satisfied: (i) as of the date of such dividend or distribution and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such dividend or distribution and the proposed repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which Borrower or any Guarantor is a party or by which Borrower or such Guarantor or its or their property are bound, and (iii) the aggregate amount of all such dividends or distributions in any fiscal year (when taken together with the aggregate amount of loans made by Borrower to Parent in accordance with Section 9.10 (j) hereof) shall not exceed $2,000,000 (net of cash proceeds of any sales of Capital Stock to other employees and excluding the cancellation of stock purchase notes);

(e) Borrower may pay dividends and make distributions to Parent to allow Parent to repurchase the Capital Stock of Parent or to pay dividends thereon; provided, that, (i) on date of the payment of such dividends or the making of such distributions, no Default or Event of Default has occurred and is continuing and no Default or Event of Default would result after giving effect to such dividends or distributions, (ii) at the time of, and after giving effect to such dividends or distributions, Excess Availability is not less than 10.0% of the lesser of (A) the Borrowing Base or (B) the Maximum Credit and (iii) the aggregate amount of all such dividends and distributions shall not exceed $30,000,000 during the term of this Agreement;

(f) Borrower may pay dividends and make distributions to Parent to pay Parent Overhead Expenses; and

(g) additional dividends and distributions so long as on date of payment of such dividends and making of such distributions and after giving effect thereto, each of the

Payment Conditions is satisfied; provided, that for any additional dividends and distributions paid or made pursuant to this subsection (g) for Capital Stock repurchases of the type described in Section 9.11(d), the limitation in Section 9.11(d)(ii) shall apply to such additional dividends and distributions.

9.12 Transactions with Affiliates. Borrower and Guarantors shall not, directly or indirectly:

(a) except for the existing arrangements described on Schedule 9.12 hereto, purchase, acquire or lease any property from, or sell, transfer or lease any property to (other than Capital Stock of Parent, as permitted herein), any officer, director or other Affiliate of Borrower or any Guarantor, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or any Guarantor’s business (as the case may be) and upon fair and reasonable terms no less favorable to Borrower or such Guarantor than Borrower or such Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated person; or

(b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of Borrower or any Guarantor, except (i) reasonable compensation to officers, employees and directors for services rendered to Borrower or Guarantors in the ordinary course of business, (ii) payment of fees by the Borrower to Freeman Spogli & Co. LLC (or by Borrower to Parent to pay Freeman Spogli & Co. LLC) for any financial or M&A advisory, financing, underwriting or placement services (whether structured as a fee or an underwriting discount) in connection with financings, acquisitions or divestitures, provided, that, (A) the fees for any such transaction shall not exceed the greater of 2% of the transaction value and 5% of the amount of any new equity invested by Freeman Spogli & Co. LLC in connection with such transaction, (B) each such payment shall be approved by a majority of the disinterested members of the Board of Directors of Parent, and (C) as of the date of any such fee payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (iii) loans and advances to employees permitted under Section 9.10(d) hereof, and (iv) payments to Affiliates permitted under Sections 9.11(d), (e) and (f) hereof.

9.13 Credit Card Agreements. Borrower shall (a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; and (b) at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend, waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing; except, that, (i) Borrower may terminate, cancel or amend in any manner that would not have a Material Adverse Effect any of the Credit Card Agreements in the ordinary course of the business of Borrower; provided, that, Borrower shall give Agent not less than fifteen (15) days prior written notice of its intention to so terminate, cancel, amend or modify any of the Credit Card Agreements; (c) not enter into any new Credit Card Agreements with any new Credit Card Issuer or Credit Card Processor unless (i) Agent shall have received not less than thirty (30) days prior written notice of the intention of

Borrower to enter into such agreement (together with such other information with respect thereto as Agent may request) and (ii) Borrower delivers, or causes to be delivered to Agent, a Credit Card Acknowledgment in favor of Agent duly authorized, executed and delivered by the new Credit Card Issuer or Credit Card Processor; (d) give Agent immediate written notice of any Credit Card Agreement entered into by Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request; and (e) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by Borrower or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.

9.14 Compliance with ERISA. Borrower and Guarantors shall: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject Borrower or Guarantors to a material tax or penalty or other material liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) not allow nor suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination would result in any material liability of the Borrower or Guarantors to the Pension Benefit Guaranty Corporation.

9.15 End of Fiscal Years; Fiscal Quarters. Borrower and each Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on March 31st of each year and (b) fiscal quarters to end on June 30th, September 30th, December 31st, and March 31st of each year; provided that Borrower and Guarantors may, upon not less than five (5) Business Days’ prior written notice to Agent, change its fiscal year end and fiscal quarter ends as necessary to provide for a 52 or 53 week fiscal year that ends on the Saturday closest to the end of January of each year.

9.16 Change in Business. Borrower and Guarantors shall not engage in any business other than the business of Borrower or Guarantors on the date hereof and any business reasonably related, ancillary or complementary to the business in which Borrower or such Guarantor is engaged on the date hereof.

9.17 Limitation of Restrictions Affecting Subsidiaries. Borrower and Guarantors shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of Borrower or any Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to Borrower or any Guarantor or any Subsidiary of Borrower or any Guarantor; (b) make loans or advances to Borrower or any Guarantor or any Subsidiary of Borrower or any Guarantor, (c) transfer any of its properties or assets to Borrower or any Guarantor or any Subsidiary of Borrower or such Guarantor, or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any agreement, lease or license of Borrower or such Guarantor or any Subsidiary of Borrower or any Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of Borrower or such Guarantor or any Subsidiary of Borrower or such Guarantor, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of Borrower or such Guarantor prior to the date on which such Subsidiary was acquired by Borrower or such Guarantor and outstanding on such acquisition date, (vi) any agreement restricting liens on property securing Indebtedness permitted to be incurred under Section 9.9(b) hereof, and (vii) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.18 Fixed Charge Coverage Ratio. At all times during which Excess Availability is less than the greater of (i) 10.0% of the lesser of (A) the Borrowing Base or (B) the Maximum Credit or (ii) $15,000,000 until September 30, 2012 and $20,000,000 thereafter, Borrower and Guarantors, on a consolidated basis shall, when measured as of the fiscal month most recently ended for which Agent has received financial statements in accordance with Section 9.6(a)(i), for the twelve (12) immediately preceding consecutive fiscal months then ended, maintain, a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0.

9.19 License Agreements.

(a) Borrower and Guarantors shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that would reasonably be expected to result in a material default under or material breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.19(b) below, Borrower or Guarantors may amend, modify, cancel, surrender or release any material License in the ordinary course of the business of Borrower or any Guarantor; provided, that, Borrower or any Guarantor (as the case may be) shall give Agent not less than thirty (30) days prior written notice of its intention to so amend, modify, cancel, surrender and release any such material License Agreement, (iv) give Agent prompt written notice of any material License Agreement entered into by Borrower or any Guarantor after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request, (v) give Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Agent (promptly upon the receipt thereof by Borrower or any Guarantor in the case of a notice to Borrower or such Guarantor and concurrently with the sending thereof in the case of a notice from Borrower or such Guarantor) a copy of each notice of default and every other notice and other communication received or delivered by Borrower or any Guarantor in connection with any material License Agreement which relates to the right of Borrower or any Guarantor to continue to use the property subject to such License Agreement, and (vi) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by Borrower or any Guarantor or the other party or parties thereto with the material terms, covenants or provisions of any material License Agreement

(b) Borrower and Guarantors will either exercise any option to renew or extend the term of each material License Agreement to which it is a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Agent or give Agent prior written notice that Borrower or such Guarantor does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of Borrower or such Guarantor to extend or renew any material License Agreement to which it is a party, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of Borrower or such Guarantor, as Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing. Agent may, but shall not be required to, perform any or all of such obligations of Borrower or such Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from Borrower or such Guarantor thereunder. Any sums so paid by Agent shall constitute part of the Obligations.

9.20 After Acquired Real Property. If Borrower or any Guarantor hereafter acquires any fee interest in Real Property, and if such Real Property, has a fair market value in an amount equal to or greater than $2,000,000 (or if a Default or Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Agent or any Lender, or duties or obligations of Borrower or such Guarantor, promptly upon Agent’s request, Borrower or such Guarantor shall execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Agent may determine, in form and substance reasonably satisfactory to Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Agent a lien and mortgage on and security interest in such Real Property and related fixtures or other property (except for and subject to encumbrances that Borrower or such Guarantor would otherwise be permitted to incur under Section 9.8 hereof or as otherwise consented to in writing by Agent) and such other agreements, documents and instruments as Agent may require in connection therewith; provided that Borrower and Guarantors shall not be required to take any the foregoing actions with respect to any Real Property that is or will be the subject of a Permitted Sale Leaseback transaction.

9.21 Costs and Expenses. Borrower and Guarantors shall pay to Agent and Wells Fargo Capital Finance, LLC on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, due diligence, execution, delivery, recording, structuring, arrangement, syndication, administration, collection, liquidation, restructuring, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and Borrower’s or such Guarantor’s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office subject to the limitations on reimbursement set forth in Section 7.1(a)(vi); and (g) the reasonable fees and disbursements of (i) counsel (including legal assistants) to Agent in connection with any of the foregoing and (ii) one additional counsel (including legal assistants) for Lenders, unless the interests of any group of Lenders are sufficiently mutually divergent, in which case one additional counsel for such group of Lenders.

9.22 Consignment Agreements. Borrower and each Guarantor shall not, and shall not permit any Subsidiary to, after the date hereof, enter into consignment arrangements where it acts as consignee unless such consignment arrangements are in the ordinary course of business and such consignee party has subjected the consigned assets to tracking and identification procedures that clearly mark the ownership of such assets. Promptly upon entering into any such consignment arrangement, Borrower shall provide Agent with notice thereof, including the name of the consignor, description of inventory and goods subject to such consignment and a copy of any UCC financing statements to filed in connection with such arrangements.

9.23 Floor Plan Financing Arrangements. Borrower and each Guarantor shall not incur, create, assume, become or be liable (whether or not such liabilities constitute Indebtedness) in any manner with respect to, or permit to exist, any amounts to be owed to any other Person in connection with any floor plan financing arrangements unless:

(a) Agent shall have received, in form and substance reasonably satisfactory to Agent, true, correct and complete copies of all agreements, documents and instruments executed and delivered in connection with such floor plan financing arrangements, as duly authorized, executed and delivered by the parties thereto;

(b) the outstanding principal amount of the Indebtedness outstanding to any Person in connection with such floor plan financing arrangements shall not, at any time, exceed $35,000,000, plus commencing with the fiscal year ending March 31, 2009 and thereafter, an additional $500,000 for each newly opened retail store location, plus interest or any late fees thereon at the rates which are reasonable and customary for similar transactions;

(c) no Default or Event of Default shall have occurred and be continuing at the time such floor planning transaction is originally entered into;

(d) Agent shall have received, in form and substance reasonably satisfactory to Agent, an intercreditor agreement among Agent and the provider of the floor plan financing arrangements which shall set forth the respective rights and priorities of the parties thereto with respect to that portion of the Collateral that shall secure the applicable floor plan financing arrangements;

(e) Borrower and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of any of such floor plan financing arrangements (including without limitation any expansion of the list of vendors and their products subject thereto) or any agreement, document or instrument executed and delivered in connection therewith or related thereto, except, that, Borrower may, after prior written notice to Agent, amend, modify, alter or change the payment terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such amounts owing with respect thereto (other than pursuant to payments thereof), or to reduce the interest rate, late charge or any fees in connection therewith or to make any other change that does not adversely affect the Obligations or the rights and interests of Agent or any Lender; and

(f) Borrower shall furnish to Agent all material notices or demands in connection with such floor plan financing arrangements either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower or on its behalf concurrently with the sending thereof, as the case may be.

9.24 Further Assurances. At the request of Agent at any time and from time to time, Borrower and each Guarantor shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments (including without limitation consents, waivers, acknowledgments and other agreements from third persons), and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain, permit, protect and enforce the security interests of Agent and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of Borrower or any Guarantor representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied. At the time any Person becomes a direct or indirect Subsidiary of Borrower, such new Subsidiary and Borrower shall comply with the requirements of Section 9.10(h)(iv).

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default,” and collectively as “Events of Default”:

(a) (i) Borrower or any Obligor fails to pay any of the Obligations within two (2) days of when due (other than payments of principal in respect of the Loans which shall be paid when due) or (ii) Borrower or any Obligor fails to perform any of the covenants contained in Sections 9.3, 9.4, 9.13, 9.14, 9.15, and 9.16 of this Agreement and such failure shall continue for fifteen (15) days; provided, that, such fifteen (15) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such fifteen (15) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by Borrower or any Obligor of any such covenant or (iii) Borrower or any Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

(b) any representation, warranty or statement of fact made by Borrower or any Guarantor in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) any Obligor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

(d) (i) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of $5,000,000 in any one case or in excess of $10,000,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or (ii) any judgment (other than for the payment of money), or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of the Collateral having a value in excess of $3,000,000 and shall remain undischarged, unvacated or unstayed pending appeal for a period in excess of twenty (20) days;

(e) Borrower or, except as permitted by Section 9.7, any Material Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

(f) Borrower or any Material Obligor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Material Obligor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or Borrower or any Material Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner,

(h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Material Obligor or for all or any part of its property;

(i) any default in respect of any Indebtedness of Borrower or any Obligor (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $10,000,000, which default continues for more than the applicable cure period, if any, with respect thereto or any default by Borrower or any Obligor under any Material Contract (including, without limitation, any of the Credit Card Agreements or the Frigidaire Consignment Agreement), which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto or any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to Borrower to fund a reserve account or otherwise hold as collateral, or shall require Borrower to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or Borrower shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processor or any Credit Card Issuer, or Credit Card Processor shall debit or deduct any amounts from any deposit account of Borrower, such that in the aggregate all of such funds in the reserve account, other amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments or debits shall exceed in the aggregate $3,000,000;

(j) any Credit Card Issuer or Credit Card Processor shall send notice to Borrower that it is ceasing to make or suspending payments to Borrower of amounts due or to become due to Borrower or shall cease or suspend such payments, or shall send notice to Borrower that it is terminating its arrangements with Borrower or such arrangements shall terminate as a result of any event of default under such arrangements, which continues for more than the applicable cure period, if any, with respect thereto, unless Borrower shall have entered into arrangements with another Credit Card Issuer or Credit Card Processor, as the case may be, within thirty (30) days after the date of any such notice;

(k) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority (or second priority, as applicable) security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(l) an ERISA Event shall occur which results in or would reasonably be expected to result in liability of Borrower in an aggregate amount in excess of $5,000,000;

(m) any Change of Control;

(n) the indictment by any Governmental Authority, or the threatened indictment by any Governmental Authority of Borrower or any Obligor of which Borrower, any Obligor or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $1,500,000 or (ii) any other property of Borrower or any Guarantor which is necessary or material to the conduct of its business; or

(o) there shall be an event of default under any of the other Financing Agreements.

10.2 Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing

Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower or any Obligor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders and the Bank Product Providers (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Commitments and this Agreement (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, the Commitments and any other obligation of the Agent or a Lender hereunder shall automatically terminate).

(c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require Borrower or any Obligor, at Borrower’s expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower or any Obligor, which right or equity of redemption is hereby expressly waived and released by Borrower and Obligors and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower and Obligors waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower and each Obligor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrower will either, as Agent shall specify, furnish cash collateral to the issuer to be used to secure and fund Agent’s reimbursement obligations to the issuer in connection with any Letter of Credit

Accommodations or furnish cash collateral to Agent for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.

(d) At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, enforce the rights of Borrower or any Obligor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all accounts debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto, and (iv) take whatever other action Agent may reasonably deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrower and each Obligors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(e) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), Borrower and each Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as Borrower or Guarantors, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Borrower and each Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to Borrower or any Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(f) For the purpose of enabling Agent to exercise the rights and remedies hereunder, Borrower and each Obligor hereby grants to Agent or its designee, to the extent assignable under each of the applicable licenses or sublicenses, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to Borrower or any Obligor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by Borrower or any Obligor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(g) At any time an Event of Default exists or has occurred and is continuing, Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. Borrower and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(h) Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, (i) Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrower and/or (B) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent and Lenders to Borrower and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b) Borrower, each Guarantor, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York for New York County and the United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against Borrower or any Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or Guarantors or its or their property).

(c) Borrower and Guarantors each hereby waive personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon Borrower or such Guarantor (or Borrower on behalf of such Guarantor) in any other manner provided under the rules of any such courts.

(d) BORROWER, EACH GUARANTOR, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN

RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER, EACH GUARANTOR, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER, ANY GUARANTOR, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Agent and Lenders shall not have any liability to Borrower or Guarantors (whether in tort, contract, equity or otherwise) for losses suffered by Borrower or Guarantors in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent and such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that it or they acted in good faith and with the exercise of ordinary care in the performance by it or them of the terms of this Agreement. Borrower and Guarantors each: (i) certifies that neither Agent, any Lender nor any representative, agent or attorney acting for or on behalf of Agent or any Lender has represented, expressly or otherwise, that Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2 Waiver of Notices. Borrower and each Guarantor hereby expressly waive demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower or any Guarantor which Agent or any Lender may elect to give shall entitle Borrower or any Guarantor to any other or further notice or demand in the same, similar or other circumstances.

11.3 Amendments and Waivers.

(a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by Borrower; except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce the interest rate or any fees or extend the time of payment of principal (including the extension of the Scheduled Maturity Date), interest or any fees or reduce the principal amount of any Loan or Letter of Credit Accommodations, in each case without the consent of each Lender directly affected thereby; provided, that only the consent of Required Lenders shall be necessary to waive any obligation of Borrower to pay interest or fees on Letter of Credit Accommodation at the default rate,

(ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii) release all or substantially all of the Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Agent and all of Lenders,

(iv) reduce any percentage specified in the definition of Required Lenders, without the consent of Agent and all of Lenders,

(v) except as expressly permitted under this Agreement, consent to the release of Borrower or any Guarantor of its obligations hereunder or consent to the assignment or transfer by Borrower or any Guarantor of any of their rights and obligations under this Agreement, in each case without the consent of Agent and all of Lenders,

(vi) amend, modify or waive any terms of this Section 11.3 hereof, without the consent of Agent and all of Lenders,

(vii) increase the advance rates constituting part of the Borrowing Base, without the consent of Agent and all of Lenders;

(viii) as to any Lender, change Section 6.4 or Section 6.7 in a manner that would alter the pro rata sharing or ordering of payments required thereby without the consent of such Lender;

(ix) except as expressly permitted herein or in any other Financing Agreement, subordinate the Obligations hereunder or the liens granted hereunder or under the other Financing Agreements, to any other Indebtedness or lien, as the case may be without the consent of each Lender;

(x) amend, modify or waive any other provision of this Agreement that expressly requires the consent of all Lenders as set forth in such provision without the consent of each Lender; or

(xi) subject to clause (vii) above, change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower would be increased without the consent of

Supermajority Lenders, provided that the foregoing shall not limit the discretion of the Agent to (A) change, establish or eliminate any eligibility criteria to the extent such modification does not make the criteria less restrictive than permitted as of the Closing Date and (B) change, establish or eliminate any Reserves.

(b) Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(c) Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Wells Fargo shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Wells Fargo of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Wells Fargo or such Eligible Transferee as Wells Fargo may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Wells Fargo shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Wells Fargo, or such Eligible Transferee specified by Wells Fargo, shall pay to the Non-Consenting Lender (except as Wells Fargo and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee). Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

(d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Commercial Accounts, Eligible Credit Card Receivables or Eligible Inventory shall not be deemed an amendment to the advance rates or Borrowing Base provided for in this Section 11.3. The consent of the Swing Line Lender shall be required for any amendment, waiver or consent affecting the rights or duties of the Swing Line Lender hereunder

11.4 Waiver of Counterclaims. Borrower and each Guarantor waive all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5 Indemnification. Borrower and Guarantors shall, jointly and severally, indemnify and hold Agent, each Lender, Wells Fargo Capital Finance, LLC, J.P. Morgan Securities LLC and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrower and each Guarantor shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrower or any Guarantor as to any other Indemnitee (other than any officers, directors, agents or employees of the Indemnitee whose gross negligence or willful misconduct resulted in such losses, claims, damages, liabilities, costs or expenses)). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower and each Guarantor shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, Borrower and Guarantors shall not assert, and Borrower and each Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. THE AGENT

12.1 Appointment, Powers and Immunities. Each Lender irrevocably designates, appoints and authorizes Wells Fargo to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other

Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by Borrower or any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent. The identification of Wells Fargo Capital Finance, LLC and J.P. Morgan Securities LLC as joint lead arrangers and joint book runners shall not create any rights in favor of such parties in such capacities nor subject such parties to any duties or obligations in such capacities.

12.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3 Events of Default.

(a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition.” In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.

(b) Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against Borrower or any Obligor or any of the Collateral or other property of Borrower or any Obligor.

12.4 Wells Fargo in its Individual Capacity. With respect to its Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Wells Fargo shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wells Fargo in its individual capacity as Lender hereunder. Wells Fargo (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wells Fargo and its Affiliates may accept fees and other consideration from Borrower or any Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower hereunder and without limiting any obligations of Borrower and Guarantors hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by Borrower or any Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower or any Obligor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from Borrower or any Obligor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent or deemed requested by Lenders hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of Borrower or any Obligor that may come into the possession of Agent.

12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8 Additional Loans. Agent shall not make any Loans or provide any Letter of Credit Accommodations to Borrower on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Loans and Letter of Credit Accommodations to Borrower to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, Agent may make such additional Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations will cause the total outstanding Loans and Letter of Credit Accommodations to Borrower to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Loans or additional Letter of Credit Accommodations to Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the Borrowing Base, plus the amount of Special Agent Advances made pursuant to Section 12.11(a) hereof then outstanding, shall not exceed the aggregate amount equal to ten (10%) percent of the Maximum Credit and shall not cause the total principal amount of the Loans and Letter of Credit Accommodations to exceed the

Maximum Credit and (b) no such additional Loan or Letter of Credit Accommodation shall be outstanding more than ninety (90) days after the date such additional Loan or Letter of Credit Accommodation is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Loans or Letter of Credit Accommodations, subject to the limitation set forth in Section 2.4.

12.9 Concerning the Collateral and the Related Financing Agreements. Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by Agent or Required Lenders (or all Lenders if applicable) in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders (or all Lenders if applicable) of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect Borrower and its Subsidiaries received by Agent;

(b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrower and Guarantors and will rely significantly upon Borrower’s and Guarantor’s books and records, as well as on representations of Borrower’ and any Guarantor’s personnel; and

(d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

12.11 Collateral Matters.

(a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrower and Guarantors of the Loans and other Obligations, or (iii) to pay any other amount chargeable to Borrower or any Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to any issuer of Letter of Credit Accommodations; provided, that, the aggregate principal amount of the Special Agent Advances pursuant to this Section 12.11(a), plus the then outstanding principal amount of the additional Loans and Letter of Credit Accommodations which Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the aggregate amount of ten (10%) percent of the Maximum Credit. Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Base Rate Loans and shall be payable on demand. Without limitation of its obligations pursuant to Section 6.10, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance; subject to the limitation set forth in Section 2.4. If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans.

(b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release, or in the case of clause (v) of this subsection (b), subordinate, any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which Borrower or any Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $25,000,000, and to the extent Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) constituting property to be subject to Liens permitted by Section 9.8(o) to secure financing permitted by Section 9.9(j) (or subordinate if permitted by the Person providing such financing) or (vi) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vii) approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c) Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of Borrower or Guarantors in respect of) the Collateral retained by Borrower or Guarantors.

(d) Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by Borrower or any Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

(e) Without limiting the generality of the foregoing, each Lender (i) consents to the terms and provisions of the Frigidaire Intercreditor Agreement and the GE Credit Card Intercreditor Agreement, (ii) agrees that it is and will be bound (as a Lender) by the terms and conditions of the Frigidaire Intercreditor Agreement and the GE Credit Card Intercreditor Agreement, whether or not such Lender executes the Frigidaire Intercreditor Agreement or the GE Credit Card Intercreditor Agreement, and (iii) will not take any actions contrary to the provisions of the Frigidaire Intercreditor Agreement or the GE Credit Card Intercreditor Agreement.

12.12 Agency for Perfection. Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13 Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Borrower, a successor agent from among Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

12.14 Co-Agents. Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent,” “Co-Lead Arranger,” “Co-Documentation Agent,” “Syndication Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Agent shall provide written notice to Borrower of any such agreement. Any Lender that is designated as a Co-Agent, Co-Lead Arranger, Co-Documentation Agent, Syndication Agent, or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Co-Lead Arranger, Co-Documentation Agent, Syndication Agent, or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder. The identification of Wells Fargo Capital Finance, LLC and J.P. Morgan Securities LLC, as joint lead arrangers and joint book runners shall not create any rights in favor of such parties in such capacities nor subject such parties to any duties or obligations in such capacities.

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS

13.1 Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date five (5) years from the date hereof (the “Scheduled Maturity Date”), unless sooner terminated pursuant to the terms hereof. In addition, Borrower may terminate this Agreement at any time upon thirty (30) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default. Upon the Scheduled Maturity Date or any other effective date of termination of the Financing Agreements, Borrower shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrower and at Borrower’s expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement. The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Accommodations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, Boston, Massachusetts time.

(b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower or any Guarantor of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all outstanding Obligations have been fully and finally discharged and paid as set forth in clause (a) hereof and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations outstanding on the date of termination have been fully and finally discharged and paid as provided for in Section 13.1(a) hereof. Accordingly, Borrower and each Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrower or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds or as otherwise provided for in Section 13.1(a) hereof.

13.2 Interpretative Provisions.

(a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c) All references to Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d) The words “hereof’, “herein,” “hereunder,” “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e) The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall.”

(f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined, in good faith, by Agent.

(g) All references to the terms “good faith” “or “reasonable” or “reasonably” used herein or in the other Financing Agreements when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned and the observance of reasonable commercial standards of fair dealing based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it. Borrower and Guarantors shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by Borrower or Guarantors at any time.

(h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrower most recently received by Agent prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(i) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

(n) Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

13.3 Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to Borrower or any	Gregg Appliances, Inc.
Guarantor:	4151 East 96th Street
Indianapolis, Indiana 46240
Attention: Chief Financial Officer
Telephone No.: (317) 848-8710
Telecopy No.: (317) 848-8788

with copies to:	Bingham McCutchen LLP

355 S. Grand Avenue, Suite 4400
Los Angeles, California 90071
Attention: Roger H. Lustberg, Esq.
Telephone No.: (213) 680-6400
Telecopy No.: (213) 680-6499

If to Agent:	Wells Fargo Bank, National Association
One Boston Place, 18th Floor
Boston, Massachusetts 02108
Attention: Gregg Appliances Loan Portfolio Manager
Telephone No.: (617) 854-7292
Telecopy No.: (617) 523-4027

13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5 Confidentiality.

(a) Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrower pursuant to this Agreement which is clearly and marked as confidential at the time such information is furnished by Borrower to Agent or such Lender, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, or in connection with any litigation to which Agent or such Lender is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or to any Affiliate of any Lender so long as such Lender or Participant (or prospective Lender or Participant) or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5, or (iv) to counsel for Agent or any Lender or Participant (or prospective Lender or Participant) so long as such counsel shall have been instructed to treat such information as confidential in accordance with Section 13.5.

(b) In the event that Agent or any Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender, Agent or such Lender will promptly notify Borrower of such request so that Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrower of Agent’s or such Lender’s expenses, cooperate with

Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender.

(c) In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower, Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender (or any Affiliate of any Lender) on a non-confidential basis from a person other than Borrower or Guarantors, (iii) to require Agent or any Lender to return any materials furnished by Borrower or Guarantors to Agent or a Lender or prevent Agent or a Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent and Lenders under this Section 13.5 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by Borrower or Guarantors to Agent or any Lender.

(d) Borrower and Guarantors each acknowledge and agree that Agent and Lenders may share with their respective affiliates any information relating to the Credit Facility and Borrower and Guarantors so long as such affiliates have been instructed to treat such information as confidential in accordance with this Section 13.5. Borrower and Guarantors each further acknowledge and agree to the disclosure by Agent and Lenders and their respective affiliates of information relating to the Credit Facility to Gold Sheets and other similar bank trade publications, with such information to consist of deal terms and other information customarily found in such publications. In addition, Borrower and each Guarantor hereby authorizes Agent and Lenders and their respective affiliates to use the name, logos and other insignia of Borrower and such Guarantor and the amount of the Credit Facility in any “tombstone” or comparable advertising, on its website or in other marketing materials of the Agent and Lenders and their respective affiliates.

13.6 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrower, Guarantor and their respective successors and assigns, except that neither Borrower nor any Guarantor may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrower, Guarantor, Agent and

Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.7 Assignments; Participations.

(a) Each Lender may, with the prior written consent of Agent, assign all or, if less than all, a portion equal to at least $10,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register, (ii) Agent’s consent shall not be required in connection with an assignment made to an Eligible Transferee under clause (b) of the definition thereof and (iii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000.

(b) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Obligors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, any Obligor or any of their Subsidiaries or the performance or observance by Borrower or any Obligor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning Borrower or any Obligor in the possession of Agent or any Lender from time to time to assignees and Participants.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrower, Guarantor, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by Borrower or any Obligor hereunder shall be determined as if such Lender had not sold such participation.

(f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(g) Borrower and Guarantors shall assist Agent to sell assignments or participations under this Section 13.7 in connection with Agent’s original syndication of this credit facility whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrower shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrower and Guarantors and their affairs provided, prepared or reviewed by Borrower or any Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.

13.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.9 USA Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and Guarantors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower and each Guarantor, which information includes the name and address of Borrower and each Guarantor and other information that will allow such Lender or the Agent, as applicable, to identify Borrower and each Guarantor in accordance with the Act. Borrower and each Guarantor are in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used by Borrower and Guarantors, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

13.10 Foreign Asset Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, neither Borrower nor any of its Affilites (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

13.11 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

SECTION 14. ACKNOWLEDGMENT AND RESTATEMENT

14.1 Existing Obligations. Borrower and each Guarantor hereby acknowledges, confirms and agrees that, as of the close of business on March 29, 2011, Borrower is indebted to Agent and Existing Lenders in respect of Loans under the Existing Loan Agreement in the aggregate principal amount of $0 and Existing Letters of Credit under the Existing Loan Agreement in the aggregate face amount of $4,784,200, in each case together with all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by Borrower and each Guarantor to Agent and Existing Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.

14.2 Acknowledgment of Security Interests.

(a) Borrower and each Guarantor hereby acknowledges, confirms and agrees that Agent on behalf of Lenders shall continue to have a security interest in and lien upon the Collateral heretofore granted to Agent pursuant to the Original Financing Agreements and the Existing Financing Agreements (as such terms are defined in the recitals to this Agreement) to secure the Obligations, as well as any Collateral granted to Agent under this Agreement or under any of the other Financing Agreements or otherwise granted to or held by Agent or any Lender.

(b) The liens and security interests of Agent and Lenders in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests to Agent and Lenders, whether under the Original Financing Agreements, the Existing Financing Agreements, this Agreement or any of the other Financing Agreements.

14.3 Original Financing Agreements and Existing Financing Agreements. Borrower and each Guarantor hereby acknowledges, confirms and agrees that: (a) the Original Financing Agreements and the Existing Financing Agreements have been duly executed and delivered by Borrower and each Guarantor and are in full force and effect as of the date hereof (to the extent not superseded and replaced by the Existing Loan Agreement and this

Agreement) and (b) the agreements and obligations of Borrower and each Guarantor contained in the Original Financing Agreements and the Existing Financing Agreements (to the extent not superseded and replaced by the Existing Loan Agreement and this Agreement) constitute the legal, valid and binding obligations of Borrower and each Guarantor enforceable against each of them in accordance with their respective terms and Borrower and each Guarantor have no valid defense to the enforcement of such obligations and (c) Agent on behalf of Lenders is entitled to all of the rights and remedies provided for in favor of Agent and Lenders in the Original Financing Agreements and the Existing Financing Agreements, as amended and restated by this Agreement.

14.4 Restatement.

(a) Except as otherwise stated in this Section 14.4, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Loan Agreement are hereby amended and restated in their entirety by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement. The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of Borrower or Guarantors evidenced by or arising under the Existing Financing Agreements, and the liens and security interests in the Collateral (as such term is defined herein) of Agent and Lenders securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released, shall continue in full force and effect in favor of Agent for the benefit of Lenders.

(b) The face amount of the Existing Letters of Credit outstanding as of the date hereof under the Existing Loan Agreement shall be deemed to be Letter of Credit Accommodations hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

GREGG APPLIANCES, INC.,
as Borrower

By:	/s/ Jeremy J. Aguilar
Name:	Jeremy J. Aguilar
Title:	Chief Financial Officer

[Signature Page to Amended and Restated Loan and Security Agreement]

HHG DISTRIBUTING, LLC,
as a Guarantor

By:	GREGG APPLIANCES, INC., its sole member

By:	/s/ Jeremy J. Aguilar
Name:	Jeremy J. Aguilar
Title:	Chief Financial Officer

[Signature Page to Amended and Restated Loan and Security Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent and Collateral Agent

By:	/s/ Jason B. Searle
Name:	Jason B. Searle
Title:	Director

[Signature Page to Amended and Restated Loan and Security Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Sarah L. Freedman
Name:	Sarah L. Freedman
Title:	Vice President

[Signature Page to Amended and Restated Loan and Security Agreement]

KEYBANK NATIONAL ASSOCIATION,
as Co-Documentation Agent and Lender

By:	/s/ Paul A. Taubeneck
Name:	Paul A. Taubeneck
Title:	Vice President

[Signature Page to Amended and Restated Loan and Security Agreement]

REGIONS BANK,
as a Lender

By:	/s/ Barry S. Renow
Name:	Barry S.Renow
Title:	Senior Vice President

[Signature Page to Amended and Restated Loan and Security Agreement]

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Diane Rolfe
Name:	Diane Rolfe
Title:	Director

[Signature Page to Amended and Restated Loan and Security Agreement]

RBS BUSINESS CAPITAL, a division of RBS ASSET FINANCE, INC., a subsidiary of RBS CITIZENS, N.A., as a Lender

By:	/s/ David Slattery
Name:	David Slattery
Title:	Assistant Vice President

[Signature Page to Amended and Restated Loan and Security Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ Shaheen Malik
Name:	Shaheen Malik
Title:	Vice President

By:	/s/ Rahul Parmar
Name:	Rahul Parmar
Title:	Associate

[Signature Page to Amended and Restated Loan and Security Agreement]

SUNTRUST BANK,
as a Lender

By:	/s/ Jamie Hurley
Name:	Jamie Hurley
Title:	Director

[Signature Page to Amended and Restated Loan and Security Agreement]

EXHIBIT A

to

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of             , 20     is made between                                          (the “Assignor”) and                      (the “Assignee”).

W I T N E S S E T H:

WHEREAS, Wells Fargo Bank, National Association, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Gregg Appliances, Inc. (“Borrower”) as set forth in the Amended and Restated Loan and Security Agreement, dated [                 ], 2011, by and among Borrower, certain of its affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, as provided under the Loan Agreement, Assignor committed to making Loans (the “Committed Loans”) to Borrower in an aggregate amount not to exceed $             (the “Commitment”);

WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $             (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1. Assignment and Acceptance.

(a) Subject to the terms and conditions of this Assignment and Acceptance, Assignor hereby sells, transfers and assigns to Assignee, and Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (i) the Commitment and each of the Committed Loans of Assignor and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Financing Agreements, so that after giving effect thereto, the Commitment of Assignee shall be as set forth below and the Pro Rata Share of Assignee shall be              percent (    %).

(b) With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights under Sections 2.2, 6.4, 6.8, 11.5 and 12.5 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.

(c) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s Commitment will be $            .

(d) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Commitment will be $             (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).

2. Payments.

(a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $            , representing Assignee’s Pro Rata Share of the principal amount of all Committed Loans.

(b) Assignee shall pay to Agent the processing fee in the amount specified in Section 13.7(a) of the Loan Agreement.

3. Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding Letter of Credit Accommodations shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4. Independent Credit Decision. Assignee acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of                     and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

5. Effective Date; Notices.

(a) As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be                    , 20     (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

(i) this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;

(ii) the consent of Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii) written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Borrower and Agent;

(iv) Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance; and

(v) the processing fee referred to in Section 2(b) hereof shall have been paid to Agent.

(b) Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Borrower and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

6. Agent. [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]

(a) Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.

(b) Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]

7. Withholding Tax. Assignee (a) represents and warrants to Assignor, Agent and Borrower that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrower with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and Borrower prior to the time that Agent or Borrower are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (wherein. Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new such forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

8. Representations and Warranties.

(a) Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b) Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrower, Guarantor or any of their respective Affiliates, or the performance or observance by Borrower, Guarantor or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

(c) Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of

Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.

9. Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrower or Agent, which may be required in connection with the assignment and assumption contemplated hereby.

10. Miscellaneous

(a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.

(b) All payments made hereunder shall be made without any set-off or counterclaim.

(c) Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

(d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in New York County, New York over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(f) ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:

Title:

[ASSIGNEE]

By:

Title:

EXHIBIT B

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Information Certificate

See attached

B-1

INFORMATION CERTIFICATE

OF

GREGG APPLIANCES, INC.

Dated: March 29, 2011

Wells Fargo Bank, National Association

One Boston Place, 18th Floor

Boston, Massachusetts 02108

In connection with certain financings (the “Financings”) provided or to be provided by you and the other Lenders (as hereinafter defined), the undersigned (the “Company”) represents and warrants to you and the other Lenders the following information about it, its organizational structure and other matters of interest to you and the other Lenders in connection with the financing arrangements contemplated by the Amended and Restated Loan and Security Agreement (the “Loan Agreement”), dated of even date herewith, by and among the financial institutions party thereto as lenders (collectively, Lenders”), you, in capacity agent for and on behalf of Lenders (in such capacity, “Agent”), HHG Distributing, LLC (“Guarantor”) and the undersigned:

1.	The full and exact name of the Company as set forth in its certificate of incorporation (or its certificate of formation or other organizational document filed with the applicable state governmental authority, as the case may be) is as follows:

Gregg Appliances, Inc.

2.	The Company uses and owns the following trade name(s) in the operation of its business (e.g. billing, advertising, etc.; note: do not include names which are product names only):

hhgregg

3.	The Company is a registered organization of the following type (for example, corporation, limited partnership, limited liability company, etc.):

corporation

4.	The Company was organized on the date indicated below, under the laws of the State indicated below, and the Company is in good standing under the laws of such State.

June 1, 1960 under the laws of the State of Indiana

5.	The organizational identification number of the Company issued by its jurisdiction of organization is as set forth below (or if none is issued by the jurisdiction of organization indicate “none”):

194302-153

6.	The Federal Employer Identification Number of the Company is as follows:

35-1049508

7.	The Company is duly qualified and authorized to transact business as a foreign organization in the following states and is in good standing in such states:

Alabama

Delaware

Florida

Georgia

Kentucky

Maryland

Mississippi

New Jersey

New York

North Carolina

Ohio

Pennsylvania

South Carolina

Tennessee

Virginia

West Virginia

8.	Since the date of its organization, the name of the Company as set forth in its organizational documentation as filed of record with the applicable state authority has been changed as follows:

Date of Change	Prior Name
N/A

9.	Since the date of its organization, the Company has made or entered into the following mergers or acquisitions:

Merger/Acquisition	Date
GMT, Inc. and Gregg’s Inc. merged with and into the Company	April 1, 1980
J.D. Rich merged with and into the Company	March 31, 1988
Gregg Investment Corporation, LLC merged with and into the Company	February 3, 2005

10.	The chief executive office and mailing address of the Company is located at the address indicated on Schedule 8.2 hereto.

11.	The books and records of the Company pertaining to accounts, contract rights, inventory, and other assets are located at the addresses indicated on Schedule 8.2 hereto.

2

12.	The Company has other places of business and/or maintains inventory or other assets only at the addresses (indicate whether locations are owned, leased or operated by third parties and if leased or operated by third parties, their name and address) indicated on Schedule 8.2 hereto.

13.	The places of business or other locations of any assets used by the Company during the last four (4) months other than those listed above are as indicated on Schedule 8.2 hereto.

14.	Other than liens, mortgages, pledges, security interests, encumbrances or charges granted, or to be granted, to the Agent in connection with the Financings, the Company’s assets are owned and held free and clear of liens, mortgages, pledges, security interests, encumbrances or charges except as set forth on Schedule 8.4 hereto.

15.	Except as set forth on Schedule 8.6 hereto, there are no judgments or litigation pending by or against the Company, its subsidiaries and/or affiliates or any of its officers/principals which, if adversely determined against the Company or any of such subsidiaries or affiliates, has or would reasonably be expected to have a Material Adverse Effect.

16.	The Company is in compliance with all environmental laws applicable to its business or operations except as set forth on Schedule 8.8 hereto.

17.	The Company does not have any deposit accounts, investment accounts, securities account or similar accounts with any bank, savings and loan or other financial institution, except as set forth on Schedule 8.10 hereto for the purposes and of the types indicated therein.

18.	The Company does not own or license any trademarks, patents, copyrights or other intellectual property, except as set forth on Schedule 8.11 hereto (indicate type of intellectual property and whether owned or licensed, registration number, date of registration, and, if licensed, the name and address of the licensor).

19.	The Company is affiliated with, or has ownership in, the corporations (including subsidiaries) and other organizations set forth on Schedule 8.12 hereto.

20.	The names of the stockholders (or members or partners, including general partners and limited partners) of the Company and their holdings are as set forth on Schedule 8.12 hereto (if stock or other interests are widely held indicate only holders owning 10% or more of the voting stock or other interests).

21.	The Company is not a party to or bound by any collective bargaining or similar agreement with any union, labor organization or other bargaining agent except as set forth on Schedule 8.13 hereto (indicate date of agreement, parties to agreement, description of employees covered, and date of termination).

3

22.	The Company is not a party to or bound by any “material contract” except as set forth on Schedule 8.15 hereto. For this purpose a “material contract” shall have the meaning set forth in the Loan Agreement.

23.	The Company has no “indebtedness” other than (a) the “indebtedness” set forth on Schedule 9.9 hereto and (b) “indebtedness” otherwise permitted pursuant to Section 9.9 of the Loan Agreement. For this purpose, the term “indebtedness” shall have the meaning set forth in the Loan Agreement.

24.	The Company has not made any loans or advances or guaranteed or otherwise become liable for the obligations of any others, except as set forth on Schedule 9.10 hereto.

25.	The Company does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as follows:

None

26.	The Company does not have any commercial tort claims, except as follows:

None

27.	There is no provision in the certificate of incorporation, certificate of formation, articles of organization, by-laws or operating agreement of the Company (as applicable) or the other organizational documents of the Company, or in the laws of the State of its organization, requiring any vote or consent of it shareholders, members or other holders of the equity interests therein to borrow or to authorize the mortgage or pledge of or creation of a security interest in any assets of the Company or any subsidiary. Such power is vested exclusively in its Board of Directors (or in the case of a limited partnership, the general partner that is the signatory hereto, or in the case of a limited liability company, the manager that is the signatory hereto).

28.	The officers of the Company and their respective titles are as follows:

Jerry W. Throgmartin	Executive Chairman
Dennis L. May	President and CEO
Gregg W. Throgmartin	COO
Jeremy J. Aguilar	CFO
Michael D. Stout	CAO

The following will have signatory powers as to all transactions of the Company with Agent and Lenders:

Jerry W. Throgmartin

Dennis L. May

Gregg W. Throgmartin

Jeremy J. Aguilar

Kevin J. Kovacs

4

29.	The members of the Board of Directors of the Company are:

Lawrence P. Castellani

Benjamin D. Geiger

Catherine A. Langham

Dennis L. May

John M. Roth

Charles P. Rullman

Michael L. Smith

Peter M. Starrett

Kathleen C. Tierney

Jerry W. Throgmartin

30.	At the present time, there are no delinquent taxes due (including, but not limited to, all payroll taxes, personal property taxes, real estate taxes or income taxes) except as follows:

None

31.	Certified Public Accountants for the Company is the firm of:

Name:	KPMG, LLP
Address:	2400 First Indiana Plaza, 135 N. Pennsylvania Street, Indianapolis, IN
46204-2452
Partner Handling Relationship: Paul Fultz
Were statements uncertified for any fiscal year? No

[[THIS SPACE INTENTIONALLY LEFT BLANK -

SIGNATURE PAGE TO FOLLOW]]

5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

GREGG APPLIANCES, INC., as Borrower
By:
Jeremy J. Aguilar
Chief Financial Officer

[Signature Page to Amended and Restated Loan and Security Agreement]

Agent and Lenders shall be entitled to rely upon the foregoing in all aspects and the undersigned is duly authorized to execute and deliver this Information Certificate on behalf of the Company for which he or she is signing

Very truly yours,

GREGG APPLIANCES, INC.
By:
Jeremy J. Aguilar
Chief Financial Officer

SIGNATURE PAGE TO INFORMATION CERTIFICATE (BORROWER)

SCHEDULE 8.2

to

INFORMATION CERTIFICATE

Locations

A.	Part 1 - Chief Executive Office

4151 East 96th Street

Indianapolis, IN 46240

B.	Part 2 - Location of Books and Records

4151 East 96th Street

Indianapolis, IN 46240

C.	Part 3 - Locations of Inventory, Equipment and Other Assets

Leased Locations

File Id	File Name	Address	Address 2	Lessor

000	Indianapolis CDC	4161 E. 96th Street	Indianapolis, IN 46240	***

001	North (w/Fine Lines)	4161 E. 96th Street	Indianapolis, IN 46240	***

002	South	8921 S. US 31	Indianapolis, IN 46227	***

003	East	10101 E. Washington Street	Indianapolis, IN 46229	***

004	West	3651 Commercial Drive	Indianapolis, IN 46222	***

005	Kokomo	2021 E. Markland	Kokomo, IN 46902	***

006	Anderson	1921 E. 53rd Street	Anderson, IN 46013	***

007	Lafayette	2415 Sagamore Parkway	Lafayette, IN 47905	***

008	Terre Haute	290 Honey Creek Parkway	Terre Haute, IN 47802	***

009	Muncie	4301 W. Clara Lane	Muncie, IN 47305	***

010	Bloomington	606 Gourley Pike	Bloomington, IN 47404	***

011	Ft. Wayne	4201 Parnell Ave	Ft. Wayne, IN 46805	***

012	Richmond	3783 National Road East	Richmond, IN 47374	***

013	Commons	1050 E. Lewis and Clark Parkway	Clarksville, IN 47129	***

014	Stonybrook	9132 Taylorsville Rd.	Jeffersontown, KY 40299	***

015	Louisville RDC	2701 Stanley Gault Parkway	Louisville, KY 40223	***

016	Avon	10101 East State Road 36	Avon, IN 46123	***

017	Outer Loop	4140 Outer Loop Rd.	Louisville, KY 40219	***

018	Lexington	1937 Star Shoot Parkway	Lexington, KY 40509	***

022	Greenville	36 Park Woodruff Rd.	Greenville, SC 29607	***

023	Concord	8054 Concord Mills Blvd.	Concord, NC 28027	***

024	Matthews Corners	2314 Matthews Township Parkway	Matthews, NC 28105	***

025	Pineville	9509 South Blvd.	Charlotte, NC 28273	***

026	Harbison	1130 Bower Parkway	Columbia, SC 29212	***

027	Sand Hill	230 Forum Dr.	Columbia, SC 29223	***

029	Nashville RDC	1001 Space Park South Bldy 8	Nashville, TN 37211	***

030	Rivergate	2190 N. Gallatin Pike	Madison, TN 37115	***

031	100 Oaks	719 Thompson Lane #161	Nashville, TN 37204	***

033	Bowling Green	2475 Scottsville Rd.	Bowling Green, KY 42103	***

034	Clarksville	2886 Wilma Rudolph Blvd	Clarksville, TN 37040	***

035	Cool Springs	1735 Galleria Blvd. Suite 100	Franklin, TN 37064	***

036	Murfreesboro	468 N. Thompson Lane	Murfreesboro, TN 37129	***

037	Turkey Creek	11370 Parkside Dr.	Knoxville, TN 37922	***

038	Northwest Crossing	6741 Clinton Highway	Knoxville, TN 37912	***

039	Cincinnati RDC	2939 Crescentville Road West	Chester, OH 45069	***

040	Colerain	9930 Colerain Ave.	Cincinnati, OH 45251	***

041	Eastgate	4468 Eastgate Rd.	Cincinnati, OH 45245	***

042	Western Hills	5111 Glencrossing Way	Cincinnati, OH 45238	***

043	Hamilton	3175 Princeton Rd.	Hamilton, OH 45011	***

044	Fields Ertel	4786 Fields Ertel Road	Cincinnati, OH 45249	***

045	Birmingham RDC	3536 US Highway 31 South Suite B	Calera, AL 35040	***

046	Florence	7601 Mall Road	Florence, KY 41042	***

047	Noblesville	16680 Mercantile Blvd.	Noblesville, IN 46060	***

048	Tri-County	650 Kemper Common Circle	Springdale, OH 45246	***

049	Carolina RDC	1962 West Highway 160 Suite 101	Fort Mill, SC 29708	***

050	Beavercreek	2720 Town Drive 100	Beavercreek, OH 45431	***

052	Piqua	1258 E. Ash St.	Piqua, OH 45356	***

053	Newnan	231 Newnan Crossing Bypass	Newnan, GA 30265	***

054	Columbus	6499 Whittlesey Blvd.	Columbus, GA 31909	***

055	Augusta	207 Robert C. Daniel Jr. Parkway	Augusta, GA 30909	***

056	Huntsville	930 A Old Monrovia Rd.	Huntsville, AL 35806	***

057	Macon	4551 Billy Williamson Drive	Macon, GA 31206	***

058	Montgomery	2654 Eastern Blvd.	Montgomery, AL 36117	***

059	Columbus RDC	3240 Urbancrest Industrial Drive	Grove City, OH 43123	***

060	Taylor Park	2339 Taylor Park Drive	Reynoldsburg, OH 43068	***

061	Hilliard	1881 Hilliard Rome Rd.	Hilliard, OH 43228	***

062	Chillicothe	1059 N. Bridge Street	Chillicothe, OH 45601	***

063	Newark	901 Hebron Road	Heath, OH 43056	***

064	Zanesville	3528 Maple Ave.	Zanesville, OH 43701	***

066	Sawmill	6440 Sawmill Rd.	Columbus, OH 43235	***

068	Easton (w/Fine Lines)	4099 Easton Loop West	Columbus, OH 43219	***

069	Cleveland RDC	10601 Memphis Ave Room 6A	Brooklyn, OH 44144	***

070	Mentor	7900 Plaza Blvd. Space 100	Mentor, OH 44060	***

072	Canton	5509 Dressler Rd.	Canton, OH 44720	***

074	Chapel Hill	430 Howe Ave	Cuyahoga Falls, OH 44221	***

075	Fairlawn	160 Rothrock Road	Akron, OH 44321	***

076	North Olmsted	4706 Great Northern Blvd.	North Olmsted, OH 44070	***

077	Hoover (w/Fine Lines)	1773 Montgomery Way South	Hoover, AL 35244	***

078	Trussville	3695 Roosevelt Blvd.	Trussville, AL 35235	***

079	Atlanta CDC	3000 Southpark Blvd Suite1000	Ellenwood, GA 30294	***

081	Douglasville	6967 Concourse Parkway	Douglasville, GA 30134	***

082	Stonecrest	7342 Stonecrest Concourse Parkway	Lithonia, GA 30038	***

083	Kennesaw	2555 Cobb Place Lane 100	Kennesaw, GA 30144	***

084	Gwinnett	2131 Pleasant Hill Rd 121	Duluth, GA 30096	***

085	Fayetteville	395 Pavillion Parkway	Fayetteville, GA 30214	***

086	Southlake	1905-C Mt. Zion Rd.	Morrow, GA 30260	***

087	Mall of Georgia	3230 Woodward Crossing Blvd.	Buford, GA 30519	***

088	Alpharetta	5530 Windward Parkway Suite 200	Alpharetta, GA 30004	***

089	Smyrna	2784 Cumberland Blvd.	Smyrna, GA 30080	***

091	Northlake Village (w/Fine Lines)	7024 Smith Corners Blvd.	Charlotte, NC 28269	***

093	Anderson	162 Station Drive	Anderson, SC 29621	***

094	Hickory	1835 Catawba Valley Blvd.	Hickory, NC 28602	***

095	Gastonia	3940 East Franklin Blvd.	Gastonia, NC 28056	***

096	Inverness	4639 Highway N 280	Birmingham, AL 35242	***

101	Chattanooga	2565 Lifestyle Way	Chattanooga, TN 37421	***

102	Mt. Juliet	56 Belinda Parkway	Mt. Juliet, TN 37122	***

103	Spartanburg	108 Franklin Ave Unit B	Spartanburg, SC 29301	***

104	Grove City	1700 Buckeye Place	Grove City, OH 43123	***

105	Huber Heights	5545 Executive Blvd.	Huber Heights, OH 45424	***

106	Mansfield	919 Lexington Springmill Rd., North	Mansfield, OH 44906	***

108	Mooresville	657 River Highway	Mooresville, NC 28117	***

109	Elizabethtown	157 Towne Drive	Elizabethtown, KY 42701	***

110	Mishawaka	5802 Grape Road	Mishawaka, IN 46545	***

111	Wilmington	830 Inspiration Drive	Wilmington, NC 28405	***

112	Mayfield Heights	1536 Golden Gate Plaza	Mayfield Heights, OH 44124	***

113	Snellville	2059 Scenic Highway Suite 105	Snellville, GA 30078	***

114	Savannah	7805 Abercorn St. Suite 14A	Savannah, GA 31406	***

115	Evansville	225 North Burkhardt Rd.	Evansville, IN 47715	***

116	Johnson City	3211 Peoples St., Space A	Johnson City, TN 37604	***

117	Memphis Wolfchase	8045 Giacosa Dr.	Memphis, TN 38133	***

118	Southaven	6680 Southcrest Pkwy	Southaven, MS 38671	***

120	Raleigh RDC	100 Innovation Drive	Morrisville, NC 27560	***

121	Fayetteville	1912 Skibo Road	Fayetteville, NC 28314	***

122	Town Center	6180 Capital Blvd.	Raleigh, NC 27616	***

123	Briercreek	7801 Alexander Promenade Place	Raleigh, NC 27617	***

124	Greensboro	5400 Hornaday Rd.	Greensboro, NC 27407	***

125	Apex	1275 Haddon Hall Rd.	Apex, NC 27502	***

126	Durham	8160 Renaissance Pkwy	Durham, NC 27713	***

127	Winston Salem	2051 Griffith Rd.	Winston Salem, NC 27103	***

128	Cary	1401 Piney Plains Rd.	Cary, NC 27518	***

132	North Charleston	2150 Morris Baker Blvd.	North Charleston, SC 29406	***

137	Asheville	80 S. Tunnel Road	Asheville, NC 28805	***

140	Jacksonville RDC	4030 Deerpark Blvd Suite 1	Elkton, FL 32033	***

141	Regency	651-100 Commerce Center Dr.	Jacksonville, FL 32225	***

142	Daytona Beach	2455 W. International Speedway Suite 910	Daytona Beach, FL 32114	***

143	Oakleaf (Jacksonville)	8380 Merchants Way	Jacksonville, FL 32222	***

144	Avenues Walk	10320 Shops Lane Suite 200	Jacksonville, FL 32258	***

146	Gainesville	3606 SW 34th Street	Gainesville, FL 32608	***

146	Gainesville Parking	3606 SW 34th Street	Gainesville, FL 32608	***

149	Tallahassee	1719 Apalachee Pkwy	Tallahassee, FL 32301	***

150	Orlando CDC	220 Deen Still Rd. #100	Davenport, FL 33897	***

151	East Colonial	3222 E. Colonial Drive #14	Orlando, FL 32803	***

152	Kissimmee	3052 Dyer Blvd.	Kissimmee, FL 34741	***

153	Florida Mall (South OBT)	8410 S. Orange Blossom Trail	Orlando, FL 32809	***

154	Sanford	1810 Rinehart Road	Sanford, FL 32771	***

158	Ocoee (Colonial Town Center)	8010 W. Colonial Blvd.	Orlando, FL 32818	***

159	Lakeland	4000 US Hwy 98 North	Lakeland, FL 33809	***

162	Ocala (Berkshire Oaks)	4205 SW 38th Ct., Suite 102	Ocala, FL 34474	***

163	West Melbourne	205 Palm Bay Road Suite 145	West Melbourne, FL 32904	***

164	Pensacola	1210 Airport Blvd Unit 600	Pensacola, FL 32504	***

171	Clearwater	2669 Gulf to Bay Blvd.	Clearwater, FL 33759	***

172	Tampa Palms	6250 Commerce Palms Drive	Tampa, FL 33647	***

173	Sarasota Crossings	5511 Fruitville Rd.	Sarasota, FL 34232	***

174	Bradenton	4495 14th Street West	Bradenton, FL 34207	***

176	Brandon	10277 East Adamo Dr.	Tampa, FL 33619	***

177	Spring Hill (Tampa)	13199 Cortez Blvd.	Brooksville, FL 34613	***

181	Naples	5052 Airport Pulling Rd.	Naples, FL 34105	***

182	Ft. Myers	5100 South Cleveland Ave. Suite 101	Ft. Myers, FL 33907	***

191	Short Pump	11732 West Broad St.	Henrico, VA 23233	***

192	Chesterfield	1321 Huguenot Rd.	Midlothian, VA 23113	***

194	Newport News	12140 Jefferson Ave.	Newport News, VA 23602	***

195	Virginia Beach	3421 Virginia Beach Blvd.	Virginia Beach, VA 23452	***

196	Chesapeake	1543 Sams Circle	Chesapeake, VA 23320	***

197	Fredericksburg	1371 Carl D. Silver Parkway	Fredericksburg, VA 22401	***

198	Colonial Heights	820 Southpark Blvd.	Colonial Heights, VA 23834	***

199	Roanoke	1900 Valley View Blvd., NW	Roanoke, VA 24012	***

201	Lower Paxton	5125 Jonestown Rd.	Harrisburg, PA 17112	***

202	York	351 Loucks Rd Bldg B	York, PA 17404	***

203	Mechanicsburg	5800 Carlisle Pike	Mechanicsburg, PA 17050	***

204	Lancaster	1700 Fruitville Pike	Lancaster, PA 17603	***

205	Hagerstown	17766 Garland Groh Blvd.	Hagerstown, MD 21740	***

206	Wilkes-Barre	101 Wyoming Valley Mall Unit 900	Wilkes-Barre, PA 18702	***

207	Dickson City	620 Commerce Blvd.	Dickson City, PA 18519	***

208	Winchester	2580 South Pleasant Valley Rd	Winchester, VA 22601	***

210	Philly RDC	2100 Center Square Rd Suite 300	Logan Township, NJ 8085	***

211	Wyomissing	1101 Woodland Ave.	Wyomissing, PA 19610	***

212	Downingtown	10 Quarry Road	Downingtown, PA 19335	***

213	Berwyn (King of Prussia)	400 West Swedesford Rd.	Berwyn, PA 19312	***

214	Montgomeryville	1251 Knapp Rd.	North Wales, PA 19454	***

215	NE Philadelphia	9733 E Roosevelt Blvd.	Philadelphia, PA	***

216	Langhorne	2424 E. Lincoln Hwy Suite 100	Langhorne, PA 19047	***

217	Whitehall	740 Lehigh Valley Mall	Whitehall, PA 18052	***

221	Lawrenceville	3371 US Hwy 1	Lawrenceville, NJ 08648	***

223	Deptford	2000 Clements Bridge Rd.	Woodbury, NJ 08096	***

224	Mays Landing	4215 Black Horse Pike	Mays Landing, NJ 08330	***

226	Newark DE	700 Center Blvd.	Newark, DE 19702	***

227	Dover	1380 N. Dupont Hwy	Dover, DE 19901	***

228	Wilmington	3040 Brandywine Parkway	Wilmington, DE 19803	***

230	Mid-Atlantic CDC	14301 Mattawoman Drive	Brandywine, MD 20613	***

231	Springfield	6640 Loisdale Rd.	Springfield, VA 22150	***

232	Sterling	46301 Potomac Run Plaza #120	Sterling, VA 20164	***

233	Fairfax	12189 Fair Lakes Promenade Dr.	Fairfax, VA 22033	***

234	Bailey’s Crossroads	5718 Columbia Pike	Falls Church, VA 22041	***

235	Woodbridge	14500 Potomac Mills Rd.	Woodbridge, VA 22193	***

236	Manassas	7412 Stream Walk Ln	Manassas, VA 20109	***

237	Largo	1020 Shoppers Way	Largo, MD 20774	***

238	Waldorf	3000 Festival Way	Waldorf, MD 20601	***

240	Rockville	1501 Rockville Pike	Rockville, MD 20852	***

242	Frederick	7320 Guilford Drive	Frederick, MD 21704	***

243	Catonsville	6026 Baltimore National Pike Suite A	Catonsville, MD 21228	***

244	Hanover	7667 Arundel Mills Blvd.	Hanover, MD 21076	***

245	Bel Air	680 Marketplace Dr.	Bel Air, MD 21014	***

246	Towson	801 Goucher Blvd.	Towson, MD 21286	***

249	Annapolis	150 - A Jennifer Rd.	Annapolis, MD 21401	***

250	Glen Burnie	6711 Ritchie Hwy	Glen Burnie, MD 21060	***

266	Erie	7451 Peach Street Suite C	Erie, PA 16509	***

C50	Beavercreek	2500 N. Fairfield #D-2	Beavercreek, OH 45431	***

C70	Mentor	7307 Mentor Ave.	Mentor, OH 44060	***

C74	Chapel Hill (closed)	1850 Buchholzer Blvd.	Akron, OH 44310	***

SCHEDULE 8.4

to

INFORMATION CERTIFICATE

Existing Liens*

Name and Address of Secured Party	Description of Collateral	File No. of Financing Statement/Jurisdiction (Optional)
a. GE Capital Consumer Card Co.	All of Retailer’s right, title and interest, if any, now existing or hereafter arising in (i) all accounts, account documentation and indebtedness; (ii) deposits, credit balances and reserves on Bank’s books relating to any such accounts; and (iii) all proceeds of any of the foregoing, in each case arising in connection with the consumer credit card program established by the secured party and made available to the debtor.	Original File No. 200400008721064 filed on 9/20/2004 with the Indiana Secretary of State. Continuation filed on 9/11/2009.

b. TCF Inventory Finance, Inc.	All inventory manufactured by, distributed by, Electrolux Home Products, Inc., wherever located, now existing and hereafter acquired, including but not limited to all Electrolux, Gibson, Kelvinators, Tappan, White Westinghouse and/or Frigidaire brand, refrigerators, freezers, air conditioners, dehumidifiers, clothes washers, clothes dryers, ranges, stoves, dishwashers, humidifiers and other kinds of household and commercial appliances, and replacement parts (collectively the “Consigned Inventory”).	File No. 200100009887237 filed on 12/19/2001 with the Indiana Secretary of State. Amended on 11/15/2004 to correct the debtor’s name. Amended on 11/16/2004 to change the secured party’s name to Electrolux Home Products, Inc. Continuation filed on 06/22/2006. Assignment from Electrolux Home Products, Inc. to TCF Inventory Finance, Inc. filed on 04/02/2009. Amended on 06/29/2009 to restate the collateral description in its entirety.

*	Do not indicate liens of existing lender(s) to be repaid with proceeds of initial disbursements of loans in connection with the Financings.

Name and Address of Secured Party	Description of Collateral	File No. of Financing Statement/Jurisdiction (Optional)
c. United Rentals (North America), Inc.	Equipment described as Customer #: 272689, Equipment #: 03207766HR, QTY: 1, INVOICE/SEQ#: 85807264-001, MAKE: JLG, MODEL: 3246ES, DESCRIPTION: SCISSOR 30’-35’ ELEC46-48 and the proceeds of the equipment.	File No. 201000000908525 filed with the Indiana Secretary of State on 02/01/2010

d. United Rentals (North America), Inc.	Equipment described as: Customer #: 272689, Equipment #: 03203470HR, QTY: 1, INVOICE/SEQ#: 85807264-001, MAKE: JLG, MODEL: 3246ES, description: SCISSOR 30’-35’ ELEC46-48 and the proceeds of the equipment.	File No. 201000000909213 filed with the Indiana Secretary of State on 02/01/2010

e. United Rentals (North America), Inc.	Equipment described as: Customer #: 272689, EQUIPMENT #: 03207784HR, QTY: 1, INVOICE/SEQ#: 86645464-001, MAKE: JLG, MODEL: 3246ES, DESCRIPTION: SCISSOR 30’-35’ ELEC46-48 and the proceeds of the equipment.	File No. 201000002624633 filed with the Indiana Secretary of State on 03/29/2010

f. Cisco Systems Capital Corporation	Equipment (all items sold, leased or financed under specific contract)	200900008040790 filed with the Indiana Secretary of State on 10/07/2009

SCHEDULE 8.6

to

INFORMATION CERTIFICATE

Pending Litigation

None.

SCHEDULE 8.8

to

INFORMATION CERTIFICATE

Environmental Compliance

None.

SCHEDULE 8.10

to

INFORMATION CERTIFICATE

Deposit Accounts; Investment Accounts

See attached Excel spreadsheet

BANK ACCOUNTS

ACCOUNT NAME	ACCT#	routing number	BANK	MONTH OPENED/ CLOSED	PHONE #
Store 82	***		***		***
Store 94	***		***
Store 116	***		***	Opened July
Store 128	***		***	Opened July
Store 180	***		***	Sep-10
Store 181	***		***	Sep-10
Store 182	***		***	Opened 9/10/2010, Closed 03/10/11
Store 197	***		***
Store 198	***		***
Store 199	***		***
Store 231	***		***
Store 233	***		***
Store 234	***		***
Store 235	***		***
Store 236	***		***
Store 240	***		***
Store 242	***		***
Store 7	***		***		***
Store 9	***		***		***
Store 11	***		***		***
Store 12	***		***		***
Store 13	***		***		***
Store 50	***		***		***
Store 52	***		***		***
Store 61	***		***
Store 67	***		***
Store 68	***		***
Store 106	***		***
Store 109	***		***
Store 110	***		***
Store 8	***		***
Store 10	***		***
Store 30	***		***
Store 35	***		***
Store 41	***		***		***
Store 43	***		***		***
Store 44	***		***
Store 115	***		***	Opened July
Store 1	***		***
Store 2	***		***
Store 3	***		***
Store 4	***		***
Store 5	***		***
Store 6	***		***
Store 14	***		***
Store 15	***		***
Store 16	***		***
Store 17	***		***
Store 18	***		***
Store 21	***		***
Store 33	***		***
Store 39	***		***
Store 40	***		***
Store 42	***		***
Store 46	***		***
Store 47	***		***
Store 48	***		***
Store 51	***		***
Store 59	***		***
Store 60	***		***
Store 62	***		***
Store 63	***		***
Store 64	***		***
Store 66	***		***
Store 69	***		***
Store 70	***		***

Store 71	***	***
Store 72	***	***
Store 73	***	***
Store 74	***	***
Store 75	***	***
Store 76	***	***
Store 104	***	***
Store 105	***	***
Store 112	***	***
Store 154	***	***
Store 201	***	***
Store 202	***	***
Store 203	***	***
Store 204	***	***
Store 205	***	***
Store 206	***	***
Store 207	***	***
Store 211	***	***
Store 214	***	***
Store 215	***	***
Store 221	***	***
Store 224	***	***
Store 266	***	***
Store 29	***	***		***
Store 31	***	***		***
Store 36	***	***		***
Store 37	***	***		***
Store 38	***	***		***
Store 54	***	***		***
Store 57	***	***		***
Store 81	***	***		***
Store 89	***	***		***
Store 101	***	***		***
Store 102	***	***
Store 111	***	***	Opened June
Store 114	***	***	Opened July
Store 137	***	***	Opened April
Store 140	***	***		***
Store 149	***	***		***
Store 150	***	***
Store 177	***	***	Opened 09/09
Store 191	***	***	Opened 10/09
Store 192	***	***	Opened 10/09
Store 194	***	***	10-Jan
Store 195	***	***	10-Jan
Store 196	***	***	10-Jul
Store 230	***	***
Store 232	***	***	10-Jul
Store 237	***	***	10-Jul
Store 238	***	***	10-Jul
Store 34	***	***		***
Store 22	***	***		***
Store 23	***	***		***
Store 24	***	***		***
Store 25	***	***		***
Store 26	***	***		***
Store 27	***	***		***
Store 45	***	***		***
Store 49	***	***		***
Store 53	***	***		***
Store 55	***	***
Store 56	***	***		***
Store 58	***	***		***
Store 77	***	***		***
Store 78	***	***		***
Store 79	***	***		***
Store 83	***	***		***
Store 84	***	***		***
Store 85	***	***		***
Store 86	***	***		***

Store 87	***		***		***
Store 88	***		***		***
Store 91	***		***		***
Store 92	***		***		***
Store 93	***		***		***
Store 95	***		***		***
Store 096	***		***		***
store 103	***		***		***
store 107	***		***		***
Store 108	***		***
Store 113	***		***
Store 117	***		***	Opened 09/09
Store 118	***		***	Opened 09/09
Store 120	***		***		***
Store 121	***		***		***
Store 122	***		***		***
Store 123	***		***		***
Store 124	***		***		***
Store 125	***		***
Store 126	***		***
Store 127	***		***
Store 132	***		***
Store 141	***		***		***
Store 142	***		***		***
Store 143	***		***
Store 144	***		***
Store 145	***		***
Store 146	***		***
Store 151	***		***
Store 152	***		***
Store 153	***		***
Store 158	***		***
Store 159	***		***
Store 162	***		***
Store 163	***		***
Store 164	***		***	Opened 01/11
Store 171	***		***	Opened 09/09
Store 172	***		***	Opened 09/09
Store 173	***		***	Opened 09/09
Store 174	***		***	Opened 09/09
Store 176	***		***	Opened 09/09
Store 182	***		***	11-Feb
Store 208	***		***	Opened 03/10
Store 210	***		***	Opened 04/10
Store 212	***		***	Opened 04/10
Store 213	***		***	Opened 04/10
Store 216	***		***	Opened 04/10
Store 217	***		***	Opened 04/10
Store 223	***		***	Opened 04/10
Store 226	***		***	Opened 04/10
Store 227	***		***	Opened 04/10
Store 228	***		***	Opened 04/10
Store 243	***		***	Opened 04/10
Store 244	***		***	Opened 04/10
Store 245	***		***	Opened 04/10
Store 246	***		***	Opened 04/10
Store 249	***		***	Opened 04/10
Store 250	***		***	Opened 04/10
Chase Concentration	***	***
Fifth Third Concentration acct	***	***
Suntrust Concentration	***	***
Wachovia Concentration	***	***
Wachovia MidAtlantic Cons	***
Note- All store accounts are one way depository accounts.
***	Investment Account	***	***
Account	PNC conversion information for Corporate accounts
	Current NCB account number	New PNC Account Number	New PNC Check & ACH	New PNC Wire Transfer
			Routing Transit Number (RTN)	Routing Transit Number (RTN)

Ohio Worker’s	***	***	***	***
Dishonored Checks	***	***	***	***
Stock Option Withholding Tax	***	***	***	***
Stock Option Proceeds	***	***	***	***
Congress Financial Corp (Central)	***	***	***	***
Novus	***	***	***	***
Bank Cards	***	***	***	***
C/O HH Gregg Inc KBA	***	***	***	***
MGA/HRSI	***	***	***	***
GE	***	***	***	***
AMEX	***	***	***	***
Corporate	***	***	***	***
Bad Checks	***	***	***	***
Master	***	***	***	***
Payroll	***	***	***	***
checking	***	***	***	***

SCHEDULE 8.11

to

INFORMATION CERTIFICATE

Intellectual Property

A.	Trademarks

1.	Owned

Trademark	Registration Number	Registration Date
EXTRAORDINARY APPLIANCES FOR THE HEART OF YOUR HOME	3,307,127	10/9/07
HHGREGG.COM	2,557,080	04/02/02
WELCOME TO THE REVOLUTION	2,476,625	08/07/01
HHG	2,646,349	11/05/02
WEBSTOCK	3,520,019	10/21/08
	3,530,456	11/11/08
HHGREGG	3,520,020	10/21/08
	3,530,455	11/11/08
FINE LINES	3,546,276	12/16/08
FINE POINTS	3,520,018	10/21/08
	3,530,454	11/11/08
	3,633,848	6/9/09
HHGREEN	3,613,710	4/28/09
GIVING YOU THE POWER TO GO GREEN	3,613,720	4/28/09
hhgold	3,860,068	10/12/10

Trademark Application	Application/Serial Number	Application Date
None

2.	Licensed

Trademark	Registration Number	Registration Date	Expiration Date	Owner/ Licensor
None

Trademark Application	Application/Serial Number	Application Date
None

Patents

1.	Owned

Patent Description	Registration Number	Registration Date	Expiration Date
None

Patent Application	Application/Serial Number	Application Date
None

2.	Licensed

Patent Description	Registration Number	Registration Date	Expiration Date	Owner/ Licensor
None

Patent Application	Application/Serial Number	Application Date
None

B.	Copyrights

1.	Owned

Copyright	Registration Number	Registration Date
None

2.	Licensed

Copyright Description	Registration Number	Registration Number	Expiration Date	Owner/ Licensor
None

C.	License Agreements

Name of Document	Date of Document	Licensor	Term	Licensed Intellectual Property
Ordering Document	08/27/03	Oracle Corporation	Perpetual	Diagnostics Pak and other database and processing software
License Agreement	06/23/03	New Era Consulting Corporation	Perpetual	Client POS and Sales Management Software
Software License and Warranty	10/01/03	Symantec Corporation	Perpetual	Anti-Virus Programs
Payment Invoice Agreement	N/A	Speedware Corporation	Perpetual	Payment invoices with standard terms and conditions for purchase of hardware.
License Agreement	03/18/02	HighJump System	Perpetual	Data Collection Advantage System
Software License and Services Agreement	12/26/01	Peoplesoft USA, Inc.	Perpetual	PeopleSoft HRNS software modules
End User License Agreement	N/A	Altiris	Perpetual	Computer programs, associated media and accompanying documentation.
Software License Agreement	N/A	Quest Software, Inc.	N/A

Agreements Containing Certain Grants of Intellectual Property:

1.	Business Television Master Agreement, as amended, dated October 1, 2002, by and between the Company and EchoStar Satellite Corporation.

2.	Time Warner Cable Service Sales Program Agreement dated October 23, 2001, by and between the Company and Time Warner Cable, a Division of Time Warner Entertainment Company, L.P.

3.	Major Appliances Associate Contract Distributor and Retail Dealer Sales Agreement dated December 31, 2003, by and between the Company and Whirlpool Corporation.

4.	KitchenAid Outdoor Products Associate Contract Distributor Sales Agreement dated April 30, 2004, by and between the Company and Whirlpool Corporation.

5.	Gladiator Garageworks Dealer Agreement dated January 13, 2003, by and between the Company and Whirlpool Corporation.

6.	Marketing Agreement dated December 15, 2003, by and between the Company and

Insight Communications Company, L.P.

7.	Dealer Agreement dated September 4, 2002, by and between the Company and Sharp Electronics Corp.

8.	Retail Dealer Agreement, as amended, dated May 29, 2002, by and between the Company and GE-Zurich Warranty Management, Inc.

9.	Minolta Corporation Consumer Products Group Reseller Agreement dated February 19, 2002, by and between the Company and Minolta Corporation.

10.	Thales Navigation, Inc. Retail Dealer Agreement dated April 12, 2007, by and between the Company and Thales Navigation, Inc.

11.	Nikon Inc. Imaging Division Retail Dealer Sales Agreement by and between the Company and Nikon Inc.

12.	JBL Dealer Agreement dated February 20, 2001, by and between the Company and JBL, Inc.

13.	Harman/Kardon Dealer Agreement dated February 20, 2001, by and between the Company and Harman Kardon, Inc.

14.	Olympus America, Inc. Authorized Digital Imaging Products Dealer Agreement dated December 27, 2000, by and between the Company and Olympus America, Inc – Consumer Products Group.

15.	Panasonic Authorized Internet Dealer Agreement dated May 12, 2004, by and between the Company and Panasonic Consumer Electronics Company, Division of Matsushita Electric Corporation of America.

16.	Sony Electronics Inc. Consumer Sales Company Dealer Agreement dated January 1, 2003, as amended, by and between the Company and the Consumer Sales Company of Sony Electronics, Inc.

17.	Select Merchant Payment Card Processing Agreement dated October 1, 2006, by and between the Company and Fifth Third Bank.

18.	Private Label Consumer Credit Card Program Agreement dated as of August 26, 2004, by and between the Company and GE Capital Consumer Card Co.

19.	Retailer Agreement dated December 31, 2004 by and between the Company and EchoStar Satellite, LLC (f/k/a Echostar Satellite Corporation.

20.	Retail Dealer Agreement dated June 4, 1996, by and between the Company and Mitsubishi Digital Electronics America, Inc. (with renewal letter dated June 30, 2004).

21.	Agreement dated June 1, 2004, by and between the Company and Ultra 8 International, LLC.

22.	Delivery Service Agreement dated July 24, 2004, by and between the Company and Spirit Delivery and Distribution Services, Inc., as amended pursuant to the First Amendment to the Delivery Service Agreement.

23.	Independent Contractor Agreement dated March 4, 2003, by and between the Company and Affinity Logistics Corp., as amended pursuant to the First Amendment to the Independent Contractor Agreement.

24.	Authorized Agency Agreement, dated May 5, 2005, between the Company and Cingular Wireless II, LLC.

25.	Dealer Sales Agreement, dated April 27, 2007, between the Company and Canon U.S.A., Inc.

Domain Names:

1.	hhgregg.com

2.	hhgreggfinelines.com

SCHEDULE 8.12

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INFORMATION CERTIFICATE

Subsidiaries; Affiliates; Investments

A.	Subsidiaries (More than 50% owned by Company)

Name	Jurisdiction of Incorporation/Organization	Percentage Owned
HHG Distributing, LLC (“HHG”)	Indiana	100%

B.	Affiliates (Less than 50% Owned by Company)

Name	Jurisdiction of Incorporation/Organization	Percentage Owned
None

C.	Affiliates (Subject to common ownership with Company)

Affiliate	Jurisdiction of Incorporation	Parent	Percentage Owned
None

D.	Shareholders (If widely held, only holders with more than 10%)

Name	Jurisdiction of Incorporation*	Percentage Owned
hhgregg, Inc.	Delaware	100%

*	If shareholders are individuals, indicate “N/A”

SCHEDULE 8.13

to

INFORMATION CERTIFICATE

Labor Matters

Name of Agreement	Date of Agreement	Parties to Agreement	Date of Expiration/Termination
None

SCHEDULE 8.15

to

INFORMATION CERTIFICATE

Material Contracts

None.

SCHEDULE 9.9

to

INFORMATION CERTIFICATE

Existing Indebtedness

1.	Direct Debt

None.

2.	Guarantees

None.

SCHEDULE 9.10

to

INFORMATION CERTIFICATE

Loans and Advances

Name/Address of Debtor	Outstanding Balance of Loan as of	Secured/Unsecured	Due Date
None.

EXHIBIT C

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Form of Compliance Certificate

To:	Wells Fargo Bank, National Association, as Agent and Lender One Boston Place, 18th Floor Boston, Massachusetts 02108

Ladies and Gentlemen:

I hereby certify to you pursuant to Section 9.6 of the Loan Agreement (as defined below) as follows:

1. I am the duly elected Chief Financial Officer of Gregg Appliances, Inc., an Indiana corporation (“Borrower”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Amended and Restated Loan and Security Agreement, dated [                 ], 2011, by and among Wells Fargo Bank, National Association, as agent for the financial institutions party thereto as lenders (in such capacity, “Agent”), and the financial institutions party thereto as lenders (collectively, “Lenders”), Borrower and certain of its affiliates (as such Loan and Security Agreement is amended, modified or supplemented, from time to time, the “Loan Agreement”).

2. I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrower and Guarantors, during the immediately preceding fiscal month.

3. The review described in Section 2 above did not disclose the existence during or at the end of such fiscal month, and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower or any Guarantor has taken, is taking, or proposes to take with respect to such condition or event.

4. I further certify that, based on the review described in Section 2 above, neither Borrower nor any Guarantor has at any time during or at the end of such fiscal month, except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a)	Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Financing Agreements.

(b)	Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.7 of the Loan Agreement), or established any new asset locations.

(c)	Materially changed the terms upon which it sells goods (including sales on consignment) or provides services, nor has any vendor or trade supplier to Borrower or Guarantors during or at the end of such period materially adversely changed the terms upon which it supplies goods to Borrower or Guarantors.

(d)	Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than as specifically permitted in the Financing Agreements.

(e)	Received any notice of, or obtained knowledge of any of the following not previously disclosed to Agent: (i) the occurrence of any event involving the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any applicable Environmental Law by Borrower or Guarantors in any material respect or (B) the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials in violation of applicable Environmental Laws in a material respect or (D) any other environmental, health or safety matter, which has a material adverse effect on Borrower or any Guarantor or its business, operations or assets or any properties at which Borrower or any Guarantor transported, stored or disposed of any Hazardous Materials.

(f)	Become aware of, obtained knowledge of, or received notification of, any breach or violation of any material covenant contained in any instrument or agreement in respect of Indebtedness for money borrowed by Borrower or any Guarantor.

(g)	As of the date hereof, Borrower is current with respect to sales and use tax collections, deposits and payments, including monthly sales and use tax accruals.

5. Attached hereto as Schedule III are the calculations used in determining, as of the end of such fiscal month whether Borrower and Guarantors are in compliance with the covenants set forth in Section 9.18 of the Loan Agreement for such fiscal month.

6. [During the immediately preceding fiscal quarter, Borrower made the following transactions for which the Payment Conditions were required to be satisfied:                      [Please provide detailed description of each Payout (as defined in the definition of Payment Conditions)]

7. [During the immediately preceding fiscal month, Borrower and/or Guarantor made the following intercompany loans:                      and received the following payments:                      in the outstanding amount equal to                      as of the last day of the immediately preceding month]

8. [During the immediately preceding fiscal quarter, Borrower initiated but did not complete the following Permitted Sale Leaseback transactions:                      [Please provide (i) the date of completion of the construction of any improvements, (ii) a description of the Real Property involved in the sale and leaseback transaction and (iii) the aggregate fair market value of the property and related Real Property sold or to be sold in such sale and leaseback transaction)]

The foregoing certifications are made and delivered this day of                      20    .

Very truly yours,

GREGG APPLIANCES, INC.

By:

Title:

EXHIBIT D

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Form of Borrowing Base Certificate

See attached

D-1

Gregg Appliances, Inc.

Borrowing Base Calculation

Date of Delivery

Balances as of:	Date balance as of

Inventory
Gross Inventory per stock ledger

Ineligibles:
Frigidare Consigned Inventory
Vendor Returns
Service
Shrinkage Reserve

Total Ineligibles	—

Total Eligible Inventory	—

Advance Rate	62.10%

Subtotal Inventory Availability	—

Accounts Receivable
MC/Visa
Discover
MGA
American Express
GE

Credit Card Receivables	—

Trade Account Receivables
Sub-total A/R	—

Ineligibles:
Trade Receivables over 90 days
Credits in 90 days >
Finance Charges
Government A/R
Consignment sales	—
Sale of warranty contracts or warranty services
A/R for Merchandise on Loan
Direct TV
Dish Network
Affinity (delivery service)
Spirit (delivery service)
UPS
FSA (delivery service)	—

Total Ineligibles	—

Subtotal Eligible A/R	—
Dilution	—

Eligible A/R	—

Net Recovery Percentage	90.0%

Subtotal A/R Availability	—

Total Borrowing Base	—

Reserves
Customer Retail Credits	—
Customer Deposits	—
Check Request Refunds	—
Gift Cards	—
Landlord Lien Reserve	—

Total Reserves	—

Net Availability before Letter of Credit Reserve	—

Maximum Credit Available Under the Facility	300,000,000

Actual Availability before Letter of Credit Reserve (Lesser of Net Availability or Maximum Credit Available)	—

Less: Letters of Credit

Net Availability after Letters of Credit Reserve	—

Less: Balance on Line of Credit (2/28/11)	—

Net Availability after Letters of Credit Reserve & Line of Credit Balance	$0

For purposes of inducing Wells Fargo Bank N.A. to grant loans to us, we hereby certify that the foregoing statement of inventory and accounts receivable are true and correct as of this report date, as acceptable collateral in accordance with the terms of the agreement date March 29, 2011 between Gregg Appliances, Inc. and Wells Fargo Bank N.A.

Kevin Kovacs, Director of Tax and Treasury

EXHIBIT E

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Form of Credit Card Notification

LETTER OF INSTRUCTION

[            ], 2011

[Name of Credit Card Processor]

Attn:

Re:	Security Agreement - Assignment of Credit Card Receivables

Dear Sir/Madam:

GREGG APPLIANCES, INC. (the “Company”) has recently entered into a credit facility with WELLS FARGO BANK, NATIONAL ASSOCIATION, as agent for certain lenders (the “Secured Party”). In accordance with the terms of that credit facility, the Company granted to Secured Party a security interest in substantially all of the Company’s now owned or hereafter acquired personal property, including, without limitation, all rights of the Company to receive payments in respect of credit or charge card sales (“Card Sales”) processed or otherwise paid by [Name of Credit Card Processor] (the “Processor”) to the Company pursuant to that certain [Title of Credit Card Processing Agreement] between the Processor and the Company in effect as of the date hereof (the “Agreement”).

Pursuant to the facility, the Company has assigned to Secured Party the right to receive payments with respect to all Card Sales and to otherwise directly collect all amounts due to the Company from the Processor. In furtherance thereof, the Company is obligated to arrange for the proceeds of Card Sales [to be routed by the Processor to a deposit account under the control of the Secured Party, as opposed to the account routing instructions that are presently in place] [to continue to be routed to a deposit account under the control of the Secured Party]. Accordingly, by this letter the Company and the Secured Party instruct the Processor to [immediately begin] [continue] routing all proceeds of Card Sales and any other amounts due to the Company from the Processor to the following deposit account (the “Account”):

[Name of Bank]

[Bank’s Address]

ABA #

For Credit to the Account of: [Name of Debtor]

Account No.

All payments under the Agreement should continue to be made to the Account and to no other account unless and until you receive written notification from Secured Party.

The Company acknowledges and agrees that, except as expressly set forth herein, all of the terms of the Agreement continue to be in full force and effect.

The Company and the Secured Party appreciate the Processor’s anticipated cooperation and assistance in effectuating this change. Should you have any questions concerning this matter, please do not hesitate to contact the Company or the Secured Party at the contact information below.

[Signature Pages Follow]

Very truly yours,

GREGG APPLIANCES, INC.

By:
Name:
Title:

Gregg Appliances, Inc.
4151 East 96th Street,
Indianapolis, IN 46240
Attention: Jeremy Aguilar, Chief Financial Officer
Telephone No.:
Telecopy No.:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Wells Fargo Bank, National Association
One Boston Place
Boston, Massachusetts 02109
Attention: Jason Searle
Telephone No.:	(617) 854-7292
Telecopy No.:

Schedule 1.25

Commitments

Wells Fargo Bank, National Association	$90,000,000.00

JPMorgan Chase Bank, N.A.	$55,000,000.00

KeyBank National Association	$30,000,000.00

SunTrust	$30,000,000.00

Regions Bank	$30,000,000.00

RBS Business Capital	$30,000,000.00

Barclays Bank PLC	$20,000,000.00

Credit Suisse AG, Cayman Islands Branch	$15,000,000.00

Total	$300,000,000.00

SCHEDULE 1.57

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Existing Letters of Credit

Beneficiary	Amount	Expiration Date*	Dated Issued
Ohio Bureau of Worker’s Compensation	$454,200	12/31/2011	December-2010
The Travelers Indemnity Company	$4,290,000	10/31/2011	October-2010
Arrowood Indemnity Company	$40,000	10/31/2011	October-2010
TOTAL	$4,784,200

*	Each Existing Letters of Credit has an evergreen provision

SCHEDULE 1.65

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Frigidaire Consignment Collateral

All inventory manufactured or distributed by Electrolux Home Products, Inc., wherever located, now existing and hereafter acquired, including but not limited to all Electrolux, Gibson, Kelvinators, Tappan, White Westinghouse and/or Frigidaire brand, refrigerators, freezers, air conditioners, dehumidifiers, clothes washers, clothes dryers, ranges, stoves, dishwashers, humidifiers and other kinds of household and commercial appliances, and replacement parts consigned to Borrower by Frigidaire.

SCHEDULE 1.106

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Permitted Holders

1.	Jerry W. Throgmartin, for so long as he is a shareholder in Parent, and a member of the senior management of Borrower or Parent;

2.	Gregg Throgmartin, for so long as he is a shareholder in Parent, and a member of the senior management of Borrower or Parent;

3.	Dennis L. May, for so long as he is a shareholder in Parent, and a member of the senior management of Borrower or Parent;

4.	Freeman Spogli & Co. LLC (and any successor entity thereof or other entity controlled by a majority of the principals of Freeman Spogli & Co. LLC (in their capacity as principals of Freeman Spogli & Co. LLC), including, without limitation, FS Equity Partners V, L.P., FS Affiliates V, L.P., but excluding any of Freeman Spogli & Co. LLC’s portfolio companies);

5.	A.S.F. Co-Investment Partners II, L.P. and any successor entity thereof or other entity controlled thereby;

unless with respect to the Persons listed in item 5 of this Schedule 1.105, on the relevant date of determination, such Persons Beneficially Own, directly or indirectly, an equal or greater aggregate percentage of voting power of the Voting Stock of the Borrower than the aggregate percentage Beneficially Owned, directly or indirectly, by the Persons described in item 4 of this Schedule 1.105.

For purposes of this Schedule 1.105, “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

SCHEDULE 8.16

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Credit Card Agreements

1.	Private Label Consumer Credit Card Program Agreement, dated August 26, 2004, as amended, between Borrower and GE Capital Consumer Card Co, as amended, restated, supplemented or otherwise modified from time to time.

2.	Bank Card Merchant Agreement, dated on or about September 19, 2006, between Borrower and Fifth Third Bank., as amended, restated, supplemented or otherwise modified from time to time.

3.	Merchant Service Agreement, dated December 5, 1991, between Borrower and Discover Financial Services, Inc., as amended, restated, supplemented or otherwise modified from time to time.

4.	American Express Card Acceptance Agreement between Borrower and American Express Travel Related Services Company, Inc., as amended, restated, supplemented or otherwise modified from time to time.

SCHEDULE 9.5

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Leased Locations

None.

SCHEDULE 9.12

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Affiliate Transactions

1.	Lease, dated April 1, 1988, by and between Borrower and W.G. Throgmartin for 3651 Commercial Drive, Indianapolis, Indiana. Landlord status transferred to WGT V, LLC.

2.	Lease, dated April 1, 1999, by and between Borrower and WGT Limited for 606 Gourley Pike, Bloomington, Indiana. Landlord status transferred to WGT V, LLC.

3.	Lease, dated November 1, 1993, between Borrower and WGT Limited Partnership for 4201 Parnell Avenue, Fort Wayne, Indiana. Landlord status transferred to WGT V, LLC.

4.	Lease, dated June 14, 2004, between Borrower and WGT V, LLC for 3230 Woodward Crossing Blvd., Buford, Georgia.

5.	Lease, dated June 11, 2004, between Borrower and WGT V, LLC for 160 Rothroek Road, Montrose, Ohio.

6.	Lease, dated June 1, 2000, between Borrower and W. Gerald Throgmartin for 4141, 4151 and 4161 East 96th Street, Indianapolis, Indiana.

7.	Lease, dated August 31, 2007, between Borrower and Don Throgmartin for 2021 East Markland, Kokomo, Indiana.

8.	Lease, dated March 6, 2009, between Borrower and WGT V, LLC for 3606 SW 34th Street, Gainesville, Florida.

9.	Lease, dated April 1, 2010, between Borrower and Throgmartin Leasing, LLC for Airplane, Cessna Citation Bravo, U.S. Registration No. N322GT